EXECUTION VERSION

Exhibit 10.62

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of January 27, 2015

among

MYLAN PHARMACEUTICALS INC.,

individually and as Servicer,

MYLAN SECURITIZATION LLC,

as Seller,

THE CONDUIT PURCHASERS FROM TIME TO TIME PARTY HERETO,

THE COMMITTED PURCHASERS FROM TIME TO TIME PARTY HERETO,

THE PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,

THE LOC ISSUERS FROM TIME TO TIME PARTY HERETO

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Agent

			Page

ARTICLE I	PURCHASES AND REINVESTMENTS		2
SECTION	1.1	Purchases; Limits on Purchasers’ and LOC Issuer’s Obligations	2
SECTION	1.2	Purchase Procedures; Funded Purchases and LOC Purchases; Assignment of Purchasers’ Interests	6
SECTION	1.3	Reinvestments of Certain Collections; Payment of Remaining Collections; Asset Interest	9
SECTION	1.4	Changes in Purchasers’ Total Commitment	13
SECTION	1.5	Issuance of Letters of Credit	14
SECTION	1.6	Letter of Credit Group Disbursements, Reimbursement	15
SECTION	1.7	Repayment of Letter of Credit Participation Advances	17
SECTION	1.8	Documentation	17
SECTION	1.9	Determination to Honor Drawing Request	18
SECTION	1.10	Nature of Participation and Reimbursement Obligations	18
SECTION	1.11	[Reserved]	19
SECTION	1.12	Liability for Acts and Omissions	19
SECTION	1.13	Termination or Reduction of Letters of Credit	21
SECTION	1.14	Tax Forms	21

ARTICLE II	COMPUTATIONAL RULES		22
SECTION	2.1	Selection of Rate Tranches	22
SECTION	2.2	Computation of each Purchaser’s Investment and each Purchaser’s Tranche Investment	23
SECTION	2.3	Computation of Concentration Limit and Unpaid Balance	23
SECTION	2.4	Computation of Yield	23
SECTION	2.5	Estimates of Yield Rate, Fees, Etc	23
SECTION	2.6	Defaulting Purchasers	24

ARTICLE III	SETTLEMENTS		26
SECTION	3.1	Settlement Procedures	27
SECTION	3.2	Deemed Collections; Reduction of Purchasers’ Total Investment, Etc	30
SECTION	3.3	Payments and Computations, Etc	32
SECTION	3.4	Treatment of Collections and Deemed Collections	33

ARTICLE IV	FEES AND YIELD PROTECTION		34
SECTION	4.1	Fees	34
SECTION	4.2	Yield Protection	34
SECTION	4.3	Funding Losses	36

ARTICLE V	CONDITIONS OF PURCHASES		37
SECTION	5.1	Closing Date; Conditions Precedent to Initial Purchase	37
SECTION	5.2	Conditions Precedent to All Purchases and Reinvestments	38

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(continued)

			Page

ARTICLE VI	REPRESENTATIONS AND WARRANTIES		39
SECTION	6.1	Representations and Warranties of Seller	39
SECTION	6.2	Representations and Warranties of MPI, Individually and as Servicer	44

ARTICLE VII	GENERAL COVENANTS OF SELLER AND Servicer		48
SECTION	7.1	Affirmative Covenants of Seller	48
SECTION	7.2	Reporting Requirements of Seller	50
SECTION	7.3	Negative Covenants of Seller	52
SECTION	7.4	Affirmative Covenants of Servicer	55
SECTION	7.5	Reporting Requirements of MPI, Individually and as Servicer	57
SECTION	7.6	Negative Covenants of MPI, Individually and as Servicer	61
SECTION	7.7	Full Recourse	63
SECTION	7.8	Corporate Separateness; Related Matters and Covenants	63

ARTICLE VIII	ADMINISTRATION AND COLLECTION		67
SECTION	8.1	Designation of Servicer	67
SECTION	8.2	Duties of Servicer	68
SECTION	8.3	Resignation of MPI as Servicer	69
SECTION	8.4	Rights of Agent	70
SECTION	8.5	Responsibilities of Servicer	71
SECTION	8.6	Further Action Evidencing Purchases and Reinvestments	71
SECTION	8.7	Application of Collections	71

ARTICLE IX	SECURITY INTEREST		71
SECTION	9.1	Grant of Security Interest	71
SECTION	9.2	Further Assurances	73

ARTICLE X	EVENTS OF DEFAULT		73
SECTION	10.1	Events of Default	73
SECTION	10.2	Remedies	76

ARTICLE XI	AGENT; CERTAIN RELATED MATTERS		80
SECTION	11.1	Authorization and Action of each Purchaser Agent	80
SECTION	11.2	Authorization and Action of Agent	80
SECTION	11.3	Delegation of Duties	80
SECTION	11.4	Agency Termination	81
SECTION	11.5	Successor Agent	81
SECTION	11.6	Indemnification	81
SECTION	11.7	Limited Liability of Purchasers, Purchaser Agents and Agent	81
SECTION	11.8	Reliance, Etc	82
SECTION	11.9	Purchasers and Affiliates	82

ii

(continued)

			Page

ARTICLE XII	INDEMNIFICATION		82
SECTION	12.1	Indemnities by Seller	83
SECTION	12.2	Indemnity by Servicer	86

ARTICLE XIII	MISCELLANEOUS		87
SECTION	13.1	Amendments, Etc	87
SECTION	13.2	Notices, Etc	88
SECTION	13.3	Successors and Assigns; Participations; Assignments	88
SECTION	13.4	No Waiver; Remedies	89
SECTION	13.5	Binding Effect; Survival	90
SECTION	13.6	Costs, Expenses and Taxes	90
SECTION	13.7	No Proceedings	91
SECTION	13.8	Confidentiality	92
SECTION	13.9	Captions and Cross References	94
SECTION	13.10	Integration	94
SECTION	13.11	Governing Law	94
SECTION	13.12	Waiver of Jury Trial	95
SECTION	13.13	Consent to Jurisdiction; Waiver of Immunities	95
SECTION	13.14	Execution in Counterparts	95
SECTION	13.15	No Recourse Against Other Parties	96
SECTION	13.16	Pledge to a Federal Reserve Bank	96
SECTION	13.17	Severability	96
SECTION	13.18	[Reserved]	96
SECTION	13.19	Amendment and Restatement	96

APPENDIX A	Definitions

ANNEX A	Form of Purchase Notice
ANNEX B	Form of Letter of Credit Application

SCHEDULE 6.1(f)	Disclosed Matters
SCHEDULE 6.1(l)	UCC Details
SCHEDULE 6.1(m)	Lock-Box Information
SCHEDULE 6.2(m)	Credit and Collection Policy
SCHEDULE 13.2	Addresses for Notices

EXHIBIT 3.1(a)	Form of Information Package
EXHIBIT 7.5(a)(iii)	Compliance Certificate
EXHIBIT 7.5(k)	Contractual Dilution Estimate Information
EXHIBIT 10.1	Form of Side Letter
EXHIBIT 10.1-A	Form of Extension Request

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AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of January 27, 2015 (this “Agreement”), among Mylan Pharmaceuticals Inc., a West Virginia corporation (“MPI”), individually and as initial Servicer, Mylan Securitization LLC, a Delaware limited liability company, as seller (“Seller”), Victory Receivables Corporation, a Delaware corporation (“Victory”), as a conduit purchaser and the other conduit purchasers from time to time party hereto (each individually, a “Conduit Purchaser” and collectively with Victory, “Conduit Purchasers”), PNC Bank, National Association, a national banking association (“PNC”), as a committed purchaser, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, a Japanese banking corporation acting through its New York Branch (“BTMUNY”), as a committed purchaser and the other committed purchasers from time to time party hereto (each individually, a “Committed Purchaser” and collectively with PNC and BTMUNY, “Committed Purchasers” and collectively with the Conduit Purchasers, “Purchasers”), PNC, as a purchaser agent (it being understood on the date hereof the PNC Group does not have a Conduit Purchaser), BTMUNY, as a purchaser agent and the other purchaser agents from time to time party hereto (each individually, a “Purchaser Agent” and collectively with PNC and BTMUNY, “Purchaser Agents”), BTMUNY, as agent on behalf of the Secured Parties (“Agent”), the several financial institutions identified on the signature pages hereto as “LOC Issuers” for their respective applicable LOC Groups, and each of the other members of each Group party hereto.
B A C K G R O U N D:
1.    Originator has, and expects to have, Receivables which Originator intends to sell or contribute to Seller pursuant to the Sale Agreement.
2.    Seller is a special purpose, bankruptcy remote, limited liability company and wholly-owned subsidiary of MPI.
3.    Seller, in turn, intends to sell to Agent, on behalf of Purchasers and the related LOC Issuer, as applicable, the Receivables and certain other related assets which Seller is acquiring from Originator.
4.    Seller has requested that Agent on behalf of Purchasers and each LOC Issuer, as applicable, and Agent on behalf of Purchasers and each LOC Issuer, as applicable, has agreed, subject to the terms and conditions contained in this Agreement, to purchase such Receivables, the Related Assets and the proceeds of the foregoing, referred to herein as the Asset Interest, from Seller from time to time during the term of this Agreement.
5.    The Purchasers will pay the purchase price for the Receivables and other related assets in cash or by having the related LOC Issuer issue Letters of Credit on behalf of such Purchasers in accordance with the terms and conditions herein, in which case, the Committed Purchasers shall participate in such Letters of Credit issued by the related LOC Issuer as described herein.
6.    Seller, Purchasers, LOC Issuer and Agent also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interest be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interest.

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7.    Seller, Purchasers, LOC Issuer and Agent also desire that, pursuant to the terms hereof, MPI be appointed, and act, as the initial Servicer of the Receivables.
8.    Seller, Purchasers, LOC Issuer and Agent also desire that the Performance Guarantor guarantee the obligations of Originator and Servicer under the Transaction Documents in accordance with the terms of the Performance Guaranty.
9.    BTMUNY has been requested, and is willing, to act as Agent.
10.    The parties hereto desire to amend and restate that certain Receivables Purchase Agreement, dated as of February 21, 2012, among each of the parties to this Agreement and certain other parties (as amended, supplemented or otherwise modified prior to the date hereof, the “Prior Agreement”) on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) Appendix A, and the other interpretive provisions set out in Appendix A shall be applied in the interpretation of this Agreement.
ARTICLE I
PURCHASES AND REINVESTMENTS
SECTION 1.1    Purchases; Limits on Purchasers’ and LOC Issuer’s Obligations.
(a)    Purchases. Upon the terms and subject to the conditions of this Agreement, from time to time prior to the Purchase Termination Date, Seller may either request a Funded Purchase, an LOC Purchase or a combination thereof in accordance with this Section 1.1.
(b)    Funded Purchases.
(i)    If Seller desires a purchase to be funded all or in part by the Purchasers in cash, upon the terms and subject to the conditions of this Agreement, from time to time prior to the Purchase Termination Date, Seller may request that Agent, on behalf of Conduit Purchasers or, if any Conduit Purchaser is unable or unwilling to make such purchase or if no such Conduit Purchaser exists with respect to a Group, the related Committed Purchaser in such Group, purchase from Seller the Asset Interest and Agent, for any Group that has a Conduit Purchaser, on behalf of Conduit Purchasers or, if any Conduit Purchaser is unable or unwilling to make such purchase or, in the case of any Group that does not have a Conduit Purchaser, the related Committed Purchaser in such Conduit Purchaser’s Group, shall make a purchase (each such payment being a “Funded Purchase”) in an amount equal in each instance to the lesser of: (i) the amount requested by Seller to be funded as a Funded Purchase under Section 1.2(a), and (ii) the largest amount that will not cause any of (after giving effect to

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such Funded Purchase and any other Funded Purchase on such day) (a) in the case of each Conduit Purchaser, such Conduit Purchaser’s Total Investment, plus the Investment of each other Purchaser in such Group to exceed such Group’s Group Limit or, in the case of each Committed Purchaser, such Committed Purchaser’s Total Investment to exceed such Committed Purchaser’s Commitment, (b) the aggregate Purchasers’ Total Investment to exceed the Purchasers’ Total Commitment, or (c) the sum of the aggregate Purchasers’ Total Investment and the Required Reserves to exceed the Net Pool Balance at such time (such amount being the “Funded Purchase Price”). Each Committed Purchaser hereby agrees, on the terms and subject to the conditions hereof, to make Funded Purchases deemed to be so requested by Seller above if its related Conduit Purchaser, if applicable, in such Committed Purchaser’s Group is unable or unwilling to make such Funded Purchase, so long as its Investment after giving effect to such Funded Purchase (and any other Funded Purchase to be made on such date) would not exceed its Commitment or cause the Purchasers’ Total Investment to exceed the Purchasers’ Total Commitment. At no time shall a Conduit Purchaser that is not a Committed Purchaser have any obligation or commitment to make any Funded Purchase. Notwithstanding anything contained herein, at no time shall a Committed Purchaser have an obligation to make any Funded Purchase on or after its related Commitment Termination Date.
(ii)    Seller may, subject to the requirements and conditions herein, use the proceeds of any Funded Purchase hereunder to satisfy its Reimbursement Obligation ratably to the applicable affected LOC Issuer or LOC Issuers (ratably, based on the Stated Amount of the Letters of Credit issued by each such LOC Issuer) and the related Committed Purchasers (ratably, based on the outstanding amounts funded by each such Committed Purchaser to the related LOC Issuer in connection with the applicable LOC Purchase) pursuant to Section 1.6.
(iii)    In addition, in the event Seller fails to reimburse any applicable LOC Issuer and each related Committed Purchaser, as applicable, for the full amount of any drawing under any related Letter of Credit on the applicable Drawing Date (out of its own funds available therefor at such time), in accordance with Section 1.6 and the terms and conditions of the related Letter of Credit, then Seller shall automatically (and without the requirement of any further action on the part of any Person hereunder) be deemed to have requested a Funded Purchase from the Group or Groups related to such Letter of Credit in accordance with, and subject to the conditions of, clause (i) above on such date in an amount equal to the total amount of such Reimbursement Obligation at such time. Subject to the limitations on funding set forth herein and therein, in the case of any Group that has a Conduit Purchaser, the Conduit Purchasers in each applicable Group at their sole and exclusive discretion, or, in the case of any Group that does not have a Conduit Purchaser at such time, the related Committed Purchaser shall make such Funded Purchase in accordance with such deemed purchase request and deliver the proceeds thereof directly to the applicable Purchaser Agent to be distributed (ratably) to the affected LOC Issuer and related Committed Purchaser, as applicable, in satisfaction of Seller’s Reimbursement Obligation pursuant to

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Section 1.6 in each case only to the extent of the amounts permitted to be funded by such Conduit Purchaser at such time, as if such Funded Purchase was requested in accordance with clause (i) above. If any such Conduit Purchaser is unwilling or unable for any reason to make such Funded Purchase, the related Committed Purchaser in the applicable Group shall make such Funded Purchase in accordance with such deemed purchase request in accordance with, and subject to the conditions of, clause (i) above and deliver the proceeds thereof directly to the applicable Purchaser Agent to be distributed (ratably) to the affected LOC Issuer and related Committed Purchasers, as applicable, in satisfaction of Seller’s Reimbursement Obligation pursuant to Section 1.6, in each case only to the extent of the amounts permitted to be funded by such Committed Purchasers at such time, as if such Funded Purchase was requested in accordance with clause (i) above (including that such Funded Purchase will not cause the applicable Committed Purchaser’s Investment to exceed its Commitment). In the event that any such Funded Purchase is not made under this clause (iii) because the conditions precedent thereto set forth herein (including in Sections 1.1(b) and 5.2) have not been satisfied with respect thereto, the applicable Purchaser Agent shall give notice thereof to Servicer.
(iv)    Any Funded Purchase plus any LOC Purchase made pursuant to this Section 1.1 on any day shall be in an amount at least equal to $40,000,000 for any Funded Purchase or LOC Purchase made when the Purchasers’ Total Investment is zero before giving effect to such Funded Purchase or LOC Purchase and at least $5,000,000 for any Funded Purchase thereafter (unless such Funded Purchase is deemed to be made under clause (iii) above), and, in each case (including with respect to any LOC Purchase), in integral multiples of $100,000 in excess thereof.
(c)    Letter of Credit Purchases. If Seller desires a purchase to be funded all or in part by a LOC Issuer by its issuance of standby letters of credit in such form as may be agreed to in writing by the applicable LOC Issuer and Seller from time to time (the “Letters of Credit”), in which each of the Committed Purchasers in the applicable LOC Group will ratably participate in accordance with the terms of this Agreement (including Section 1.6 and Section 2.6, as applicable) upon the terms and subject to the conditions of this Agreement, from time to time prior to the earlier of (i) such LOC Issuer’s related Commitment Termination Date and (ii) the Purchase Termination Date, Seller may request the LOC Issuer to issue such Letters of Credit or to extend or renew a previously issued Letter of Credit on its behalf (each such purchase being a “LOC Purchase”), with an aggregate Stated Amount of all such Letters of Credit equal in each instance to the lesser of: (i) the amount requested by Seller under Sections 1.2(b)(i) to be made as a LOC Purchase by such LOC Issuer and (ii) the largest amount that will not cause any of (after giving effect to such LOC Purchase and any Funded Purchase on such day) (A) in the case of each Conduit Purchaser, such Conduit Purchaser’s Total Investment, plus the Investment of each other Purchaser in such Group to exceed such Group’s Group Limit, or, in the case of each Committed Purchaser, such Committed Purchaser’s Total Investment to exceed such Committed Purchaser’s Commitment, (B) the then outstanding Stated Amount of all Letters of Credit issued in connection with LOC Purchases to

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exceed $80,000,000, (C) the applicable LOC Issuance Limit for any LOC Issuer to be exceeded after giving effect to such issuance or (D) the sum of the aggregate Purchasers’ Total Investment and the Required Reserves to exceed the Net Pool Balance at such time, and in each case such that, after giving effect to such LOC Purchase (and the corresponding issuance of Letter(s) of Credit) and any other expiration, reduction, cancellation or reallocation of any other outstanding Letter of Credit on or before such date (including as a result of a deemed purchase under Section 1.6(a)(ii)(A)), (1) the proportion of the Investment of each Committed Purchaser to the Purchasers’ Total Investment is in the same proportion as the Commitment of such Committed Purchaser to the Purchasers’ Total Commitment, (2) each LOC Issuer only has LOC Participation Obligations from the Committed Purchasers in its LOC Group, (3) each Committed Purchaser only has LOC Participation Obligations to the LOC Issuer(s) in its LOC Group in proportion to its applicable Ratable Share and LOC Group Ratable Share, as applicable, and (4) solely if there is more than one LOC Issuer, in connection with such LOC Purchase, each Letter of Credit issued or otherwise extended or renewed in connection with such LOC Purchase has the same expiry date, so that each Committed Purchaser shall have the same tenor of its aggregate LOC Exposure as each other Committed Purchaser has as of such date.
In the event there is more than one LOC Issuer or Fronting LOC Issuer in connection with any LOC Purchase, Seller shall also designate how the portion of such LOC Purchase allocable to the Fronting LOC Issuers in accordance with the terms of this Agreement, if any, shall be allocated amongst such Fronting LOC Issuers, and the parties acknowledge and agree that Seller shall allocate such portion of the LOC Purchase to any or all of the Fronting LOC Issuers and may request such Letters of Credit to be issued to any beneficiaries and on any of the applicable forms described in the preceding paragraph, it being understood that in connection with any LOC Purchase each applicable LOC Issuer may be issuing Letters of Credit on different forms and to different beneficiaries. Unless otherwise indicated in any other Group’s assumption joinder or transfer document, such new Group’s Letter of Credit will be in the form of Annex B. Each LOC Issuer agrees, on the terms and subject to the conditions hereof (including Section 2.6(c) and the prior paragraph) and of the applicable Letter of Credit Applications, to issue such Letters of Credit requested by Seller hereunder only to the extent that after giving effect thereto (i) the aggregate Investment of all the Committed Purchasers in its LOC Group (after giving effect thereto, all of their other Purchases outstanding or to be funded on such date and any other LOC Purchases evidence by Letters of Credit issued by any LOC Issuer in such LOC Group on such dates) would not exceed its Commitment and (ii) the issuance of such Letter of Credit shall not cause it to exceed its LOC Issuance Limit. Each Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to participate in each LOC Purchase requested by Seller hereunder to the extent of its related Group’s Ratable Share of each Purchase requested and the Commitment of such Group and so long as its Investment after giving effect to such participation in such LOC Purchase (and any other Purchase to be made on such date) would not exceed its Commitment. Such participations in each such LOC Purchase by each Committed Purchaser shall constitute an agreement by such Committed Purchaser to make a Funded Purchase under, and subject to the conditions of, Section 1.1(b)(iii) in the event that related Letter of Credit is subsequently drawn and the

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Seller otherwise fails to fulfill its Reimbursement Obligation at such time with respect to such draw in accordance with the terms of this Agreement. All such unfunded participations in LOC Purchases shall be included in the calculation of the Investment of such Committed Purchaser and shall earn the applicable fees set forth in the Fee Letter, but shall not accrue Yield. In the event that any Letter of Credit expires, is cancelled or is surrendered to the applicable LOC Issuer in accordance with its terms without being drawn (in whole or in part) or if the Stated Amount of any such Letter of Credit is irrevocably reduced, then, in such event, the foregoing Commitment to make such Funded Purchase shall expire or be proportionately reduced, as applicable, with respect to such Letter of Credit and the related Committed Purchasers, and the related Investment of such Committed Purchaser shall automatically be ratably reduced (in accordance with their participation therein hereunder) to the extent of the amount, or portion of the Stated Amount, of such Letter of Credit which has expired or been so surrendered, cancelled or reduced, as applicable, and, if applicable, deemed Purchases shall occur in accordance with Section 1.6(a)(ii)(A). The aggregate Stated Amount of all such Letters of Credit purchased under each LOC Purchase made pursuant to this Section 1.1(c) shall be subject to Section 1.1(b)(iv), and, with respect to each applicable LOC Issuer, in an amount not less than $1,000,000 and in integral multiples of $100,000 in excess thereof.
SECTION 1.2    Purchase Procedures; Funded Purchases and LOC Purchases; Assignment of Purchasers’ Interests.
(a)    Funded Purchases.
(i)    Notice of Funded Purchase. Each Funded Purchase shall be made on irrevocable prior written notice from Seller to Agent and each Purchaser Agent to make such Funded Purchase received by Agent and each Purchaser Agent not later than 11:00 a.m. (New York City time) on the second (2nd) Business Day preceding the date of such proposed Funded Purchase. Each such notice of a proposed Funded Purchase shall specify (A) the desired amount and date of such proposed Purchase, (B) a pro forma calculation of the Asset Interest (based on the information from the most recent Information Package) after giving effect to such Funded Purchase and any other Purchase proposed to be made on such day, (C) a revised Information Package (based on the information from the most recent Information Package) reflecting all information after giving effect to such Purchase and any other Purchase made on such date and (D) each Group’s pro-rata portion of such requested amount; provided, however, that, the Seller shall not request, and the Purchasers shall not be required to fund, more than one Funded Purchase per week. If a Conduit Purchaser is willing and able, in its sole discretion, to make a Purchase requested of it pursuant to this Section 1.2(a) subject to the terms and conditions hereof, such Conduit Purchaser shall make such Purchase by transferring such amount in accordance with clause (ii) below on the requested purchase date. If any Conduit Purchaser is unwilling or unable for any reason to make such Purchase, subject to the terms and conditions hereof, the related Committed Purchaser in such Conduit Purchaser’s Group, subject to the terms and conditions hereof, shall make such Purchase by transferring such amount in accordance with clause (ii) below.

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(ii)    Payment of Funded Purchase Price. On the date of each Funded Purchase, each Conduit Purchaser or each Committed Purchaser, as applicable, shall, upon satisfaction of the applicable conditions set forth herein (including in Article V), make available to Seller, the Funded Purchase Price of its Funded Purchase in immediately available funds, at the account as designated from time to time by Seller in a written notice to Agent and each Purchaser Agent.
(b)    LOC Purchases. Each LOC Purchase, the issuance of the related Letters of Credit and the participation of the Committed Purchasers therein, as applicable, in accordance with the terms of this Agreement (other than in accordance with Section 1.6(a)(ii)(A)), shall be made on irrevocable prior written notice to make such LOC Purchase and issue the related Letters of Credit delivered from Seller received by each LOC Issuer, Agent and each Purchaser Agent not later than 11:00 a.m. (New York City time) at least two (2) Business Days preceding the date of such proposed LOC Purchase, including for the reallocation of the LOC Purchases described in Section 2.6(b)), each such notice of a LOC Purchase shall be in substantially the form of the Letter of Credit Application for the applicable LOC Issuer including any related documents or agreements referred to therein (the “Letter of Credit Application”) attached hereto as Annex B duly completed to the satisfaction of Agent, the applicable Purchaser Agent and the applicable LOC Issuer and shall include, (A) the desired amount and date of such proposed LOC Purchase, (B) a pro forma calculation of the Asset Interest after giving effect to such LOC Purchase and any other Purchase proposed to be made on such day, (C) a revised Information Package reflecting all information after giving effect to such LOC Purchase and any other Purchase to be made on such date and (D) each Group’s pro-rata portion of such requested amount and, shall also include such other certificates, documents and other papers and information as Agent, such Purchaser Agent or such LOC Issuer may reasonably request. The Seller shall only request, on any Purchase Date, and the applicable LOC Issuer shall only issue, extend or renew Letters of Credit on such Purchase Date with the same expiry date, so that each Committed Purchaser shall have the same tenor of its aggregate LOC Exposure as each other Committed Purchaser has as of each Purchase Date. Such notice shall also include how much of the applicable amounts of such LOC Purchases as requested be made, and corresponding LOC’s be issued, by each Fronting LOC Issuer. Unless indicated otherwise in any other Group’s joinder or transfer document, such new Group’s Letter of Credit Application will, if such Group has its own LOC Issuer, be in the form of Annex B. Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with Agent, the applicable Purchaser Agent and the applicable LOC Issuer upon any amendment, extension or renewal of any Letter of Credit. Each Letter of Credit issued in connection with an LOC Purchase or otherwise shall comply with the provisions of Section 1.5 and the related Letter of Credit Application.
(c)    Assignment of Asset Interest. Seller hereby sells, assigns and transfers to Agent, for the benefit of Purchasers (ratably, according to each Purchaser’s Investment) effective on and as of the date of each Purchase and Reinvestment by any Purchaser hereunder, all of its right, title and interest in, to and under all Pool Receivables purchased by such Purchaser hereunder and Related Assets relating to such Pool

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Receivables (other than the Seller’s title in and to the lock-box accounts related to such Pool Receivables, which shall remain with Seller subject to effective account control agreement in favor of Agent), whether now owned or existing, or thereafter arising, acquired or originated, or in which the Seller now or hereafter has any rights, and wherever so located (the assets so assigned to include not only the Pool Receivables and Related Assets existing as of the date of such Purchase but also all future Pool Receivables and the Related Assets acquired by Seller from time to time as provided in Section 1.3).
On any date, the Asset Interest will represent the Purchasers’ percentage ownership interest in all then outstanding Pool Receivables and all Related Assets with respect thereto (including all Collections and other proceeds), as at such date, which percentage ownership interest shall, on any date, be equal to the following fraction (expressed as a percentage):
PTI + RR
NPB
where:

PTI	=	Purchasers’ Total Investment;
RR	=	the Required Reserves; and
NPB	=	the Net Pool Balance;

in each case as of that date; provided that the Asset Interest will remain constant at 100% of the Net Pool Balance at all times on and after the Purchase Termination Date until the Final Payout Date. Agent’s right, title and interest in and to such percentage ownership interest in all such Pool Receivables and all such Related Assets (including all Collections and other proceeds with respect to the foregoing), for the benefit of the Purchasers, is herein called the “Asset Interest”.
(d)    Characterization as a Purchase and Sale; Recharacterization. It is the intention of the parties to this Agreement that the conveyance of Seller’s right, title and interest in, to and under the Asset Interest to Agent for the benefit of Purchasers pursuant to this Agreement shall constitute a purchase and sale and not a pledge, and such purchase and sale of the Asset Interest to Agent for the benefit of Purchasers and their assigns hereunder shall be treated as a sale for all purposes, other than federal and state income tax purposes. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties. If, notwithstanding the foregoing, the conveyance of the Asset Interest to Agent for the benefit of Purchasers is characterized by any Governmental Authority, bankruptcy trustee or any other Person as a pledge, the parties intend that Seller shall be deemed hereunder to have granted, and Seller does hereby grant, to Agent for the benefit of Purchasers a first priority perfected security interest to secure Seller’s obligations hereunder in all of Seller’s now or hereafter existing right, title and interest in, to and under the Asset Interest in the Pool Receivables and the Related Assets, whether now owned or existing,

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thereafter arising, acquired or originated, or in which the Seller now or hereafter has any rights, and wherever so located, and this Agreement shall constitute a security agreement under applicable Law. Each of the parties hereto hereby acknowledges and intends that no Purchase hereunder shall constitute, or be deemed to constitute, a Security. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties hereto.
(e)    Purchasers’ Limitation on Payments. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, none of the Purchasers, Purchaser Agents or Agent shall, and none of them shall be obligated (whether on behalf of a Purchaser or otherwise) to, pay any amount to Seller as a Reinvestment under Section 1.3, except to the extent that Collections are available for distribution to Seller for such purpose in accordance with this Agreement. In addition, notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the obligations of any Purchaser that is a commercial paper conduit or similar vehicle under this Agreement and all other Transaction Documents shall be payable by such Purchaser or successor or assign solely to the extent of funds received from Seller in accordance with the terms of this Agreement or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay such Person’s matured and maturing Commercial Paper Notes or other senior indebtedness when due. Any amount which Agent, a Purchaser Agent or a Purchaser is not obligated to pay pursuant to the operation of the two preceding sentences shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against, or corporate obligation of, any Purchaser, any Purchaser Agent or Agent, as applicable, for any such insufficiency unless and until such amount becomes available for distribution to Seller pursuant to the terms hereof.
(f)    Obligations Not Assumed. The foregoing sale, assignment and transfer does not constitute, and is not intended to result in, the creation or an assumption by Agent, any Purchaser Agent or any Purchaser of any obligation or liability of Seller, Originator, Servicer, or any other Person under or in connection with all, or any portion of, the Asset Interest (including the Receivables and Related Assets), all of which shall remain the obligations and liabilities of Seller, Originator and Servicer, as applicable.
SECTION 1.3    Reinvestments of Certain Collections; Payment of Remaining Collections; Asset Interest.
(a)    On the close of business on each Business Day during the period from the Closing Date to the Purchase Termination Date, Servicer shall, on behalf of Agent (for the benefit of the Purchasers or other Secured Parties, as applicable), out of all Collections received since the last Business Day and on such Business Day from Pool Receivables:
(i)    determine the amount of all Collections;
(ii)    out of such Collections, be deemed to have set aside and held in trust for Agent, Purchasers, the LOC Issuer and any other Secured Party, as

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applicable, an amount (based on information provided by Agent or any Purchaser Agent pursuant to Section 2.5) equal to the sum of: (a) the estimated amount of Yield accrued in respect of each Rate Tranche, (b) all other amounts due to Agent, Purchasers, LOC Issuer or any other Secured Party hereunder (including amounts described in Sections 3.2(a) and 13.6) and (c) the Servicing Fee (in each case, accrued through such day and not so previously set aside or anticipated to accrue through the end of the current Settlement Period); provided, that in the case of any Exiting Purchaser, the remainder of such Collections (equal to the excess, if any, of all Collections received on such day from Pool Receivables, over the sum of the amounts in clauses (a), (b) and (c) above on such day) shall not be reinvested (as described below) after the then-current Commitment Termination Date for such Exiting Purchaser and shall instead be held in trust for the benefit of such Exiting Purchaser (or, if there is more than one Exiting Purchaser on such day, pro rata for the benefit of each such Exiting Purchaser based on such Exiting Purchaser’s ratable share) and applied in accordance with clause (iii) below; provided, that, unless Agent or any Purchaser Agent shall request it to do so in writing during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement, and so long as Servicer is able, on each Business Day and on an equitable and consistent basis, to identify which funds are Collections on Pool Receivables, Servicer shall not be required to hold Collections that have been set aside in a separate deposit account containing only such Collections, and may commingle such Collections with its own funds; it being understood that Agent, on behalf of Purchasers, or any Purchaser Agent, shall have a claim against Servicer to make payments pursuant to Sections 1.3(c) or 3.1(c) (which claims shall be full recourse to Servicer) in an amount equal to the amount of such Collections that have not been set aside and that have been so commingled; and
(iii)    subject to Section 3.1(c)(iv), apply such Collections as are not required to be set aside and held in trust pursuant to clause (ii) above, to pay Seller for additional Pool Receivables and Related Assets with respect to such Pool Receivables (each such purchase being a “Reinvestment”); provided, that, (A) if the Asset Interest expressed as a percentage of Net Pool Balance, would exceed 100% at such time, the aggregate Investment of any Purchaser would exceed such Purchaser’s Commitment or the then aggregate Purchasers’ Total Investment would exceed the Purchasers’ Total Commitment after giving effect to such Reinvestment, then Servicer shall not reinvest, but shall first set aside and hold in trust for the benefit of Purchasers in accordance with Section 3.4, a portion of such Collections which, together with other Collections previously set aside and then so held, shall equal the amount necessary to reduce, as applicable, (i) the Purchasers’ Total Investment (ratably to the Purchasers based on each such Purchaser’s Investment) to an amount equal to or less than the Purchasers’ Total Commitment and (ii) the sum of Purchasers’ Total Investment and the Required Reserves at such time to an amount equal to or less than the Net Pool Balance at such time (any remaining Collections after giving effect to this proviso shall then be applied as described above in this Section 1.3(a)(iii)); (B) in the case of any Exiting Purchaser, after its then-current Commitment Termination Date, the

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Servicer shall not reinvest, but shall set aside and hold in trust for the benefit of the applicable Purchaser Agents, Purchasers, LOC Issuer or any other Secured Party, as applicable in accordance with Section 3.4, a portion of such Collections which, together with other Collections previously set aside and then so held, shall equal the amount necessary to reduce such Exiting Purchaser’s Investment to zero (based on its ratable share of the Purchasers’ Total Investment (it being understood and agreed that notwithstanding anything to the contrary set forth herein, solely for the purpose of determining such Exiting Purchaser’s ratable share of such Collections, such Exiting Purchaser’s Investment shall be deemed to remain constant from such then current Commitment Termination Date for such Exiting Purchaser until the date such Exiting Purchaser’s Investment has been repaid in full)) and (C) if the conditions precedent to Reinvestment in clause (a), (b) or (d) of Section 5.2 are not satisfied or no Reinvestments are to be made in accordance with Section 3.2(c), then Servicer shall not apply any of such remaining Collections to a Reinvestment.
(b)    Unreinvested Collections. Subject to Section 1.3(a)(iii) and Section 3.1(c)(iv), Servicer shall set aside and hold in trust for the benefit of Agent, Purchasers (including any Exiting Purchasers), the LOC Issuer and any other Secured Party, as applicable, all Collections which, pursuant to clause (iii) of Section 1.3(a), may not be reinvested in the Pool Receivables and Related Assets; provided, that, unless Agent or any Purchaser Agent shall request it to do so in writing during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement, and so long as Servicer is able, on each Business Day and on an equitable and consistent basis, to identify which funds are Collections on Pool Receivables, Servicer shall not be required to hold Collections that have been set aside in a separate deposit account containing only such Collections, and may commingle such Collections with its own funds; it being understood that Agent, on behalf of each Purchaser and the other Secured Parties, shall have a claim against Servicer to make payments pursuant to Section 1.3(c) or Section 3.1(c) (which claim shall be full recourse to Servicer) in an amount equal to the amount of such Collections that have not been set aside and that have been so commingled. If, prior to the date when such Collections are required to be paid to the Purchasers and, if applicable, the other Secured Parties, pursuant to Section 1.3(c), the amount of Collections so set aside exceeds the amount, if any, necessary to reduce, as applicable, (i) the Purchasers’ Total Investment to an amount equal to or less than the Purchasers’ Total Commitment, (ii) the sum of the Purchasers’ Total Investment and the Required Reserves at such time to an amount equal to or less than the Net Pool Balance at such time, and (iii) any Exiting Purchaser’s Investment to zero, in each case subject to and as provided in Section 1.3(a)(iii) and the conditions precedent to Reinvestment set forth in clauses (a), (b) and (d) of Section 5.2 are satisfied and Reinvestments are permitted in accordance with Section 3.2(c), then Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment.
(c)    Payment of Amounts Set Aside.

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(i)    Servicer shall pay all amounts set aside and held in trust pursuant to clause (ii) of Section 1.3(a) in respect of Yield on a Rate Tranche not funded by the issuance of Commercial Paper Notes (including under a Liquidity Agreement or an Enhancement Agreement) to the applicable Purchaser Agent on the last day of the then current Yield Period for such Rate Tranche based on information provided by each applicable Purchaser Agent pursuant to Section 2.5.
(ii)    Servicer shall pay all amounts of Collections set aside and held in trust pursuant to clause (ii) of Section 1.3(a) above and not applied pursuant to clause (i) of this Section 1.3(c) to the applicable Purchaser Agent on the Settlement Date for each Settlement Period, as provided in Section 3.1, or during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement, on such earlier date or dates as Agent or any applicable Purchaser Agent shall require on at least one (1) Business Day’s prior written notice to Servicer.
(iii)    Servicer shall pay all amounts set aside and held in trust pursuant to Section 1.3(b) above to the applicable Purchaser Agent for the account of the applicable Purchasers, the applicable LOC Issuer or as otherwise required hereunder (A) on the last day of the then current Yield Period for any Rate Tranche not funded by the issuance of Commercial Paper Notes in an amount not exceeding each Committed Purchaser’s Tranche Investment of such Rate Tranche (based on information provided by each applicable Purchaser Agent pursuant to Section 2.5), and (B) on the Settlement Date for each Settlement Period, as provided in Section 3.1, in an amount not exceeding each Conduit Purchaser’s Tranche Investment of the Rate Tranche funded by Commercial Paper Notes (based on information provided by each applicable Purchaser Agent pursuant to Section 2.5), or, in the case of clause (A) or clause (B) above, during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement, on such earlier date or dates as Agent shall require on at least one (1) Business Day’s prior written notice to Servicer; provided, that during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement, payments under this clause (iii) shall be made, in the following order:  first, as applicable, to the LOC Issuers to cash collateralize the Stated Amount of all outstanding Letters of Credit ratably among each applicable LOC Issuer in each LOC Group by depositing the applicable amounts to the applicable Cash Collateral Accounts, and then at the direction of the applicable Purchaser Agent.
(iv)    Servicer shall pay the amount of Collections set aside pursuant to Section 1.3(a)(ii) above with respect to any Defaulting Purchaser on each Settlement Date (or during the Liquidation Period or during the existence of any Event of Default that has not been waived in accordance with the terms of this Agreement, on such earlier date or dates as Agent or any applicable Purchaser Agent shall require on at least one (1) Business Day’s written notice to Servicer) as follows: with respect to any amounts allocable to a Defaulting Purchaser for

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which Section 2.6(b)(ii)(A) is in effect, to the Purchaser Agent for each LOC Issuer to which such Defaulting Purchaser has existing LOC Participation Obligations, pro rata, to the repayment of any amounts owing by such Defaulting Purchaser to the related LOC Issuer of any LOC Group of which such Defaulting Purchaser is (or was) a member (e.g., the fronted amounts) and the amount needed, to be deposited in each applicable Cash Collateral Account until the amount on deposit in each such account is equal to the amount of the related LOC Participation Obligations of such Defaulting Purchaser; provided that, once all Defaulted Amounts with respect to any Defaulting Purchaser have been cash-collateralized as described herein or otherwise paid in full as described in Section 2.6 and no Event of Default that has not been waived in accordance with the terms of this Agreement has occurred and is continuing and the Seller agrees that such Defaulting Purchaser’s Commitment is terminated, such Defaulting Purchaser will be treated as an Exiting Purchaser hereunder.
(v)    Servicer shall pay the amount of Collections set aside pursuant to Section 1.3(a)(ii) above with respect to any Exiting Purchaser on each Settlement Date (or during the Liquidation Period or during the existence of any Event of Default that has not been waived in accordance with the terms of this Agreement, on such earlier date or dates as Agent or any applicable Purchaser Agent shall require on at least one (1) Business Day’s written notice to Servicer) to the applicable Purchaser Agent, to be applied to reduce the Investment of such Exiting Purchaser in the following order of priority: first, the amount needed to be deposited in the related Cash Collateral Account for each applicable LOC Issuer to which such Exiting Purchaser has existing LOC Participation Obligations, pro rata among such LOC Issuers, until the amount on deposit in each such account equals the amount of the related LOC Participation Obligations and second, the amount needed to reduce any other Investment of such Exiting Purchaser in the manner selected by such Purchaser Agent, including the amount of any outstanding Funded Purchases, to zero.
(d)    Reduction of Purchasers’ Total Investment. The aggregate Purchasers’ Total Investment shall not be reduced by the amount of Collections set aside pursuant to this Section unless and until such Collections are actually received by the applicable Purchaser Agent for application hereunder to reduce Purchasers’ Total Investment (ratably according to the Commitment of each Committed Purchaser in the related Group) in accordance with the terms hereof.
SECTION 1.4    Changes in Purchasers’ Total Commitment.
(a)    Seller may (subject to the terms and conditions hereof), not more than once each calendar quarter, reduce the Purchasers’ Total Commitment in whole, or ratably among the Groups in part, in a minimum amount of $20,000,000 (or a larger integral multiple of $1,000,000), upon at least ten (10) Business Days’ written notice to Agent and each Purchaser Agent (each, a “Commitment Reduction Notice”), which notice shall specify the aggregate amount of any such reduction and the applicable proposed respective amounts thereof applicable to each Committed Purchaser, provided

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that (i) the amount of the Purchasers’ Total Commitment may not be reduced below the Purchasers’ Total Investment unless accompanied by a prepayment in the amount necessary to ensure that the Purchasers’ Total Investment does not exceed the Purchasers’ Total Commitment, (ii) the amount of any Purchaser’s Commitment may not be reduced below such Purchaser’s Investment unless accompanied by a prepayment in the amount necessary to ensure that its Investment does not exceed its total Commitment, (iii) the amount of any Committed Purchaser’s Commitment may not be reduced below $35,000,000 unless such Committed Purchaser’s Commitment is terminated in full, and (iv) the amount of the Purchasers’ Total Commitment may not be reduced below $140,000,000 unless the Purchasers’ Total Commitment is terminated in full. All accrued and unpaid fees, including any broken funding costs, if any, shall be payable to (i) to Purchaser Agents, Purchasers, LOC Issuers and Secured Parties on the effective date of any termination of the Purchasers’ Total Commitment and (ii) to the affected Purchaser Agents, Purchasers, LOC Issuers and Secured Parties on the effective date of the termination of any Committed Purchaser’s Commitment. Each Commitment Reduction Notice shall be irrevocable once delivered to any Purchaser Agent and the Agent.
(b)    In addition to and without limiting any other requirements for termination, prepayment or the funding of the Cash Collateral Account hereunder, no termination or reduction of the Purchasers’ Total Commitment, any Defaulting Purchaser’s Commitment or Commitment under any provision hereof shall be effective unless and until (i) in the case of a termination, the amount on deposit in the applicable Cash Collateral Account is at least equal to the then outstanding LOC Participation Obligations of the affected Committed Purchaser and (ii) in the case of a partial reduction, the amount on deposit in the Cash Collateral Account is at least equal to the excess, if any, of the then outstanding LOC Participation Obligations of the affected Committed Purchaser over the Purchasers’ Total Commitment or each such Purchaser’s Commitment, as applicable, as so reduced by such partial reduction.
SECTION 1.5    Issuance of Letters of Credit.
(a)    Each Letter of Credit issued hereunder shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance or requested extension or renewal, as the case may be, in accordance with Sections 1.1 and 1.2 and (iii) be in form and substance reasonably acceptable to the applicable LOC Issuer in its sole discretion. Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to each respective LOC Issuer (“UCP 600”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by each respective LOC Issuer (the “ISP98 Rules”), as determined by such LOC Issuer for itself.

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(b)    Seller shall authorize and direct each LOC Issuer to name Seller, on behalf of, or “for the benefit of” Originator, as the “Applicant” or “Account Party” (as applicable) of each Letter of Credit; provided, in either case, in no event shall any Person (including Originator) other than the Seller or Seller in such capacity be the “Applicant” or “Account Party” (as applicable) under any Letter of Credit or otherwise have any obligation to reimburse any LOC Issuer under the terms of any Letter of Credit.
SECTION 1.6    Letter of Credit Group Disbursements, Reimbursement.
(a)    (i)    Immediately upon the issuance of each Letter of Credit issued by an LOC Issuer, each LOC Group Participant belonging to such LOC Issuer’s LOC Group shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such LOC Issuer in its LOC Group a participation in such Letter of Credit and each drawing thereunder in an amount equal to such LOC Group Participant’s ratable share of the Stated Amount of such Letter of Credit and the amount of such drawing, respectively.
(ii)    (A)    In the event that the Stated Amount of any Letter of Credit is reduced (including reduction with respect to the Stated Amount of such Letter of Credit due to such Letter of Credit being irrevocably returned or canceled or expiring and, in each case, not being able to be drawn upon) and, as a result of such reduction (which, for the avoidance of doubt, shall be made in accordance with Section 1.13), the proportion of the Investment of any Committed Purchaser to the Purchasers’ Total Investment is not in the same proportion as the Commitment of such Committed Purchaser is to the Purchasers’ Total Commitment at such time, then such Committed Purchaser shall at such time, and hereby shall be deemed, to purchase from the other applicable Committed Purchasers (including, if applicable, those not in its LOC Group), and such other Committed Purchasers shall at such time, and shall hereby be deemed to, sell a participation interest in a Letter of Credit issued by such other Committed Purchasers in the amount that will equalize such proportions across all Committed Purchasers and such participations. All such purchases and sales shall reduce or increase, as applicable, each affected Committed Purchaser’s Investment in the amount of such sale or purchase.
(B)    If any deemed purchases of participation interests occur (or are otherwise outstanding) in accordance with clause (ii)(A) above, the Seller shall by the later of (I) ten (10) Business Days thereafter and (II) the next Settlement Date thereafter, reduce the Stated Amount of such Letters of Credit, request a LOC Purchase or LOC Purchases hereunder, or otherwise cause the reallocation of the Investment among Groups and LOC Issuer so that after giving effect thereto: (x) each LOC Issuer only has LOC Participation Obligations from the Committed Purchasers in its LOC Group, (y) each Committed Purchaser only has LOC Participation Obligations to the LOC Issuer(s) in its LOC Group in proportion to its applicable Ratable Share and LOC Group Ratable Share, as applicable, and (z) solely if there is more than one LOC Issuer, each Letter of Credit outstanding at such time has an expiry date such that each Committed

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Purchaser shall have the same tenor of its aggregate LOC Exposure as each other Committed Purchaser has as of such date.
(b)    In the event of any request for a drawing under a Letter of Credit issued by an LOC Issuer by the beneficiary or transferee thereof, such LOC Issuer will promptly notify the Agent, the related Purchaser Agents and Seller of such request. Seller shall reimburse (such obligation to reimburse the applicable LOC Issuer shall sometimes be referred to as a “Reimbursement Obligation”) the applicable LOC Issuer, prior to 12:00 p.m. (New York City time) on each date that an amount is paid by the LOC Issuer under any Letter of Credit (each such date, a “Drawing Date”), in an amount equal to the amount so paid by such LOC Issuer. In the event Seller fails to reimburse the applicable LOC Issuer for the full amount of any drawing under any Letter of Credit by 12:00 p.m. (New York City time) with respect to such reimbursement failure, on the applicable Drawing Date, such LOC Issuer will promptly notify the related Purchaser Agent of each LOC Group Participant thereof, and Seller shall be deemed to have requested that a Funded Purchase be made ratably by the related LOC Group Participants to be disbursed on the Drawing Date under such Letter of Credit in accordance with Section 1.1(b)(iii). Any notice given by an LOC Issuer pursuant to this Section 1.6 may be oral if promptly confirmed in writing by such LOC Issuer, the related Purchaser Agent or Agent; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)    Each applicable Purchaser Agent shall promptly notify each of its related LOC Group Participant’s of such Funded Purchase request and each such LOC Group Participant shall pay to the applicable LOC Issuer an amount in immediately available funds equal to its Ratable Share of the amount of the drawing in accordance with the terms of this Agreement, as applicable, whereupon such applicable LOC Group Participants shall each be deemed to have made a Funded Purchase in such amount; provided that with respect to any Defaulting Purchaser that is a related LOC Group Participant that fails to make such deemed Funded Purchase or any portion thereof, the applicable amount of funds then on deposit in its related Cash Collateral Account necessary to cover such shortfall shall be withdrawn by the applicable Purchaser Agent and paid over to the applicable LOC Issuer to make such Funded Purchase on such date for such purpose. If any Committed Purchaser so notified fails to make available to the applicable LOC Issuer the amount of such LOC Group Participant’s Ratable Share of such amount by no later than 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Committed Purchaser’s obligation to make such payment, from the Drawing Date to the date on which such Committed Purchaser makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date plus 2.00% and (ii) at a rate per annum equal to the Bank Rate plus 2.00% on and after the fourth day following the Drawing Date. Each LOC Issuer will promptly give notice of the occurrence of the Drawing Date affecting it, but failure of an LOC Issuer to give any such notice on a Drawing Date or in sufficient time to enable any related Committed Purchaser to effect such payment on such date shall not relieve such Committed Purchaser from its obligation under this clause (c); provided that such Committed Purchaser shall not be obligated to pay interest as provided in subclauses (i) and (ii) above until and commencing from the date of receipt of notice

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from the applicable LOC Issuer, Agent or the applicable Purchaser Agent of a drawing. Each Exiting Purchaser’s obligation under this Section 1.6 as a LOC Group Participant shall terminate to the extent that its LOC Participation Obligations have been cash collateralized in accordance with Section 1.3(c)(iv). In addition, each Committed Purchaser’s obligation under this Section 1.6 as a LOC Group Participant shall continue until any of the following events have occurred: (A) the related LOC Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued by any LOC Issuer hereunder remains outstanding and uncancelled and the Purchase Termination Date has occurred; and (C) all Persons (other than Seller and Servicer) have been fully reimbursed for all payments made under or relating to any of the Letters of Credit issued hereunder and the Purchase Termination Date has occurred.
SECTION 1.7    Repayment of Letter of Credit Participation Advances.
(a)    Upon (and only upon) receipt by an LOC Issuer for its account of immediately available funds from Seller (i) in reimbursement of any payment made by such LOC Issuer under a Letter of Credit with respect to which any related Committed Purchaser has made a participation advance to such LOC Issuer under Section 1.6 or (ii) in payment of Yield on the Funded Purchases made or deemed to have been made in connection with any such draw, the applicable LOC Issuer will, subject to Section 2.6. pay to the applicable Committed Purchaser, ratably (based on the outstanding drawn amounts funded by each such Committed Purchaser in respect of such Letter of Credit), in the same funds as those received by such LOC Issuer; it being understood that such LOC Issuer shall retain the ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any related Committed Purchaser.
(b)    If an LOC Issuer is required at any time to return to Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Seller to such LOC Issuer pursuant to this Agreement or any Letter of Credit issued by it in reimbursement of a payment made under any such Letter of Credit or interest or fee thereon or with respect thereto, each Committed Purchaser shall, on demand of such LOC Issuer, forthwith return to such LOC Issuer the amount of its Ratable Share of any amounts so irrevocably returned by such LOC Issuer plus interest thereon at the Federal Funds Rate to the extent such interest is payable or such other Person to whom such payment would be returned.
SECTION 1.8    Documentation. Seller agrees to be bound by the terms of the applicable Letter of Credit Application and by the applicable LOC Issuer’s interpretations of any Letter of Credit it issues and by such LOC Issuer’s written regulations and customary practices relating to letters of credit, though each applicable LOC Issuer’s interpretation of such regulations and practices may be different from Seller’s own and from each others. In the event of a conflict between a Letter of Credit Application and this Agreement, this Agreement shall govern (unless such resolution of such conflict would adversely affect such LOC Issuer or its rights with respect to such Letter of Credit, in which case the terms of such Letter of Credit Application shall govern so long as the application of such term would not adversely affect any other Purchaser, Agent or other Secured Party hereunder). It is understood and agreed that, except in the case of gross negligence or willful misconduct by an LOC Issuer, as determined by

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a final non-appealable judgment of a Court of competent jurisdiction, such LOC Issuer shall not be liable for any error, breach, negligence and/or mistakes, whether of omission or commission, in following Seller’s instructions or those contained in the Letters of Credit issued by it or any modifications, amendments or supplements thereto.
SECTION 1.9    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, each LOC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
SECTION 1.10    Nature of Participation and Reimbursement Obligations. Each Committed Purchaser’s obligation in accordance with this Agreement to make participation advances as a result of a drawing under a Letter of Credit issued by the LOC Issuer(s) in its LOC Group under Sections 1.1(b)(iii), 1.6 and 2.6(b) and the obligations of Seller to reimburse each LOC Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, shall not be subject to any defenses whatsoever, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:
(a)    any set-off, counterclaim, recoupment, defense or other right which such Committed Purchaser may have against an LOC Issuer, Agent, any Purchaser Agent any Conduit Purchaser, another Committed Purchaser, Seller or any other Person for any reason whatsoever;
(b)    the failure of Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of participation advances hereunder;
(c)    any lack of validity or enforceability of any Letter of Credit;
(d)    any claim of breach of warranty that might be made by Seller, any LOC Issuer, any Purchaser, any Purchaser Agent or any other Person against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which Seller, any LOC Issuer, any Purchaser, any Purchaser Agent or any other Person may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any LOC Issuer, any Purchaser, any Purchaser Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Seller or any Subsidiaries of Seller or any Affiliates of Seller and the beneficiary for which any Letter of Credit was procured);
(e)    the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument,

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certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if an LOC Issuer, Agent, any Purchaser Agent or a Purchaser has been notified thereof;
(f)    payment by an LOC Issuer under a Letter of Credit issued by it against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of such LOC Issuer;
(g)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(h)    any failure by an LOC Issuer or any of an LOC Issuer’s Affiliates to issue any Letter of Credit in the form requested by Seller;
(i)    any Material Adverse Effect on Seller, Originator or any Affiliates thereof;
(j)    any breach of this Agreement or any other Transaction Document by any party thereto;
(k)    the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing;
(l)    the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated;
(m)    any default or breach by any other Purchaser or LOC Issuer; and
(n)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
SECTION 1.11    [Reserved].
SECTION 1.12    Liability for Acts and Omissions.
(a)    As between Seller, on the one hand, and each LOC Issuer and each other Indemnified Party, on the other, Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit or such beneficiaries assignees except to the extent a loss results from any such act or omission or misuse solely as the result of the gross negligence or willful misconduct of the Indemnified Party as finally determined by a court of competent jurisdiction. In furtherance and not in limitation of the respective foregoing, no Indemnified Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal

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effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such LOC Issuer or such other Indemnified Party shall have been notified thereof; provided that any such notification shall not affect any determination of gross negligence or willful misconduct); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be encrypted; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Indemnified Party, and none of the above shall affect or impair, or prevent the vesting of, any of any LOC Issuer’s or any other Indemnified Party’s rights or powers hereunder. In no event shall any of such LOC Issuer or other Indemnified Party be liable to Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(b)    Without limiting the generality of the foregoing, each LOC Issuer and each other Indemnified Party (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by an LOC Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on any of an LOC Issuer or other Indemnified Party, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order,

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notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an LOC Issuer or its related Purchaser Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put such LOC Issuer or such related Purchaser Agent under any resulting liability to Seller, Servicer, Originator, any Purchaser, any Agent, any Purchaser Agent or any other Person.
SECTION 1.13    Termination or Reduction of Letters of Credit. An LOC Issuer shall only terminate or reduce the Stated Amount of a given Letter of Credit issued by it upon receipt of appropriate documentation from the beneficiary thereof or, upon the irrevocable expiration thereof in accordance with its terms. In each such case, the LOC Issuer shall (i) provide prompt notice of such termination or reduction to the Seller, the Servicer and the Agent and the Agent shall promptly provide such notice to each Purchaser Agent, (ii) return to the Seller any cash collateral deposited by it under Section 3.1(c)(iv) in excess of the Stated Amount for such Letter of Credit after giving effect to such termination, reduction or expiration and (iii) return to the Seller any cash collateral deposited pursuant to Section 1.3(c)(iv) or Section 1.3(c)(v) with respect to such Letter of Credit in respect of any applicable LOC Group Participant (or former LOC Group Participant) in excess of the amount required to be on deposit in the Cash Collateral Account with respect to such Letter of Credit pursuant to Section 1.3(c)(iv) or Section 1.3(c)(v) after giving effect to such termination, reduction or expiration; provided, in each case, that any amounts irrevocably returned to the Seller pursuant to this Section 1.13 shall be deemed to be Collections and applied pursuant to Section 1.3. For the avoidance of doubt, any termination or reduction of the Stated Amount of a Letter of Credit shall be applied first, to reduce the LOC Participation Obligation and related Investment of any LOC Group Participant that is an Exiting Purchaser, second, without duplication of clause first, to reduce the LOC Participation Obligation and related Investment of any LOC Group Participant that is an Amortizing Purchaser, third, with respect to any former LOC Group Participant whose LOC Participation Obligations have been terminated, replaced or expired, in whole or in part, by amounts on deposit in a Cash Collateral Account, to reduce the amount of cash collateral required to be on deposit in such Cash Collateral Account (which amount shall be returned to the Seller pursuant to this Section 1.13) and fourth, to reduce, pro rata, the LOC Participation Obligations of each other LOC Group Participant.
SECTION 1.14    Tax Forms.
(a)    Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Agent, at the time or times reasonably requested by the Seller or the Agent, such properly completed and executed documentation reasonably requested by the Seller or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Secured Party, if reasonably requested by the Seller or the Agent, shall deliver such other documentation prescribed

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by applicable law or reasonably requested by the Seller or the Agent as will enable the Seller or the Agent to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements.
(b)    Each Secured Party shall deliver to the Seller and the Agent such tax forms or other documents as shall be prescribed by applicable law, to the extent applicable, (x) to demonstrate that payments to such Secured Party under any Transaction Document are exempt from any United States withholding tax imposed pursuant to FATCA, and (y) to allow the Seller and Agent to determine the amount to deduct or withhold under FATCA from a payment under any Transaction Document. Each Secured Party further agrees to complete and to deliver to the Seller and the Agent from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Seller or Agent in order to secure an exemption from, or reduction in the rate of, withholding tax imposed pursuant to FATCA.

ARTICLE II
COMPUTATIONAL RULES
SECTION 2.1    Selection of Rate Tranches. Subject to the requirements set forth in this Article II, each Purchaser Agent shall from time to time, only for purposes of computing Yield with respect to each Purchaser in its Group, divide the Asset Interest into one or more Rate Tranches, and the applicable Yield Rate may be different for each Rate Tranche. Each Purchaser’s Investment shall be allocated to each Rate Tranche by related Purchaser Agent to reflect the funding sources for each portion of the Asset Interest, so that:
(a)    there will be one or more Rate Tranches, selected by each Purchaser Agent, reflecting the portion, if any, of the Asset Interest funded or maintained by each Committed Purchaser other than through the issuance of Commercial Paper Notes or Letters of Credit (including by outstanding Liquidity Advances or by funding under an Enhancement Agreement); and
(b)    there will be one or more Rate Tranches, selected by each Purchaser Agent, reflecting the portion, if any, of the Asset Interest representing, and funded by, the Stated Amount of Letters of Credit issued by the related LOC Issuer; and
(c)    there will be a Rate Tranche, selected by each Purchaser Agent, equal to the excess of each Purchaser’s Investment over the aggregate amounts allocated at such time pursuant to clause (a) above, which Rate Tranche shall reflect the portion of the Asset Interest funded or maintained by Commercial Paper Notes.
The applicable Purchaser Agent may, in its sole discretion at any time and from time to time, declare any Yield Period applicable to any Purchaser’s Investment to be terminated and allocate the portion of such Purchaser’s Investment allocated to such Yield Period to one or more other Yield Periods and Yield Rates as such Purchaser Agent shall select.

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SECTION 2.2    Computation of each Purchaser’s Investment and each Purchaser’s Tranche Investment. In making any determination of any Purchasers’ Total Investment and any Purchaser’s Tranche Investment, the following rules shall apply:
(a)    each Purchaser’s Investment shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually received by the applicable Purchaser Agent in accordance with the terms hereof;
(b)    each Purchaser’s Investment (or any other amounts payable under any Transaction Document) shall not be considered reduced (or paid) by any distribution of any portion of Collections or other payments, as applicable (including, deposit thereof into any Cash Collateral Account), if at any time such distribution or payment is rescinded or must otherwise be returned for any reason; and
(c)    if there is any reduction in any Purchaser’s Investment, there shall be a corresponding reduction in such Purchaser’s Tranche Investment with respect to one or more Rate Tranches selected by the related Purchaser Agent in its sole discretion (subject to Section 1.3(c)(iii)).
SECTION 2.3    Computation of Concentration Limit and Unpaid Balance. In the case of any Obligor which is an Affiliate of any other Obligor, the Concentration Limit and the aggregate Unpaid Balance of Pool Receivables of such Obligors shall be calculated as if such Obligors were a single Obligor.
SECTION 2.4    Computation of Yield. In making any determination of Yield, the following rules shall apply:
(a)    each Purchaser Agent shall determine the Yield accruing with respect to each Rate Tranche, based on the Yield Period therefor determined in accordance with Section 2.1 and the other terms hereof (or, in the case of the Rate Tranche funded by Commercial Paper Notes, each Settlement Period), in accordance with the definition of Yield;
(b)    no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; and
(c)    Yield for any Rate Tranche shall not be considered paid by any distribution or other payment if at any time such distribution or payment is rescinded or must otherwise be returned for any reason.
SECTION 2.5    Estimates of Yield Rate, Fees, Etc. It is understood and agreed that (a) the Yield Rate for any Rate Tranche may change from one applicable Yield Period or Settlement Period to the next, and the applicable Bank Rate, Base Rate or CP Rate used to calculate the applicable Yield Rate may change from time to time and at any time during an applicable Yield Period or Settlement Period, (b) any rate information provided by Agent or any Purchaser Agent to Seller or Servicer shall be based upon Agent’s or any Purchaser Agent’s good faith estimate, as applicable, (c) the amount of Yield actually accrued with respect to a Rate

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Tranche during any Yield Period (or, in the case of the Rate Tranche funded by Commercial Paper Notes, any Settlement Period) may exceed, or be less than, the amount set aside with respect thereto by Servicer, and (d) the amount of fees or other amounts payable to Agent, any Purchaser or any other Secured Party accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Servicer. Failure to set aside any amount so accrued shall not relieve Servicer of its obligation to remit Collections to Agent, the applicable Purchaser Agent or otherwise to any other Person with respect to such accrued amount, as and to the extent provided in Section 3.1.
SECTION 2.6    Defaulting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Committed Purchaser becomes a Defaulting Purchaser, then the following provisions shall apply for so long as such Committed Purchaser is a Defaulting Purchaser:
(a)    Voting. The Commitment of such Defaulting Purchaser shall not be included in determining whether the Required Purchasers have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1), provided that any waiver, amendment or other modification requiring the consent of (i) all Committed Purchasers or (ii) each affected Purchaser and, in either case, which affects such Defaulting Purchaser differently than other affected Purchasers, shall still require the consent of such Defaulting Purchaser.
(b)    Reallocation; Cash Collateralization; etc. If any LOC Participation Obligations exist with respect to a Committed Purchaser at the time such Committed Purchaser becomes a Defaulting Purchaser then:
(i)    Notwithstanding Section 1.1(c) and any other provision hereof, all or any part of such LOC Participation Obligations shall, subject to any available Commitment of each non-Defaulting Purchaser be reallocated among all of the non-Defaulting Purchasers in the affected LOC Group in accordance with their respective Ratable Shares (without giving effect to any Defaulting Purchaser’s Commitment in the denominator of such definition); provided that if such Defaulting Purchaser has a Defaulted Amount due to its failure to pay its Ratable Share of any funding under a related Letter of Credit to the applicable LOC Issuer in accordance with Section 1.6(c), each of the non-Defaulting Purchasers in the affected LOC Group shall pay its Ratable Share of such Defaulted Amount to such LOC Issuer in accordance with Section 1.6(c), but only, in each case, to the extent (I) the sum of any non-Defaulting Purchaser’s Investment after giving effect thereto does not exceed its total Commitment and (II) the conditions set forth in Section 5.2 are satisfied at such time); provided that none of (x) the reallocation of a Defaulting Purchaser’s funding obligations described above, (y) the performance by non-Defaulting Purchasers of such reallocated funding obligations, or (z) the cash collateralization detailed in subsections (ii) and (iii) below will by themselves cause the relevant Defaulting Purchaser to become a non-Defaulting Purchaser;

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(ii)    if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Seller or the Servicer on its behalf shall, following notice by the Agent, the affected LOC Issuer or the related Purchaser Agent, either (A) cause such Defaulting Purchaser to be an Amortizing Purchaser (and any related LOC Participation Obligations to be cash-collateralized and any amounts paid by any LOC Issuer of any LOC Group of which such Defaulting Purchaser is (or was) a member on its behalf (e.g. the fronted amounts) to be repaid) in accordance with Section 1.3(c)) or (B) reduce the related LOC Participation Obligations by an amount equal to the unreallocated, non-cash collateralized portion thereof as to which such Defaulting Purchaser is otherwise liable;
(iii)    if the Seller cash collateralizes (or causes the cash collateralization of) any portion of such Defaulting Purchaser’s LOC Participation Obligations pursuant to this Section 2.6(b) and Section 1.3(c), the Seller shall not be required to pay any Commitment Fee to such Defaulting Purchaser pursuant to Section 4.1 or the terms of any other Transaction Document, as the case may be, with respect to such Defaulting Purchaser’s LOC Participation Obligations during the period such Defaulting Purchaser’s LOC Participation Obligations are cash collateralized in accordance with clause (b)(ii)(A) above;
(iv)    if the LOC Participation Obligations of the non-Defaulting Purchasers are reallocated pursuant to Section 2.6(b)(i), then the Commitment Fees and Undrawn Letter of Credit Fees, if any, payable to the Purchasers pursuant to Section 4.1 or the terms of any other Transaction Document, as the case may be, shall be adjusted in accordance with such non-Defaulting Purchasers’ Ratable Share of the aggregate Commitments of such non-Defaulting Purchasers; and
(v)    if any Defaulting Purchaser’s LOC Participation Obligations are not cash collateralized, prepaid or reallocated pursuant to this Section 2.6(b) and Section 1.3(c), then, without prejudice to any rights or remedies of the applicable LOC Issuer or any Purchaser hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Purchaser (solely with respect to the portion of such Defaulting Purchaser’s Commitment that was affected by such LOC Participation Obligations) and Undrawn Letter of Credit Fees payable under Section 4.1 or the terms of any other Transaction Document with respect to such Defaulting Purchaser’s LOC Participation Obligations shall be payable to the applicable LOC Issuer until such Defaulting Purchaser’s LOC Participation Obligations are cash collateralized, prepaid or reallocated as described above.
(c)    Letter of Credit Issuances. So long as any Committed Purchaser is a Defaulting Purchaser, (i) no LOC Issuer for a LOC Group of which such Defaulting Purchaser is a member shall be required to issue, extend, create, incur, amend or increase the Stated Amount of any Letter of Credit unless (A) the LOC Exposure related to each such Letter of Credit is 100% covered by the Commitments of the non-Defaulting Purchasers which are members of such LOC Group at the time of such issuance or (B)

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such LOC Issuer is satisfied in its sole discretion that cash collateral will be provided in accordance with Section 2.6(b)(ii)(A) and Section 1.3(c), and (ii) participating interests in any such newly issued, extended or created Letter of Credit shall be allocated among the non-Defaulting Purchasers which are members of such LOC Group in a manner consistent with Section 2.6(b)(i) (and Defaulting Purchasers shall not participate therein).
(d)    Payments to Defaulting Purchaser. Any amount payable to a Defaulting Purchaser hereunder or under any other Transaction Document (whether on account of principal, interest, fees or otherwise), other than as described in Section 1.3(c)(iv), shall, in lieu of being distributed to such Defaulting Purchaser, be retained by the Purchaser Agents for the affected LOC Issuer pro rata in accordance with the Defaulted Amounts owed to the related Group in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by each such applicable Purchaser Agent (i) first, pro rata, to the payment of any amounts owing by such Defaulting Purchaser to the Agents hereunder, (ii) second, pro rata, to the repayment of any amounts owing by such Defaulting Purchaser to the LOC Issuer for any LOC Group of which such Defaulting Purchaser is (or was) a member (e.g. the fronted amounts) or to make a deposit into the applicable Cash Collateral Account with respect to such Defaulting Purchaser, as applicable, (iii) third, if so determined by the applicable Purchaser Agent or requested by the related LOC Issuer, to be held in such account as cash collateral for future funding obligations of the Defaulting Purchaser of any participating interest in any Letter of Credit to be issued by such LOC Issuer, (iv) fourth, to the funding of any Purchase in respect of which such Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, (v) fifth, if so determined by the Agent, the affected Purchaser Agents, the Seller or the Servicer, held in such account as cash collateral for future obligations of the Defaulting Purchaser to make any Purchase under this Agreement, (vi) sixth, pro rata, to the payment of any amounts owing to the Purchasers or the LOC Issuer, as applicable, as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser or any LOC Issuer against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement, (vii) seventh, pro rata, to the payment of any amounts owing to the Seller as a result of any judgment of a court of competent jurisdiction obtained by the Seller against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (A) a prepayment of the principal amount of any Purchases or the payment of any Reimbursement Obligations for which a Defaulting Purchaser has funded its participation under Section 1.6(c) and (B) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Purchases of, and reimbursement obligations owed to, all non-Defaulting Purchasers pro rata prior to being applied to the prepayment of any Purchases, or reimbursement obligations owed to, any Defaulting Purchaser.

ARTICLE III

SETTLEMENTS

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SECTION 3.1    Settlement Procedures. The parties hereto will take the following actions with respect to each Settlement Period:
(a)    Information Package. On the second (2nd) Business Day prior to the Settlement Date or, on the fourth (4th) Business Day of each week following a downgrade of the Performance Guarantor (or New Mylan, if Performance Guarantor shall cease to have a rating by S&P or Moody’s and New Mylan shall have a rating by S&P or Moody’s) to a rating below BB- (or it equivalent) or a withdrawal of its rating by each of S&P and Moody’s following the Cut-Off Date for such Settlement Period, or for the preceding calendar week, as applicable (each a “Reporting Date” for and related to the Settlement Period or calendar week, as applicable, ending immediately prior to such date), a Primary Officer of Servicer shall deliver to Agent and Agent shall promptly deliver to each Purchaser Agent an e-mail attaching an Excel file and a file in .pdf or similar format signed by Servicer containing the information described in Exhibit 3.1(a), including the information calculated by Servicer pursuant to this Section 3.1 (each, an “Information Package”) for the related Settlement Period; provided, that Agent with the consent of the Required Purchaser Agents may, or upon their reasonable request, shall request Servicer to modify in a commercially reasonable manner the information required to be provided by Servicer in, or the form of, the Information Package upon notice to the Servicer; provided, further, that any such modification must be commercially reasonably; provided, further, that during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement, Agent with the consent of the Required Purchaser Agents may, or at their direction, shall request, Servicer to, and Servicer agrees to, deliver information similar to the Information Package and any other information related to the Asset Interest, the Receivables or the transactions contemplated hereby as Agent or any Purchaser Agent shall request (including a calculation of Required Reserves and each component thereof) on each Business Day.
(b)    Yield; Other Amounts Due. On or before the second Business Day prior to the Reporting Date for each Settlement Period, each Purchaser Agent shall notify Servicer of (i) the amount of Yield accrued in respect of each applicable Rate Tranche during such Settlement Period, and (ii) all fees (including any Fronting Fees) and other amounts accrued and payable or to be paid by Seller under this Agreement and the other Transaction Documents, on the related Settlement Date (other than amounts described in clause (c) below). Seller, on the Settlement Date for such Settlement Period, or when otherwise required hereunder prior to each such date, shall pay such Yield and all fees and other amounts due in respect of such Settlement Period to the applicable Purchaser Agent.
(c)    Settlement Computations.
(i)    Before each Reporting Date, Servicer shall compute, as of the most recent Cut-Off Date and based upon the assumption in the next sentence, (A) the Asset Interest, the Purchasers’ Total Investment, the Total Investment of each Group, the Required Reserves and the Net Pool Balance and each component of the foregoing, (B) the amount of the reduction or increase (if any) in each of the

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Asset Interest, Required Reserves, the Net Pool Balance, the Total Investment of each Group and the Purchasers’ Total Investment since the immediately preceding Cut-Off Date, (C) the excess (if any) of the Asset Interest (expressed as a percentage of Net Pool Balance), over 100%, (D) the excess (if any) of the Purchasers’ Total Investment, over the Purchasers’ Total Commitment, (E) the excess (if any) of any Purchaser’s Investment, over its Commitment and (F) the amount payable to any Amortizing Purchaser. Such calculations shall be based upon the assumption that Collections set aside pursuant to Section 1.3(b) will be paid to the applicable Purchaser Agent on the Settlement Date for the Settlement Period related to such Reporting Date.
(ii)    If, according to the computations made pursuant to clause (i) of this Section 3.1(c), the sum of Purchasers’ Total Investment and the Required Reserves at such time shall exceed the Net Pool Balance at such time, or the Purchasers’ Total Investment or any Purchaser’s Investment shall exceed the Purchasers’ Total Commitment or the Commitment of its related Committed Purchaser, respectively, Servicer shall promptly notify Agent and each Purchaser Agent, and on the Settlement Date for such Settlement Period (or during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement or while any Unmatured Event of Default is continuing, within one (1) Business Day), Servicer shall pay to the applicable Purchaser Agent for the benefit of the applicable Purchasers (to the extent of Collections received during the related Settlement Period attributable to all Rate Tranches and not previously paid to such Purchaser Agent) the amount necessary to reduce (unless the Seller has irrevocably reduced the Stated Amount of the applicable Letters of Credit so that none of the circumstances described above are continuing) (A) the Purchasers’ Total Investment to the Purchasers’ Total Commitment, (B) the sum of Purchasers’ Total Investment and the Required Reserves at such time to no more than the Net Pool Balance at such time, and (C) any affected Purchaser’s Investment to no more than the Commitment of its related Committed Purchaser, subject, however, to the proviso to Section 1.3(c)(iii).
(iii)    The payment described in clause (ii) of this Section 3.1(c) shall be made out of amounts set aside pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so set aside, Seller hereby agrees to pay such amounts (notwithstanding any limitation on recourse or other liability limitation contained herein to pay such amounts) to Servicer to the extent of Collections applied to Reinvestment under Section 1.3 during the relevant Settlement Period. Notwithstanding anything to the contrary set forth above, on any date on or prior to the Final Payout Date, if the sum of the Purchasers’ Total Investment and the Required Reserves at such time exceeds the Net Pool Balance at such time, Servicer shall immediately pay to the applicable Purchaser Agent from amounts held in trust, or that should have been so held, pursuant to Section 1.3(a)(ii), an amount equal to such excess.

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(iv)    In addition to the payments described in clause (ii) of this Section 3.1(c), during the Liquidation Period, after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement or while any Unmatured Event of Default is continuing, Servicer shall pay to the applicable Purchaser Agent or the applicable LOC Issuer, as applicable, all other Collections on all Receivables, whether or not required to be set aside pursuant to Section 1.3, on the Settlement Date for each Settlement Period, for application by the related Purchaser Agent in an amount not exceeding all amounts payable hereunder or under the other Transaction Documents to the Purchasers, the LOC Issuer, the Purchaser Agents, Agent, the Affected Parties and the Indemnified Parties.
(d)    Order of Application. Upon receipt by Agent or each Purchaser Agent, as applicable, of funds distributed pursuant to this Section 3.1 with respect to any Settlement Period, Agent or such Purchaser Agent, as applicable, shall apply them to the items specified in the subclauses below, in the order of priority of such subclauses:
(i)    to Yield together with any Used Margin accrued and unpaid on all Rate Tranches howsoever funded or maintained during the related Settlement Period;
(ii)    to Undrawn Letter of Credit Fee for its Group;
(iii)    to the Commitment Fee;
(iv)    to the Fronting Fee for each related Fronting LOC Issuer, if any;
(v)    to accrued and unpaid Servicing Fee (if the Servicer is not MPI or an Affiliate thereof);
(vi)    ratably, to accrued and unpaid amounts owed to each Purchaser Agent hereunder (including all fees payable to Agent, Purchaser Agents, and Purchasers pursuant to the Fee Letter other than fees paid pursuant to subclauses (i) through (v) above);
(vii)    ratably, to the reduction of Purchasers’ Total Investment, to the extent such reduction is required under Section 3.1(c) or, during the Liquidation Period to be applied first, to cash collateralize the Stated Amount of all outstanding Letters of Credit ratably among each Purchaser Group by depositing such amounts to the applicable Cash Collateral Account and second, to ratably reduce the remainder of the Purchasers’ Total Investment as determined by the applicable Purchaser Agent;
(viii)    to other accrued and unpaid amounts owing to any Purchaser, LOC Issuer, Agent or any other Secured Party hereunder; and
(ix)    to accrued and unpaid Servicing Fee (if the Servicer is MPI or an Affiliate thereof).

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(e)    Non-Distribution of Servicing Fee. If Agent and each Purchaser Agent consents (which consent is granted as of the Closing Date but which consent may be revoked by the Agent or any Purchaser Agent at any time and which consent shall be deemed to have been revoked upon the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement or while any Unmatured Event of Default is continuing), the amounts (if any) set aside by Servicer pursuant to Section 1.3 in respect of the Servicing Fee may be retained by Servicer to the extent applicable for its own account. To the extent Servicer sets aside and retains such amounts, no distribution shall be made in respect of the Servicing Fee pursuant to clause (d)(v) or clause (d)(ix) above.
(f)    Delayed Payment. Notwithstanding anything in this Agreement to the contrary, on any day for payment described in this Section 3.1 (or in Section 1.3(c) in respect of accrued Yield on Rate Tranches funded by Liquidity Advances or under an Enhancement Agreement), Collections during the relevant Settlement Period or Yield Period were less than the aggregate amounts payable hereunder, Servicer shall not make any payment otherwise required, and the next available Collections in respect of the Asset Interest shall be applied to such payment, and no Reinvestment shall be permitted hereunder until such amount payable has been paid in full. The foregoing shall not limit or otherwise affect the full recourse nature of Seller’s obligations hereunder.
SECTION 3.2    Deemed Collections; Reduction of Purchasers’ Total Investment, Etc.
(a)    Deemed Collections. If on any day:
(i)    the Unpaid Balance of any Pool Receivable is:
(A)    reduced or cancelled as a result of any defective, rejected or returned merchandise or services, any cash discount, or any other adjustment by Seller, Servicer, Originator, any of their respective Affiliates or otherwise (other than any reduction or cancellation that would constitute credit recourse for uncollectible Receivables or to the extent of any amount of any of the foregoing then included in the Adjusted Contractual Dilution Estimate in effect at such time),
(B)    reduced or cancelled as a result of a setoff or netting in respect of any dispute, claim or other action by the Obligor thereof against Seller, Servicer, Originator, any of their respective Affiliates or otherwise (whether such claim arises out of the same, a related or an unrelated transaction and other than any reduction or cancellation that would constitute credit recourse for uncollectible Receivables or to the extent of any amount of any of the foregoing then included in the Adjusted Contractual Dilution Estimate in effect at such time),
(C)    reduced or cancelled on account of the obligation of Seller, Servicer, Originator or otherwise to pay to the related Obligor, or the

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payment of, any rebate, discount, refund or similar credit (other than any reduction or cancellation that would constitute credit recourse for uncollectible Receivables or to the extent of any amount of any of the foregoing then included in the Adjusted Contractual Dilution Estimate in effect at such time),
(D)    less than the amount included in calculating the Net Pool Balance for purposes of any Information Package (for any reason other than such Pool Receivable becoming a Defaulted Receivable or due to the application of Collections received with respect to such Pool Receivable), or
(E)    extended, amended or otherwise modified, or any term or condition of any related Contract is amended, modified or waived (except to the extent covered by this clause (i) or expressly permitted by Section 8.2(b)(i)); or
(ii)    any of the representations or warranties of Seller set forth in Section 6.1 were untrue when made or set forth in Sections 6.1(d), (k) or (o) are no longer true with respect to any Pool Receivable;
then, on such day, Seller shall be deemed to have received a Collection of such Pool Receivable and Seller shall pay ratably, to the applicable Purchaser Agent, for application as provided in this Agreement an amount equal to:
(1)    in the case of clauses (i)(A) through (D) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Pool Receivable in calculating the Net Pool Balance or, with respect to clause (i)(E) above, in the amount that such extension, modification, amendment or waiver affects the Unpaid Balance of the related Pool Receivable in the sole determination of Agent and the Purchaser Agents, as applicable; or
(2)    in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Pool Receivable or Pool Receivables (as determined immediately prior to the applicable event) with respect to which such representations or warranties were or are untrue.
Collections deemed received by Seller under this Section 3.2(a) are herein referred to as “Deemed Collections”.
(b)    Seller’s Optional Reduction of Purchasers’ Total Investment. Subject to Sections 1.2(a) and 4.3, Seller may at any time and from time to time elect to reduce Purchasers’ Total Investment (ratably based on the Commitment of the Committed Purchaser related Group) as follows:

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(i)    Seller shall give Agent and each Purchaser Agent at least three (3) Business Days’ prior written notice of such elected reduction (including the amount of such proposed reduction and the proposed date on which such reduction will commence),
(ii)    on the proposed date of commencement of such reduction and on each day thereafter, Servicer shall refrain from reinvesting Collections pursuant to Section 1.3 until the amount thereof not so reinvested shall equal the desired amount of reduction, and
(iii)    Servicer shall hold such Collections in trust for Purchasers, pending payment to the applicable Purchaser Agent, as provided in Section 1.3; provided, that,
(A)    the amount of any such reduction shall be not less than $5,000,000 and shall be an integral multiple of $100,000, and Purchasers’ Total Investment after giving effect to such reduction shall be not less than $40,000,000 (unless Purchasers’ Total Investment shall thereby be reduced to zero) and shall be in an integral multiple of $100,000, and
(B)    Seller shall use reasonable efforts to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period.
(c)    Notwithstanding anything to the contrary set forth herein (including Section 3.1), after giving effect to any reduction of the Purchasers’ Total Investment under Section 3.2(b) or otherwise which reduces the Purchasers’ Total Investment to zero, so long as there are no outstanding amounts constituting liabilities or other obligations of the Seller hereunder or under any other Transaction Document owing to any Purchaser, any Purchaser Agent, Agent, any Indemnified Parties or any Affected Party, no further Reinvestments shall be made unless and until a new Purchase is made in accordance with Sections 1.1 and 1.2.
SECTION 3.3    Payments and Computations, Etc.
(a)    Payments. All amounts to be paid to, or deposited by Seller, Servicer or Performance Guarantor with, Agent or any other Secured Party hereunder (other than amounts payable under Section 4.2) shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars in same day funds to the applicable Purchaser Agent or other Secured Party to such account as such Secured Party has designated in the Fee Letter or such other account as such Secured Party shall designate in writing to Servicer from time to time.
(b)    Late Payments. Seller or Servicer, as applicable, shall, out of amounts set aside pursuant to Section 1.3 for such purpose and to the extent permitted by Law, pay to the applicable Purchaser Agent, for the benefit of the applicable Secured Party, interest on all amounts not paid or deposited on the date when due hereunder at an annual rate

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equal to 1.50% above the Base Rate, payable on demand, provided, that such interest rate shall not at any time exceed the maximum rate permitted by applicable Law.
(c)    Method of Computation. All computations of interest, Yield, Liquidation Discount, any fees payable under Section 4.1 and any other fees payable by Seller to any Purchaser, any Purchaser Agent, Agent or any other Secured Party in connection with Purchases hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed (except that calculations with respect to the Prime Rate shall be on the basis of a year of 365 or 366 days, as the case may be).
(d)    Payment of Currency and Setoff. All payments by Seller, Servicer, Performance Guarantor or Originator to any Secured Party or any other Person shall be made in U.S. Dollars and without set-off or counterclaim. Any of Seller’s, Servicer’s, Performance Guarantor’s or Originator’s obligations hereunder shall not be satisfied by any tender or recovery of another currency except to the extent such tender or recovery results in receipt of the full amount of U.S. Dollars.
(e)    Taxes. Except to the extent required by applicable Law, any and all payments and deposits required to be made hereunder, under any other Transaction Document or under any instrument delivered hereunder or thereunder to any Secured Party or otherwise hereunder or thereunder by Seller, Servicer or Performance Guarantor shall be made free and clear of, and without withholding or deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. If Seller, Servicer or Performance Guarantor shall be required by Law to make any such withholding or deduction, (i) unless such withholding or deduction is in respect of an Excluded Tax, Seller, Servicer or Performance Guarantor, as applicable, shall make an additional payment to such Secured Party, in an amount sufficient so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.3(e)), such Secured Party receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) Seller (or Servicer, on its behalf) shall make such deductions and (iii) Seller (or Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Law.
SECTION 3.4    Treatment of Collections and Deemed Collections. Seller shall immediately deliver to Servicer all Deemed Collections, and Servicer shall hold or distribute such Deemed Collections as Yield, accrued Servicing Fee, repayment of Purchasers’ Total Investment or as otherwise applicable hereunder to the same extent as if such Collections had actually been received on the date of such delivery to Servicer. So long as Seller or Servicer shall hold any Collections (including Deemed Collections) required to be paid to Servicer, any Purchaser Agent or Agent, Seller or Servicer shall hold such Collections in trust for Agent for the benefit of the applicable Secured Party and shall clearly mark its master data processing records to reflect the same; provided, that, unless Agent or any Purchaser Agent shall request it to do so in writing during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement, Seller or Servicer, and

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so long as Servicer is able, on each Business Day and on an equitable and consistent basis, to identify which funds are Collections on Pool Receivables, shall not be required to hold such Collections in a separate deposit account containing only such Collections and may commingle such Collections with its own funds. Seller shall promptly enforce all deemed collection and repurchase obligations of Originator under the Sale Agreement.

ARTICLE IV
FEES AND YIELD PROTECTION
SECTION 4.1    Fees. From the Closing Date until the date following the Purchase Termination Date on which Purchasers’ Total Investment shall be reduced to zero, Seller shall pay to BTMUNY, each Purchaser Agent, each Purchaser and each LOC Issuer (as specified therein) all of the fees (including the Undrawn Letter of Credit Fee and any Fronting Fees, if applicable) specified in the fee letter, dated as of the date hereof (as amended, the “Fee Letter”) among Seller, MPI, Agent, Purchaser Agents, Purchasers and LOC Issuers.
SECTION 4.2    Yield Protection.
(a)    If any Regulatory Change occurring or implemented after the Prior Closing Date or, without limiting the generality of the foregoing, any Specified Regulation:
(i)    shall subject an Affected Party to any tax, duty or other charge (other than an Excluded Tax) with respect to any Asset Interest owned, maintained or funded by it (or its participation in any of the forgoing), or any obligations or right to make Purchases or Reinvestments or to provide funding or maintenance therefor (or its participation in any of the foregoing), or shall change the basis of taxation of payments to the Affected Party or other Indemnified Party of Purchasers’ Total Investment or Yield owned by, owed to, funded or maintained in whole or in part by it (or its participation in any of the foregoing) or any other amounts due under this Agreement in respect of the Asset Interest owned, maintained or funded by it or its obligations or rights, if any, to make or participate in Purchases or Reinvestments or to provide funding therefor or the maintenance thereof;
(ii)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of any Affected Party or any other Indemnified Party, deposits or obligations with or for the account of any Affected Party or any other Indemnified Party or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board or other Governmental Authority to be an affiliate) of any Affected Party or any other Indemnified Party, or credit extended by any Affected Party or any other Indemnified Party;
(iii)    shall impose any other condition affecting any Asset Interest owned, maintained or funded (or participated in) in whole or in part by any Affected Party or any other Indemnified Party, or its obligations or rights, if any,

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to make (or participate in) Purchases or Reinvestments or to provide (or to participate in) funding therefor or the maintenance thereof;
(iv)    shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) or similar Person assesses deposit insurance premiums or similar charges which an Affected Party is obligated to pay; or
(v)    shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party or any other Indemnified Party;
and the result of any of the foregoing is or would be, in each case, as determined by the Agent, any Purchaser Agent or the applicable Affected Party:
(A)    to increase the cost to (or impose a cost on) (1) an Affected Party or Indemnified Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under any Liquidity Agreement, any Enhancement Agreement or any commitment (hereunder or under any Liquidity Agreement or any Enhancement Agreement) of such Affected Party or Indemnified Party with respect to any of the foregoing, or (2) an Agent for continuing its relationship with any Purchaser or any LOC Issuer,
(B)    to reduce the amount of any sum received or receivable by an Affected Party or Indemnified Party under this Agreement, any Liquidity Agreement or any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement) with respect thereto, or
(C)    to reduce the rate of return on the capital of such Affected Party or Indemnified Party as a consequence of its obligations hereunder, under any Liquidity Agreement or under any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement), including its funding or maintenance of any portion of the Asset Interest, or arising in connection herewith (or therewith) to a level below that which such Affected Party or Indemnified Party could otherwise have achieved hereunder or thereunder, then within ten (10) Business Days following demand by such Affected Party or Indemnified Party or Agent on its behalf (or such later date as specified in writing by such Affected Party, Indemnified Party or Agent, as applicable), Seller shall pay directly to such Affected Party or Indemnified Party such additional amount or amounts as will compensate such Affected Party or Indemnified Party for such additional or increased cost or such reduction.

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(b)    Each Affected Party or Indemnified Party, as applicable, shall promptly notify Seller and Agent of any event of which it has knowledge which will entitle such Affected Party or Indemnified Party to compensation pursuant to this Section 4.2; provided that failure or delay on the part of any Affected Party or Indemnified Party to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Affected Party’s or Indemnified Party’s right to demand such compensation; provided further that Seller shall not be required to compensate an Affected Party or Indemnified Party pursuant to this Section 4.2 for any increased costs or reductions incurred more than 135 days prior to the date that such Affected Party or Indemnified Party, as the case may be, notifies Seller and Agent of the Regulatory Change giving rise to such increased costs or reductions and of such Affected Party’s or Indemnified Party’s intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)    In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods that it, in its sole discretion, shall deem applicable. Any Affected Party or Indemnified Party when making a claim under this Section 4.2 shall submit to Seller a statement of such increased cost or reduced return, which statement, in the absence of manifest error, shall be conclusive and binding upon Seller.
SECTION 4.3    Funding Losses. If any Affected Party or Indemnified Party incurs any reasonable cost, loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party or Indemnified Party), at any time, as a result of (a) any settlement (including any optional or required full or partial repayment of principal) with respect to any Purchaser’s Tranche Investment of any Rate Tranche, howsoever funded, being made on any day other than the scheduled last day of an applicable Yield Period with respect thereto, (b) any Purchase not being completed by Seller in accordance with its request therefor under Section 1.2, (c) any reduction in Purchasers’ Total Investment elected to be made under Section 3.2(b) not being exercised or completed in accordance with such Section or to the extent that any such reduction exceeds the total amount of Rate Tranches, howsoever funded, with respect to which the last day of the related Yield Period is the date of such reduction in Purchasers’ Total Investment or (d) any other reduction in Purchasers’ Total Investment, then, upon receipt of a certificate from the applicable Purchaser sent by the related Purchaser Agent to Seller and Servicer, Seller and Servicer, jointly and severally, shall pay to the applicable Affected Parties, on the later of the next Settlement Date or within ten (10) Business Days of receipt of such written notice from the Agent (or during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement, within two (2) Business Days) the amount of such cost, loss or expense. Such certificate shall set forth in reasonable detail amounts owed pursuant to this Section, in the absence of manifest error, be conclusive and binding upon Seller and Servicer. If an Affected Party or Indemnified Party incurs any cost, loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party or Indemnified Party), at any time, and is not entitled to reimbursement for such loss or expense in the manner set forth above, such

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Affected Party or Indemnified Party shall individually bear such loss or expense without recourse to, or payment from, any other Affected Party or Indemnified Party.

ARTICLE V

CONDITIONS OF PURCHASES
SECTION 5.1    Closing Date; Conditions Precedent to Initial Purchase. The Prior Agreement became effective on the date on which all of the conditions set forth in Section 5.1 of the Prior Agreement were satisfied (the “Prior Closing Date”). This Agreement shall become effective on the date, which shall be January 27, 2015 (the “Closing Date”), or such later date as all of the conditions in this Section 5.1 have been satisfied. The initial Purchase (including the issuance of any Letters of Credit in connection therewith as applicable) hereunder (and the occurrence of the Closing Date) is subject to the condition precedent that Agent and each Purchaser Agent shall have received, on or before the date of such Purchase, the following, each (unless otherwise indicated) dated such date or another recent date reasonably acceptable to Agent and each Purchaser Agent and in form and substance reasonably satisfactory to Agent and each Purchaser Agent:
(a)    a copy of the resolutions or unanimous written consent, as applicable, of the board of directors, of Seller and MPI approving each Transaction Document to be delivered by it hereunder and the transactions contemplated thereby, certified by its secretary or any other authorized person;
(b)    good standing certificates (or the equivalent) for Seller, Performance Guarantor and MPI issued by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized;
(c)    a certificate of the secretary or assistant secretary of each of Seller, Performance Guarantor and MPI certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents, as applicable, and, solely with respect to Performance Guarantor, the authorization of the Transaction Documents and other legal matters relating to the transactions contemplated thereby, in form and substance reasonably satisfactory to the Agent and its counsel, to be delivered by it hereunder (on which certificate Agent, LOC Issuer and Purchasers may conclusively rely until such time as Agent and Purchaser Agents shall receive from Seller, Performance Guarantor or MPI, as the case may be, a revised certificate meeting the requirements of this subsection (c));
(d)    the certificates of incorporation or formation (or the equivalent) of each of Seller, Performance Guarantor and MPI duly certified by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized as of a recent date reasonably acceptable to Agent, together with a copy of the by-laws, limited liability company agreement (or the equivalent) of each of Seller, Performance Guarantor and MPI duly certified by the secretary or an assistant secretary of each such Person;

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(e)    counterparts of (i) the Fee Letter, (ii) the Payoff Letter, (iii) the Performance Guaranty and (iv) the Sale Agreement, in each case, duly executed by each of the parties thereto;
(f)    opinions with respect to certain corporate matters, including with respect to enforceability, legality, no conflicts with New York Law, no conflict with material agreements and customary Investment Company Act matters, of Cravath, Swaine & Moore LLP, special counsel to the Seller, MPI and Performance Guarantor or other outside counsel to the Seller, Performance Guarantor or MPI reasonably acceptable to the Agent and each Purchaser Agent;
(g)    an opinion or opinions of in-house counsel to MPI and Performance Guarantor covering standard corporate opinions including but not limited to due authorization, execution and delivery and other customary corporate matters;
(h)    a pro forma Information Package, prepared in respect of the proposed initial Purchase, assuming a Cut-Off Date of November 30, 2014;
(i)    confirmation that each of the Purchaser Agents shall have received, in accordance with the terms of the Fee Letter, the amounts payable to it on the date hereof under the Fee Letter;
(j)    the Payoff Letter has become effective in accordance with its terms; and
(k)    such other agreements, instruments, certificates, opinions and other documents as Agent, any Purchaser Agent or any LOC Issuer may reasonably request.
SECTION 5.2    Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) and each Reinvestment hereunder (including the issuance of any Letters of Credit in connection therewith as applicable) shall be subject to the further conditions precedent that:
(a)    with respect to any Purchase, the Servicer shall have a completed pro forma Information Package to reflect the Asset Interest and related Required Reserves and the calculation of the Purchasers’ Total Investment after giving effect to such Purchase and a completed Purchase Notice; and
(b)    on the date of such Purchase or Reinvestment, the following statements shall be true (and Seller, by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment, shall be deemed to have certified that):
(i)    each of the representations and warranties contained in Article VI hereof, in the Sale Agreement and in each other Transaction Document are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent such representations and warranties explicitly refer solely to an earlier date, in which case they shall be correct as of such earlier date);

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(ii)    no event has occurred that has not been waived in accordance with the terms of this Agreement or would result from such Purchase or Reinvestment, that constitutes an Event of Default or an Unmatured Event of Default (other than an Unmatured Event of Default that has been cured before such Purchase or Reinvestment, as applicable, and before maturing into an Event of Default);
(iii)    with respect to any Purchase, the Servicer shall have a completed pro forma Information Package (based on the information from the most recent Information Package) to reflect the Asset Interest and related Required Reserves and the calculation of the Purchasers’ Total Investment after giving effect to such Purchase and a completed Purchase Notice;
(iv)    after giving effect to each proposed Purchase or Reinvestment, (i) Purchasers’ Total Investment shall not exceed the Purchasers’ Total Commitment and (ii)  the sum of Purchasers’ Total Investment and the Required Reserves would not exceed the Net Pool Balance; and
(v)    the Purchase Termination Date has not occurred.
(c)    Seller shall have notified the Agent and each Purchaser Agent of the account (for which it is the account owner) to which funds shall be made available pursuant to Section 1.2(b)(ii).
(d)    The lock-box account and related lockboxes shall be titled in the legal name of Seller and the related Lock-Box Agreement amended, in form and substance satisfactory to the Agent to reflect the proper legal name of Seller with respect to such account.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
SECTION 6.1    Representations and Warranties of Seller. Seller represents and warrants, as of the date hereof, and represents and warrants, as of each date on which a Purchase or Reinvestment is made, as applicable, as follows:
(a)    Organization and Good Standing. It has been duly organized in, and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.
(b)    Due Qualification. It is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement, the Sale Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, (C) acquire the Pool Receivables pursuant to the Sale Agreement and own the Pool Receivables and (D) sell and assign the Asset Interest on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this

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Agreement and the other Transaction Documents to which it is a party in any capacity and the sale and assignment of the Asset Interest on the terms and conditions herein provided.
(d)    Valid Sale; Binding Obligations. This Agreement constitutes an absolute and irrevocable valid sale, transfer, and assignment of the Asset Interest to Agent (on behalf of each Purchaser), for the benefit of Purchasers, or, alternatively, a granting of a valid security interest in the Asset Interest to Agent, for the benefit of Purchasers, enforceable against creditors of, and purchasers from, Seller; and this Agreement constitutes, and each other Transaction Document to be signed by Seller when duly executed and delivered by it will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under (A) its certificate of formation or limited liability company agreement, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of Seller’s material properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Lien created in connection with this Agreement and the other Transaction Documents, or (iii) violate any Law applicable to it of any Governmental Authority having jurisdiction over it or any of its properties; except with respect to any violation or default referred to in clause (iii) above, to the extent that such violation or default could individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.
(f)    No Proceedings. (i) To the knowledge of the Primary Officer of Seller, no actions, suits or proceedings are pending or threatened before, and no investigations, injunctions, decrees or other decisions have been issued or will be issued by any Governmental Authority, that could reasonably be expected to have, individually or in the

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aggregate, a Material Adverse Effect, and (ii) to the knowledge of the Primary Officer of Seller, no threat by any Person has been made to attempt to (A) invalidate this Agreement or any of the other Transaction Documents to which it is a party, (B) prevent the servicing of the Receivables or the consummation of the purposes of this Agreement or of any of the other Transaction Documents to which it is a party, or (C) obtain any injunction, decree or other decision against it that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would prevent it from conducting its business operations related to the Receivables, its providing for the servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents to which it is a party.
(g)    Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Law.
(h)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, except for the filing of the UCC financing statements referred to in Article V of the Prior Agreement, all of which shall have been duly made and shall be in full force and effect.
(i)    Use of Proceeds. The use of all funds obtained by Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.
(j)    Quality of Title. Seller has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the Originator in each Pool Receivable thereof, together with the Related Assets. Each Pool Receivable thereof, together with the Related Assets, is owned by Seller free and clear of any Lien (other than any Lien arising under any Transaction Document or solely as the result of any action taken by any Purchaser (or any assignee thereof) or by Agent); when Agent, for the benefit of Purchasers or any Purchaser makes a Purchase or Reinvestment, as applicable, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected ownership or first priority perfected security interest in each Pool Receivable, and each Related Asset, free and clear of any Lien (other than any Lien arising under any Transaction Document or solely as the result of any action taken by any Purchaser (or any assignee thereof) or by Agent); and no financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein and the Related Assets is on file in any recording office except such as may be filed (i) in favor of Originator or Seller in accordance with the Contracts or any Transaction Document (and assigned to Agent), (ii) in favor of any Purchaser or Agent in accordance with this Agreement or any Transaction Document or (iii) in connection with any Lien arising solely as the result of any action taken by any Purchaser (or any assignee thereof) or by Agent.
(k)    Accurate Reports. No Information Package or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished

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by or on behalf of Seller (including by Servicer) to Agent, any Purchaser Agent, any LOC Issuer or any Purchaser in connection with this Agreement or the other Transaction Documents was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed in writing to Agent, Purchasers and such other Secured Parties at such time) as of the date so furnished.
(l)    UCC Details. Seller’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Schedule 6.1(l). Except as described in Schedule 6.1(l), Seller has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and Seller has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Seller is organized only in a single jurisdiction.
(m)    Lock-Box Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the lock-box accounts of Seller at such Lock-Box Banks, are specified in Schedule 6.1(m) (or have been notified to and approved by Agent and each Purchaser Agent in accordance with Section 7.3(d)).
(n)    Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Purchase or Reinvestment or on the date of any Information Package was an Eligible Receivable on such date. Upon and after giving effect to any Purchase or Reinvestment to be made on such date, sufficient Eligible Receivables exist in the Receivables Pool such that the sum of Purchasers’ Total Investment and the Required Reserves does not exceed the Net Pool Balance.
(o)    [Reserved].
(p)    Nature of Pool Receivables. The purchase of Pool Receivables (or an interest therein) pursuant to the terms hereof does not constitute a Security.
(q)    Adverse Change. Solely as of the date hereof, (i) there has been no material adverse change in the value, validity, enforceability or collectability or payment history of its receivables or of the Pool Receivables since November 30, 2014, and (ii) since Seller’s date of formation, there has been no Material Adverse Effect with respect to Seller.
(r)    Credit and Collection Policies; Law. It has engaged Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies and all applicable Law, and such policies have not changed in any material respect since the Closing Date, except as otherwise permitted by the Transaction Documents or with the prior written consent of Agent and each Purchaser Agent. Seller has complied in all material respects with all applicable Law.

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(s)    Financial Information. The information related to Seller contained in the financial statements delivered to Agent and each Purchaser Agent is true and correct in all material respects as of the date presented or provided, as applicable.
(t)    Investment Company Act. Seller is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company,” under (and as to each such term, as defined in) the Investment Company Act. Seller is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that Seller is not a “covered fund” under the Volcker Rule, Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.
(u)    No Other Obligations. Seller does not have outstanding any security of any kind except membership interests issued to MPI in connection with its organization and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any other debt or obligation and no Person has any commitment or other arrangement to extend credit to Seller, in each case, other than (i) as will occur in accordance with or under the Transaction Documents and (ii) Permitted Debt.
(v)    Representations and Warranties in Other Transactions Documents. It hereby makes for the benefit of Agent and each Purchaser all of the representations and warranties it makes, in any capacity, in the other Transaction Documents to which it is a party as if such representations and warranties (together with the related and ancillary provisions) (except to the extent such representations and warranties explicitly refer to an earlier date, in which case they shall be made as of such earlier date), were set forth in full herein.
(w)    Ordinary Course of Business. Each remittance of Collections by or on behalf of Seller pursuant to the Transaction Documents and any related accounts of amounts owing hereunder in respect of the Purchases will have been (i) in payment of a debt incurred by Seller in the ordinary course of business or financial affairs of Seller and (ii) made in the ordinary course of business or financial affairs of Seller.
(x)    Tax Status. Seller has (i) timely filed all United States Federal income tax returns and all other material tax returns required to be filed by it and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than such taxes, assessments and other governmental charges the validity of which is being contested in good faith or to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).
(y)    No Event of Default. No event has occurred and is continuing and no condition exists, or would result from any Purchase or Reinvestment or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Event of Default.

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(z)    Sanctions Laws. Seller is not (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”) or a Person sanctioned by the United States of America pursuant to any of the regulations administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended); or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person, or (y) the government of a country the subject of comprehensive U.S. economic sanctions administered by OFAC (collectively, “OFAC Countries”).
Seller represents and covenants that no Purchase, nor the proceeds from any Purchase, has been or will be used, to lend, contribute, provide or has otherwise been made or will otherwise be made available for the purpose of funding any activity or business in any OFAC Countries or for the purpose of funding any prohibited activity or business of any Person located, organized or residing in any OFAC Country or who is an OFAC Listed Person, absent valid and effective license and permits issued by the government of the United States or otherwise in accordance with applicable Laws, or in any other manner that will result in any violation by any Purchaser, any Purchaser Agent or the Agent of the sanctions administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended).
(aa)    USA PATRIOT Act and Anti-Money Laundering Laws. Seller is in compliance, in all material respects, with the USA PATRIOT Act. No part of the proceeds of the Purchases will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 6.2    Representations and Warranties of MPI, Individually and as Servicer. MPI, individually and in its capacity as Servicer, represents and warrants, as of the date hereof, the Closing Date and as of each date on which a Purchase or Reinvestment is made (and each successor to MPI as Servicer as of and following the date it becomes Servicer hereunder represents and warrants, as of each date on which a Purchase or Reinvestment is made) as follows (except that no such successor Servicer that is not an Affiliate of MPI shall be deemed to make the representations and warranties contained in clause (h) below) and no such successor Servicer that is not an ERISA Affiliate of the Performance Guarantor shall be deemed to make the representations and warranties contained in clause (o) below):
(a)    Organization and Good Standing. It has been duly organized and is validly existing as a corporation (or other business entity in the case of any successor of Servicer) in good standing under the Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and had at all relevant times, and now has, all necessary power, authority, and legal right to service the Pool Receivables, except where failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b)    Due Qualification. It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses or approvals, except where failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, and (C) service the Pool Receivables and Related Assets in accordance with the provisions hereof and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the servicing of the Pool Receivables in accordance with the provisions hereof.
(d)    Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under (A) its articles or certificate of incorporation or by-laws, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of its material properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than any Lien created in connection with this Agreement and the other Transaction Documents, or (iii) violate any Law applicable to it of any Governmental Authority having jurisdiction over it or any of its properties; except with respect to any violation or default referred to in clauses (i)(B) or (iii) above, to the extent that such violation or default could not reasonably, individually or in the aggregate, be expected to have a Material Adverse Effect.
(f)    No Proceedings. Solely as of the date hereof, to the Primary Officer of Servicer’s knowledge, no threat by any Person has been made to attempt to (A) invalidate this Agreement or any other Transaction Document to which it is a party, (B) prevent the servicing of the Receivables or the consummation of the purposes of this Agreement or of any of the other Transaction Documents to which it is a party, or (C) seek any determination or ruling that could reasonably be expected to materially and adversely

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affect (x) the performance by the Servicer of its obligations under the Transaction Documents or (y) the validity or enforceability of the Transaction Documents, a material portion of the Contracts or any material amount of the Receivables.
(g)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article V, all of which shall have been duly made and shall be in full force and effect.
(h)    Financial Condition. (i) The consolidated financial statements of Performance Guarantor (or following the consummation of the Specified Acquisition Transaction, New Mylan) delivered in connection with the Closing Date or, if later, most recently delivered pursuant to Section 7.5(a), are true and correct in all material respects and present fairly in all material respects the consolidated financial condition and operations of Servicer and Performance Guarantor (or following the consummation of the Specified Acquisition Transaction, New Mylan) as of such date and its results of operations as of the dates and for the period then ended, all in accordance with generally accepted accounting principles consistently applied; and (ii) since November 30, 2014, there has been no change in any condition, business, or operations of Servicer, Seller or Performance Guarantor that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)    Accurate Reports. No Information Package (to the extent information therein was supplied by it or any of its Subsidiaries or Affiliates), or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of Servicer, Seller or any of their respective Affiliates to Agent, any Purchaser Agent, any LOC Issuer or any Purchaser in connection with this Agreement: was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed in writing to Agent, Purchasers and other Secured Parties at such time) as of the date so furnished.
(j)    Lock-Box Accounts. The names and addresses of the Lock-Box Banks, together with the account numbers of the lock-box accounts of Seller at such Lock-Box Banks, are specified in Schedule 6.1(m) (or have been notified to and approved by Agent and each Purchaser Agent in accordance with Section 7.3(d)).
(k)    Servicing Programs. No material license or approval is required for Agent’s use of any software or other computer program used by Servicer, Originator or any sub-servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.
(l)    [Reserved].
(m)    Credit and Collection Policies; Law. It has complied with the Credit and Collection Policies in all material respects and such policies have not changed in any

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material respect since the Closing Date, except with the prior written consent of Agent and each Purchaser Agent. It has complied with all applicable Law except where such noncompliance, individually or in the aggregate, would not, individually or in the aggregate, have a Material Adverse Effect.
(n)    Investment Company Act. Servicer is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company,” under (and as to each such term, as defined in) the Investment Company Act.
(o)    ERISA. Except as could reasonably be expected to result in a Material Adverse Effect, MPI, Performance Guarantor and their respective ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA, and have not incurred any liability to the PBGC under Title IV of ERISA other than a liability for premiums under Section 4007 of ERISA. No steps have been taken by any Person to terminate any Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA, except to the extent such steps or such termination could not reasonably be expected to result in a Material Adverse Effect.
(p)    Adverse Change in Receivables. Solely on the date hereof, since November 30, 2014, there has been no material adverse change in the value, validity, enforceability or collectability or payment history of its receivables or of the Pool Receivables.
(q)    Tax Status. Servicer has (i) timely filed all United States Federal income tax returns and all other material tax returns required to be filed and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than such taxes, assessments and other governmental charges the validity of which is being contested in good faith or to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).
(r)    No Event of Default. No event has occurred and is continuing and no condition exists, or would result from any Purchase or Reinvestment or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Event of Default.
(s)    Sanctions Laws. Neither the Servicer nor any subsidiary thereof is (i) an OFAC Listed Person or a Person sanctioned by the United States of America pursuant to any of the regulations administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended); or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person, or (y) the government of any OFAC Country.
The Servicer represents and covenants that no Purchase, nor the proceeds from any Purchase, has been or will be used, to lend, contribute, provide or has otherwise been made or will otherwise be made available for the purpose of funding any activity or

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business in any OFAC Countries or for the purpose of funding any prohibited activity or business of any Person located, organized or residing in any OFAC Country or who is an OFAC Listed Person, absent valid and effective license and permits issued by the government of the United States or otherwise in accordance with applicable Laws, or in any other manner that will result in any violation by any Purchaser, any Purchaser Agent or the Agent of the sanctions administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended).
(t)    USA PATRIOT Act and Anti-Money Laundering Laws. The Servicer and its subsidiaries are in compliance, in all material respects, with the USA PATRIOT Act. No part of the proceeds of the Purchases will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VII

GENERAL COVENANTS OF SELLER AND SERVICER
SECTION 7.1    Affirmative Covenants of Seller. From the date hereof until the Final Payout Date, Seller shall, unless Agent and each Purchaser Agent shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply in all material respects with all applicable Laws with respect to it, the Pool Receivables and each of the related Contracts.
(b)    Preservation of Existence. Preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Inspections. (i) From time to time, upon reasonable prior notice and during regular business hours, permit any representatives designated by each Purchaser, Purchaser Agent, each LOC Issuer, the Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants, on a coordinated basis (A) to examine and make copies of and abstracts from all Records in the possession or under the control of Seller or its Affiliates or agents, and (B) to visit the offices and properties of Seller or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or Seller’s performance hereunder with any of the officers or employees of Seller or its Affiliates having knowledge of such matters and (ii) use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Seller, all at such reasonable times and as often as reasonably requested and in all cases under clauses (i) and (ii) above subject to applicable Law and the terms of

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applicable confidentiality agreements; provided, that solely with respect to clauses (i)(B) and (ii) above, neither Seller nor any of its officers or agents shall be required to discuss any matters that Seller reasonably determines that the discussion of such matters (or the provision of written documents in respect thereof) will violate or result in the waiver of an applicable attorney-client privilege, but the foregoing will not limit the Seller’s obligation to provide the Records as well as payment information with respect to each Pool Receivable to each Purchaser, Purchaser Agent, each LOC Issuer, the Agent and their respective agents or representatives; provided, that (x) any Purchaser, any Purchaser Agent, each LOC Issuer, Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants will conduct such requests for visits and inspections through the Agent and (y) unless an Event of Default has occurred that has not been waived in accordance with the terms of this Agreement, such visits, inspections and discussions shall be limited to two per calendar year and at the costs and expense of the Purchasers; provided further that (a) one such visit, inspection and discussion shall be coordinated with the preparation of the annual agreed upon procedures report required pursuant to Section 7.5(f) and coordinated with any visits, inspections and discussions with the Servicer pursuant to Section 7.4(c) and (b) after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement all such activities shall be at the sole costs and expense of the Seller and no limitation shall be imposed on the number of visits, inspections or discussions. Each Purchaser, each Purchaser Agent, LOC Issuer, Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants shall provide the Seller the opportunity to participate in any discussions with the Seller’s independent accountants.
(d)    Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Assets in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Assets (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Default, upon the request of Agent or any Purchaser Agent, deliver or cause Servicer to deliver the originals of all Contracts to Agent, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against the Obligor thereof.
(e)    Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless Originator or Seller makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2(a)(ii) of the Sale Agreement.

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(f)    Location of Records. Keep the Records (and all original documents relating thereto), at the addresses of Seller referred to in Section 6.1(l) or at such other locations identified in the most recently delivered Information Package.
(g)    Credit and Collection Policies. Cause Servicer to service the Pool Receivables and Related Security in accordance with the Credit and Collection Policies in all material respects and not agree to any material changes thereto (including changes that would materially impair the value, validity, collectability or enforceability of, or materially increase the days-to-pay, Dilution or Contractual Dilution in excess of the Adjusted Contractual Dilution Estimate at such time with respect to, any Pool Receivables) without the prior written consent of Agent and each Purchaser Agent.
(h)    Collections. (i) Instruct or cause Servicer to instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly with a Lock-Box Bank. In the event Seller or its Affiliates receive any Collections, they will deposit such Collections in a lock-box account with a Lock-Box Bank covered by a Lock-Box Agreement the earlier of (A) within four (4) Business Days of such receipt and (B) within two (2) Business Days of identification thereof as Collections and (ii) in the event a Lock-Box Agreement is terminated, direct the applicable Lock-Box Bank to direct Collections received into the applicable lock-box or amounts deposited into the applicable lock-box account, as directed by the Agent.
(i)    Right and Title. Hold all right, title and interest in each Pool Receivable, except to the extent that any such right, title or interest has been granted, sold or otherwise transferred to Agent or any Purchaser hereunder.
(j)    Transaction Documents. Without limiting any of Seller’s covenants or agreements set forth herein or in any other Transaction Document, comply with each and every of its covenants and agreements under each Transaction Document to which it is a party in any capacity and its certificate of formation and limited liability company agreement, which (together with the related definitions and ancillary provisions) is hereby incorporated herein by reference for the benefit of Purchasers and Agent.
(k)    Enforcement of Sale Agreement and Performance Guaranty. On its own behalf and on behalf of Purchasers and Agent, shall promptly enforce all material covenants and obligations of Originator contained in the Sale Agreement or the Performance Guarantor in the Performance Guaranty, as applicable, and shall deliver consents, approvals, directions, notices, waivers and take other actions under the Sale Agreement or the Performance Guaranty, as applicable, as may be reasonably directed by Agent.
SECTION 7.2    Reporting Requirements of Seller. From the date hereof until the Final Payout Date, Seller shall (or shall cause the Servicer to deliver on behalf of the Seller), unless Agent and each Purchaser Agent shall otherwise consent in writing, furnish or cause to be furnished to Agent and each Purchaser Agent:

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(a)    Financial Statements. (i) As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Seller, copies of the unaudited income statement and balance sheet of Seller with respect to such quarter, in conformity with generally accepted accounting principles, duly certified by the chief financial officer or other executive officer of Seller with respect to such quarter; and (ii) as soon as available and in any event within ninety (90) days after the end of the fiscal year of Seller, copies of the unaudited annual income statement and balance sheet of Seller, prepared in conformity with generally accepted accounting principles, duly certified by the chief financial officer or other executive officer of Seller with respect to such fiscal year. Financial statements shall be deemed to have been delivered if such statements and information shall have been posted by or on behalf of the Seller on its website or shall have been posted on IntraLinks or similar site to which all of the Agent and Purchaser Agents have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.
(b)    ERISA. Written notice of any ERISA Event that Seller becomes aware of the occurrence of which, alone or together with any other ERISA Event that has occurred, could reasonably be expected to result in a Material Adverse Effect.
(c)    Events of Default. Prompt notice of the occurrence of each Event of Default, each Unmatured Event of Default, any failure by Performance Guarantor or New Mylan (as applicable) to comply with the Financial Covenants set forth in any Credit Agreement and each Event of Default, accompanied by a written statement of an appropriate officer of Seller setting forth details of such event and the action that Seller proposes to take with respect thereto, such notice to be provided as soon as possible, and in any event within five (5) Business Days after Seller obtains knowledge of any such event.
(d)    Litigation. As soon as possible, and in any event within five (5) Business Days of a Primary Officer of Seller obtaining knowledge thereof, notice of (i) any action, suit or proceeding by or before an arbiter or Governmental Authority (including a contingency thereof) initiated against Seller and (ii) any development in previously disclosed action, suit or proceeding which, individually or in the aggregate, is materially adverse in the Seller’s reasonable determination.
(e)    Pool Receivables Agreed Upon Procedures Report. Not later than forty-five (45) days following the Agent’s or any Purchaser Agent’s delivery to the Seller of a written request therefor (at the sole cost and expense of Seller), (i) a copy of an agreed upon procedures report, prepared by an accounting firm or consulting firm acceptable to Agent in Agent’s sole discretion, for the Pool Receivables, as of the end of the preceding 12 months, stating the aggregate Unpaid Balance of the Pool Receivables, the Net Pool Balance, the Unpaid Balance of the Defaulted Receivables and Diluted Receivables and confirming that, based upon its performance of the agreed upon procedures, such accountants or consultants found nothing that would indicate that the Information Package provided for the Settlement Period ended on or next preceding the last day of such fiscal year of Seller is inaccurate or incomplete; and (ii) a copy of an agreed upon procedures report prepared by the same nationally recognized independent certified

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public accountants or consultants, or a management report addressed to Agent with a copy to each Purchaser Agent relating to the ability of Servicer to perform or observe any term, covenant or condition relating to it hereunder as Servicer. The scope of the above agreed upon procedures for clauses (i) and (ii) above shall be as reasonably requested by the Agent after consultation with each Purchaser Agent. Notwithstanding the foregoing, so long as no Event of Default has occurred, the Seller shall not be required to deliver the agreed upon procedures reports described in clauses (i) and (ii) above more than once in any twelve (12) calendar month period.
(f)    Change in Credit and Collection Policies or Business. (i) Prior to its effective date, notice of (a) any material change in the Credit and Collection Policies; or (b) Seller making a change or changes in the character of its business and (ii) within 30 days of each annual anniversary of the Closing Date, an updated copy of the Credit and Collection Policies.
(g)    Change in Accounting Policy. Prompt notice of any material change in the accounting policy of Seller if such change relates to the Receivables or the origination or servicing thereof or the transactions contemplated by the Transaction Documents.
(h)    Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of Seller, any Originator, Performance Guarantor, New Mylan or MPI as Agent or any Purchaser Agent may from time to time reasonably request in order to protect the interests of any LOC Issuer, Agent or any Purchaser under or as contemplated by this Agreement or any other Transaction Document; provided, however, that Seller shall not be required to deliver any information that Seller reasonably determines that the delivery of such information (or the provision of written documents in respect thereof) will violate or result in the waiver of an applicable attorney-client privilege, but the foregoing will not limit the Seller’s obligation to provide the Records as well as payment information with respect to each Pool Receivable to each Purchaser, Purchaser Agent, each LOC Issuer, the Agent and their respective agents or representatives.
(i)    Notices Under Sale Agreement. A copy of each notice received by Seller from Originator pursuant to any provision of the Sale Agreement.
(j)    Agreed Upon Procedures. In addition, Seller shall reasonably cooperate with Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Section 7.5(f).
SECTION 7.3    Negative Covenants of Seller. From the date hereof until the Final Payout Date, Seller shall not, without the prior written consent of Agent and each Purchaser Agent, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:
(a)    Sales, Liens, Etc. Except as otherwise explicitly provided herein or in the Sale Agreement, sell, assign (by operation of Law or otherwise) or otherwise dispose of,

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or create or suffer to exist any Lien upon or with respect to, any of its assets (including any Pool Receivable or Related Assets, or any interest therein, or any lock-box account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing).
(b)    Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.2(b), extend, amend or otherwise modify the terms of any Pool Receivable or amend, modify or waive any term or condition of any related Contract in any respect that would or could reasonably be expected to, individually or in the aggregate, materially adversely affect the payment (including the timing thereof), the value, the validity, the collectability, or the enforceability of, or the exercise of any rights with respect to the related Pool Receivables by it or Agent or otherwise, that would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case unless no Event of Default has occurred and a Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.
(c)    Change in Credit and Collection Policies, Business, Organizational Documents or Transaction Documents. (i) Make or consent to any change in the Credit and Collection Policies that could materially impair the value, validity, collectability or enforceability of, or increase the days-to-pay, Dilution or Contractual Dilution in excess of the Adjusted Contractual Dilution Estimate at such time with respect to, any Pool Receivable or otherwise make any material change thereto without the prior written consent of Agent and each Purchaser Agent, (ii) make a change or changes in the character of its business or amend or otherwise modify its limited liability company agreement or certificate of formation without the prior written consent of Agent and each Purchaser Agent, such consent not to be unreasonably withheld or delayed or (iii) amend any other Transaction Document to which the Seller is a party without the prior written consent of the Agent and each Purchaser Agent.
(d)    Change in Lock-Box Banks. Subject to Section 7.4(g), deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collections or proceeds thereof (other than as remitted to Seller pursuant to Section 1.3(a)(iii) hereof) in any account other than a lock-box account (or related lock-box, if applicable) covered by a Lock-Box Agreement at any Lock-Box Bank other than those banks listed in Schedule 6.1(m), unless Agent shall have previously received duly executed copies of all Lock-Box Agreements with each such new Lock-Box Bank; provided, that a Lock-Box Bank may not be terminated unless the payments from Obligors that are being sent to such Lock-Box Bank will, upon termination of such Lock-Box Bank and at all times thereafter, be deposited in a lock-box account with another Lock-Box Bank covered by a Lock-Box Agreement.
(e)    Name Change, Mergers, Acquisitions, Sales, etc. (i) Change its name without prompt notice thereafter, and in any event within ten (10) Business Days, to Agent and each Purchaser Agent, (ii) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey, contribute or lease all or any

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substantial part of its assets, or sell or assign with or without recourse any Receivables or any interest therein (other than pursuant hereto and to the Sale Agreement) to any Person or (iii) have any Subsidiaries.
(f)    Debt and Business Activity. Except for any Permitted Debt, incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, purchase any asset (or make any investment by share purchase loan or otherwise) or engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and limited liability company agreement.
(g)    Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate structure or make any other change such that any financing statement filed or other action taken to perfect Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective, unless Seller shall have given Agent and each Purchaser Agent not less than thirty (30) days’ prior written notice of such change and shall have cured such circumstances. Seller shall not amend or otherwise modify or waive its limited liability company agreement or any of its other organizational documents or any provision thereof without the prior written consent of Agent and each Purchaser Agent, such consent not to be unreasonably withheld or delayed. Seller shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article Nine of the UCC (2001 or later revision) is in effect.
(h)    Actions Impairing Quality of Title. Take any action that could cause any Pool Receivable, together with the Related Assets, not to be owned by it free and clear of any Lien (other than any Lien arising under any Transaction Document or solely as the result of any action taken by any Purchaser (or any assignee thereof) or by Agent); or take any action that could cause Agent not to have a valid and perfected ownership or first priority perfected security interest in the Asset Interest (including each Related Asset) and each lock-box account of Seller at a Lock-Box Bank, all amounts on deposit therein and all products and proceeds of the foregoing, free and clear of any Lien (other than any Lien arising under any Transaction Document or solely as the result of any action taken by any Purchaser (or any assignee thereof) or by Agent); or suffer the existence of any financing statement or other instrument similar in effect covering any Pool Receivable or any Related Asset on file in any recording office except such as may be filed (i) in favor of Originator or Seller in accordance with the Contracts or any Transaction Document or (ii) in favor of a Purchaser or Agent in accordance with this Agreement or any Transaction Document or in connection with any Lien arising solely as the result of any action taken by any Purchaser (or any assignee thereof) or by Agent.
(i)    Net Worth. Seller will not permit its net worth (as calculated in accordance with generally accepted accounting principles consistently applied), at any time, to be less than an amount equal to 2.0% of the Purchasers’ Total Commitment at such time.

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(j)    Actions by Originator. Notwithstanding anything to the contrary set forth in the Sale Agreement, Seller will not consent to (i) any change or removal of any notation required to be made by Originator pursuant to Section 3.3 of the Sale Agreement, or (ii) any waiver of or departure from any term set forth in Section 5.4 of the Sale Agreement, in each case without the prior written consent of Agent and each Purchaser Agent.
SECTION 7.4    Affirmative Covenants of Servicer. From the date hereof until the Final Payout Date, Servicer shall, unless Agent and each Purchaser Agent shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply with all applicable Laws with respect to it, the Pool Receivables, the related Contracts and the servicing and collection thereof except to the extent such non-compliance would not and could not reasonably be expected to have a Material Adverse Effect.
(b)    Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Inspections. (i) From time to time, upon reasonable prior notice and during regular business hours, permit any representatives designated by each Purchaser, Purchaser Agent, each LOC Issuer, the Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants, on a coordinated basis (A) to examine and make copies of and abstracts from all Records in the possession or under the control of Servicer or its Affiliates or agents, and (B) to visit the offices and properties of Servicer or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or Servicer’s performance hereunder with any of the officers or employees of Servicer or its Affiliates having knowledge of such matters and (ii) use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Servicer, all at such reasonable times and as often as reasonably requested and in all cases under clauses (i) and (ii) above subject to applicable Law and the terms of applicable confidentiality agreements; provided, that solely with respect to clauses (i)(B) and (ii) above, neither Servicer nor any of its officers or agents shall be required to discuss any matters that Servicer reasonably determines that the discussion of such matters (or the provision of written documents in respect thereof) will violate or result in the waiver of an applicable attorney-client privilege, but the foregoing will not limit the Servicer’s obligation to provide the Records as well as payment information with respect to each Pool Receivable to each Purchaser, Purchaser Agent, each LOC Issuer, the Agent and their respective agents or representatives; provided, that (x) any Purchaser, any Purchaser Agent, each LOC Issuer, Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants will conduct such requests for visits and inspections through the

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Agent and (y) unless an Event of Default has occurred that has not been waived in accordance with the terms of this Agreement, such visits, inspections and discussions shall be limited to two per calendar year and at the costs and expense of the Purchasers; provided further that (a) one such visit, inspection and discussion shall be coordinated with the preparation of the annual agreed upon procedures report required pursuant to Section 7.5(f) and coordinated with any visits, inspections and discussions pursuant to Section 7.1(c) and (b) after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement all such activities shall be at the sole costs and expense of the Servicer and no limitation shall be imposed on the number of visits, inspections or discussions. Each Purchaser, each Purchaser Agent, LOC Issuer, Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants shall provide the Servicer the opportunity to participate in any discussions with the Servicer’s independent accountants.
(d)    Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Assets in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Assets (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). Upon the request of Agent or any Purchaser Agent, deliver the originals of all Contracts to Agent, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against the Obligor thereof.
In addition, Servicer shall keep its principal place of business and chief executive office at the address(es) of Servicer referred to in Schedule 13.2 or at such other address(es) of Servicer as set forth in the Sale Agreement or, upon thirty (30) days’ prior written notice to Agent and each Purchaser Agent, at such other locations in jurisdictions where all action required by Section 8.6 hereof shall have been taken and completed.
(e)    Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless, with respect to a Pool Receivable, Originator or Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the Sale Agreement.
(f)    Credit and Collection Policies. Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and Related Security, the related Contract and the other Related Assets and the servicing and collection thereof.

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(g)    Collections. (i) Instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly with a Lock-Box Bank. In the event Servicer or any of its Affiliates receives any Collections, such Person will deposit such Collections with a Lock-Box Bank the earlier of (A) within four (4) Business Days of such receipt and (B) within two (2) Business Days of identification thereof as Collections and (ii) in the event a Lock-Box Agreement is terminated, direct the applicable Lock-Box Bank to direct payments received into the applicable lock-box or amounts deposited into the applicable lock-box account, as directed by the Agent.
(h)    Transaction Documents. Without limiting any of Servicer’s covenants or agreements set forth herein or in any other Transaction Document, so long as Servicer is Originator, comply in all material respects with each and every of its covenants and agreements as Originator under each Transaction Document to which it is a party in any capacity, each of which (together with the related definitions and ancillary provisions) is hereby incorporated herein by reference for the benefit of Purchasers and Agent.
(i)    [Reserved].
(j)    Frequency of Billing. Prepare and deliver invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than monthly.
SECTION 7.5    Reporting Requirements of MPI, Individually and as Servicer. From the date hereof until the Final Payout Date, Servicer shall furnish to Agent and each Purchaser Agent, unless Agent and each Purchaser Agent shall otherwise consent in writing, each of the following:
(a)    (i)     Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarterly periods of each of its fiscal years, the unaudited consolidated balance sheet of Performance Guarantor (or following the consummation of the Specified Acquisition Transaction, New Mylan) and its consolidated Subsidiaries (including Servicer and following the consummation of the Specified Acquisition Transaction, Performance Guarantor) as at the close of each such period and related statements of income and cash flows for Performance Guarantor (or following the consummation of the Specified Acquisition Transaction, New Mylan) and its consolidated Subsidiaries, in conformity with generally accepted accounting principles subject to normal year-end audit adjustments and the absence of footnotes, for the period from the beginning of such fiscal year to the end of such quarterly period, all certified by a financial officer.
(ii)     Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of each of Performance Guarantor (or following the consummation of the Specified Acquisition

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Transaction, New Mylan) and its consolidated subsidiaries, copies of the audited, consolidated financial statements (which shall include balance sheets, statements of cash flows, operations, and stockholders equity) of Performance Guarantor (or following the consummation of the Specified Acquisition Transaction, New Mylan) and its consolidated Subsidiaries (including Servicer and following the consummation of the Specified Acquisition Transaction, Performance Guarantor) in conformity with generally accepted accounting principles, duly certified by Deloitte LLP or another nationally recognized firm of independent certified public accountants reasonably acceptable to Agent and each Purchaser Agent, with respect to such fiscal year (without a “going-concern” or like qualification or exception and without any qualification or exception as to the scope of such audit).
(iii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit 7.5(a)(iii) signed by an authorized officer of Servicer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
Financial statements shall be deemed to have been delivered if such statements and information shall have been posted by or on behalf of the Servicer on its website or shall have been posted on IntraLinks or similar site to which all of the Agent and Purchaser Agents have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.
(b)    Financial Statements and Other Information. Servicer will furnish to Agent and Agent shall promptly after receipt thereof furnish to each Purchaser Agent:
(i)    promptly after the same becomes publicly available, copies of all proxy statements, financial statements and regular or special reports which Performance Guarantor or New Mylan sends to its stockholders;
(ii)    promptly following a request therefor, any documentation or other information (including with respect to Originator, Seller or Performance Guarantor) that Agent, any Purchaser Agent, any LOC Issuer or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti money laundering rules and regulations, including the USA PATRIOT Act; and
(iii)    from time to time such further information regarding the business, affairs and financial condition of Seller, Servicer, Performance Guarantor, New Mylan, Originator and their respective subsidiaries as Agent or any Purchaser Agent shall reasonably request; provided, however, that Servicer shall not be required to deliver any information that Servicer reasonably determines that the delivery of such information (or the provision of written documents in respect thereof) will violate or result in the waiver of an applicable attorney-client privilege, but the foregoing will not limit the Servicer’s obligation to provide the Records as well as payment information with respect to each Pool Receivable to each Purchaser, Purchaser Agent, each LOC Issuer, the Agent and their respective agents or representatives.

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The information set forth in sub clauses (i) of this clause (b) shall be deemed to have been delivered if such statements and information shall have been posted by or on behalf of the Servicer on its website or shall have been posted on IntraLinks or similar site to which all of the Agent and Purchaser Agents have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.
(c)    ERISA. Written notice of any ERISA Event that MPI becomes aware of, the occurrence of which, alone or together with any other ERISA Event that has occurred, could reasonably be expected to result in a Material Adverse Effect.
(d)    Events of Default. Prompt notice of its knowledge of the occurrence of each Event of Default, each Unmatured Event of Default, any failure by Performance Guarantor or New Mylan (as applicable) to comply with the Financial Covenants set forth in any Credit Agreement and any draw on a Letter of Credit, accompanied by a written statement of an appropriate officer of Servicer setting forth details of such event and the action that it proposes to take with respect thereto, such notice to be provided as soon as possible, and in any event within five (5) Business Days after it obtains knowledge of any such event.
(e)    Litigation. As soon as possible, and in any event within five (5) Business Days of a Primary Officer of Servicer obtaining knowledge thereof, notice of (a) any action, suit or proceeding by or before any arbiter or Governmental Authority initiated against (i) Originator, Performance Guarantor or Servicer which may exist at any time which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would prevent it in any material respect from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents or (ii) Seller and (b) any development in previously disclosed action, suit or proceeding which, individually or in the aggregate, is materially adverse in the Servicer’s reasonable determination.
(f)    Agreed Upon Procedures Report. Not later than forty-five (45) days following the Agent’s delivery to the Servicer of a written request therefor (at the sole cost and expense of Servicer), a report of an accounting firm or consulting firm reasonably acceptable to Agent, addressed to Agent with a copy to each Purchaser Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of Servicer for the prior fiscal year. The scope of the above agreed upon procedures report shall be as reasonably requested by the Agent or such Purchaser Agent. Notwithstanding the foregoing, so long as no Event of Default has occurred, the Servicer shall not be required to deliver the foregoing agreed upon procedures report more than once in any twelve (12) calendar month period.
(g)    Change in Credit and Collection Policies or Business. (i) Prior to its effective date, notice of (a) any material change in the Credit and Collection Policies, and (b) any change in the character of Servicer’s business that has or could reasonably be expected to, individually or the aggregate, materially and adversely affect the ability of

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Servicer to perform its obligations hereunder or otherwise have a Material Adverse Effect or would prevent it from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents and (ii) within 30 days of each annual anniversary of the Closing Date, a current copy of the Credit and Collection Policies.
(h)    Change in Accounting Policy. Promptly notify Agent and each Purchaser Agent of any material change in the accounting policy of any Originator or Performance Guarantor if such change relates to the Receivables or the origination or servicing thereof or the transactions contemplated by the Transaction Documents.
(i)    Other Information. From time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of Seller, any Originator, Servicer, Performance Guarantor, New Mylan or MPI as Agent or any Purchaser Agent may from time to time request in order to protect the interests of Agent or Purchasers under or as contemplated by this Agreement or any other Transaction Document; provided, however, that Servicer shall not be required to deliver any information that Servicer reasonably determines that the delivery of such information (or the provision of written documents in respect thereof) will violate or result in the waiver of an applicable attorney-client privilege, but the foregoing will not limit the Seller’s obligation to provide the Records as well as payment information with respect to each Pool Receivable to each Purchaser, Purchaser Agent, each LOC Issuer, the Agent and their respective agents or representatives.
(j)    Servicing Programs. If Servicer is not MPI (or an Affiliate of MPI) or if any Event of Default has occurred and a license or approval is required for Agent’s or such successor Servicer’s use of any software or other computer program used by MPI in the servicing of the Receivables, then MPI shall at its own expense arrange for Agent or such successor Servicer to receive any such required license or approval.
(k)    Contractual Dilution Estimate. On or before each Reporting Date, the Servicer shall include in each Information Package delivered to Agent and each Purchaser Agent, the Contractual Dilution Estimate for the then outstanding Pool Receivables and the actual Contractual Dilution for the Settlement Period related to that Reporting Date. The Contractual Dilution Estimate shall be calculated by the Servicer in the ordinary course based on Contractual Dilution expected to occur with respect to the then outstanding Pool Receivables as reasonably determined by the Servicer in accordance with the practices set forth on Exhibit 7.5(k) and the definition of “Contractual Dilution Estimate” and reflected on the books and records of the Servicer in accordance with the customary procedures therefor established by the Servicer and its external accountants.
(l)    Adjusted Contractual Dilution Estimate, Etc. On or before each Reporting Date, the Servicer shall include in each Information Package delivered to Agent and each Purchaser Agent, each of (i) the Direct Check Rebate Estimate for the then outstanding Pool Receivables, (ii) the Failure to Supply Check Payment Estimate for the then outstanding Pool Receivables and (iii) the Unmatched Deductions and Unmatched

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Deductions Unaccrued as of the Cut-Off Date for the related Settlement Period. The Direct Check Rebate Estimate and the Failure to Supply Check Payment Estimate shall be calculated by the Servicer in the ordinary course based on the related amounts expected to occur with respect to the then outstanding Pool Receivables as reasonably determined by the Servicer in accordance with the definitions of “Direct Check Rebate Estimate” and “Failure to Supply Check Payment Estimate” and reflected on the books and records of the Servicer in accordance with the customary procedures therefor established by the Servicer and its external accountants. The Unmatched Deduction shall be calculated by the Servicer in the ordinary course as reasonably determined by the Servicer in accordance with the definition of “Unmatched Deduction”. The Unmatched Deduction Unaccrued shall be calculated by the Servicer in the ordinary course as reasonably determined by the Servicer in accordance with the definition of “Unmatched Deduction Unaccrued”.
SECTION 7.6    Negative Covenants of MPI, Individually and as Servicer. From the date hereof until the Final Payout Date, MPI, individually and as Servicer, shall not, without the prior written consent of Agent and each Purchaser Agent, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:
(a)    Interference with Seller. Take any action that would cause Seller or Originator (if Servicer is not Originator) to breach any of its representations, undertakings, obligations or covenants under any of the Transaction Documents.
(b)    Extension or Amendment of Receivables. Except as contemplated in Section 8.2(b), extend, amend or otherwise modify the terms of any Pool Receivable or amend, modify or waive any term or condition of any related Contract in any respect that would or could reasonably be expected to, individually or in the aggregate, materially and adversely affect the payment (including the timing thereof), the value, the validity, the collectability, or the enforceability of, or the exercise of any rights with respect to the related Pool Receivables by it, Agent or any Purchaser or otherwise that would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case unless a Deemed Collection payment in respect of the related Pool Receivable is made in connection herewith.
(c)    Change in Credit and Collection Policies, Business or Transaction Documents. (i) Make or consent to any change in the Credit and Collection Policies that could materially impair the value, validity, collectability or enforceability of, or increase the days-to-pay, Dilution or Contractual Dilution in excess of the Adjusted Contractual Dilution Estimate at such time with respect to, any Pool Receivable or otherwise make any material change thereto without the prior written consent of Agent and each Purchaser Agent, (ii) make a change in the character of its business that would have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in either case, without the prior written consent of the Agent and each Purchaser Agent or (iii) amend any other Transaction Document to which it is a party, in any capacity, without the prior written consent of Agent and each Purchaser Agent.

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(d)    Change in Lock-Box Banks. (i) Add any bank or lock-box account not listed on Schedule 6.1(m) as a Lock-Box Bank or lock-box account unless Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account or (ii) terminate any Lock-Box Bank, Lock-Box Agreement or related lock-box account without the prior written consent of Agent and each Purchaser Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-Box Bank will, upon termination of such Lock-Box Bank and at all times thereafter, be deposited in a lock-box account with another Lock-Box Bank covered by a Lock-Box Agreement.
(e)    Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof (other than as remitted to Seller pursuant to Section 1.3(a)(iii) hereof) to any account (or related lock-box, if applicable) not covered by a Lock-Box Agreement (other than a de minimis amount of payments misdirected by the Obligors).
(f)    Mergers, Sales, Etc. If Servicer is MPI or an Affiliate of MPI, consolidate or merge with or into, or sell, lease or otherwise transfer all or substantially all of its assets to, any other Person, unless (i) such Person assumes the obligations of Servicer under this Agreement and the other Transaction Documents pursuant to documentation reasonably satisfactory to Agent, (ii) Agent and each Purchaser have consented in writing thereto, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) Performance Guarantor has delivered a reaffirmation of the Performance Guaranty to the Agent as of the applicable effective date and (iv) Agent shall have received executed copies of all documents, certificates and opinions as Agent shall reasonably request; provided that notwithstanding the foregoing, any Affiliate (other than Seller) may merge into Servicer in a transaction in which Servicer is the surviving Person. In addition, MPI shall not permit Originator to consolidate or merge with or into, or permit Originator to sell, lease or otherwise transfer all or substantially all of its assets to, any other Person, unless (i) such Person assumes the obligations of Originator under the Sale Agreement and the other Transaction Documents pursuant to documentation reasonably satisfactory to Agent, (ii) Agent and each Purchaser have consented in writing thereto, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) Agent has been satisfied that all other actions to perfect and protect the interests of Agent, for the benefit of the Secured Parties, in and to the Collateral, as reasonably requested by Agent shall have been taken by, and at the expense of MPI (including the filing of any UCC financing statements or financing statement amendments), (iv) Agent shall have received lien searches and executed copies of all documents, certificates, and opinions as Agent shall reasonably request, (v) Performance Guarantor has delivered a reaffirmation of the Performance Guaranty to the Agent as of the applicable effective date and (vi) Seller, Originator and Servicer have consented to such amendments to the Transaction Documents, solely as to such amendments to reflect (x) the merger of such Person into Originator and (y) any variation in the characteristics or performance of the Receivables originated by such Person to those Receivables originated by Originator prior to giving effect to such merger, as reasonably requested by Agent, including any amendments to (A) the definitions of “Eligible Receivable”, “Net Pool Balance” or any of the definitions

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used in such definition, “Required Reserves” or any of the definitions used in such definition, “Specified Concentration Percentage” or “Loss Reserve Floor Percentage” or (B) Sections 10.01(f), (g) or (h); provided that notwithstanding the foregoing, any Affiliate of Originator may merge in a transaction in which Originator is the surviving Person.
(g)    Actions Contrary to Separateness. Take any action inconsistent with the terms of Section 7.8.
(h)    Sales, Liens, Etc. Except as otherwise provided herein, sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable or related Contract or other Related Security, or any interest therein, or any proceeds of any of the foregoing, or any lock-box account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, or purport to do any of the foregoing.
(i)    Actions Evidencing Transfers by Originator. Notwithstanding anything to the contrary set forth in the Sale Agreement, consent to any change or removal of any notation required to be made by Originator pursuant to Section 3.3 of the Sale Agreement without the prior written consent of Agent and each Purchaser Agent.
SECTION 7.7    Full Recourse. Notwithstanding any limitation on recourse contained herein or in any other Transaction Document: (i) Seller has the obligation to pay all Yield and other amounts due under Sections 3.1(c) and 3.4 or under Articles IV or XII (which obligation shall be full recourse general obligations of Seller), and (ii) all obligations of Servicer so specified hereunder shall be full recourse general obligations of Servicer.
SECTION 7.8    Corporate Separateness; Related Matters and Covenants. Each of MPI, Servicer and Seller covenants, for the benefit of Purchasers, Agent and the other Secured Parties, until the Final Payout Date as follows:
(a)    MPI, Seller and Servicer shall assure that Seller, Performance Guarantor, MPI and Originator (and each of their respective Affiliates) shall observe the applicable legal requirements for the recognition of Seller as a legal entity separate and apart from each of Originator, MPI, Performance Guarantor and any of their respective Affiliates, and comply with (and cause to be true and correct) its organizational documents, each of the facts and assumptions contained in the opinions of external counsel delivered pursuant to or in connection with the Prior Agreement, this Agreement or any other Transaction Document regarding “true sale” and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions) and assuring that each of the following is complied with:
(i)    Seller shall maintain separate company records, books of account and financial statements (each of which shall be sufficiently full and complete to permit a determination of Seller’s assets and liabilities and to permit a determination of the obligees thereon and the time for performance on each of

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Seller’s obligations) from those of Originator, MPI, Performance Guarantor and their respective Affiliates other than Seller;
(ii)    except as otherwise permitted by this Agreement, Seller shall not commingle any of its assets or funds with those of Originator, MPI, Performance Guarantor or any of their respective Affiliates;
(iii)    at least one member of Seller’s board of managers shall be an Independent Manager and the limited liability company agreement of Seller shall provide: (i) for the same definition of “Independent Manager” as used herein, (ii) that Seller’s board of managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Seller unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended except in accordance with this Agreement and without the prior written consent of the Independent Manager, the Agent and each Purchaser Agent;
(iv)    the members and board of managers of Seller shall hold all regular and special meetings appropriate to authorize Seller’s actions. The members and managers of Seller may act from time to time by unanimous written consent or through one or more committees in accordance with Seller’s certificate of formation and its limited liability company agreement. Seller shall not take any Material Actions (as defined in its limited liability company agreement) without the consent of all its managers, including its Independent Manager. Appropriate minutes of all meetings of Seller’s members and managers (and committees thereof) shall be kept by Seller;
(v)    Seller shall compensate its Independent Manager in accordance with its limited liability company agreement;
(vi)    decisions with respect to Seller’s business and daily operations shall be independently made by Seller and shall not be dictated by Originator, MPI, Performance Guarantor or any of their respective Affiliates, provided that Servicer shall service the Pool Receivables as contemplated by the Transaction Documents;
(vii)    subject to clauses (xvi) and (xix), no transactions shall be entered between Seller, on the one hand and Originator, Servicer, Performance Guarantor or any Affiliate of any of them, on the other hand (other than as contemplated hereby and in the other Transaction Documents);
(viii)    Seller shall act solely in its own name and through its own authorized managers, members, officers and agents, except that, as a general matter, the Obligors will not be informed in the first instance that Servicer, Originator or Performance Guarantor are acting on behalf of Seller. No Originator, Servicer, Performance Guarantor or any Affiliates of MPI shall be

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appointed as an agent of Seller, except in the capacity of Servicer or subservicer hereunder;
(ix)    none of Servicer, Performance Guarantor or any of their respective Affiliates shall advance funds or credit to Seller; and none of Servicer, Performance Guarantor nor any Affiliate of Servicer or Performance Guarantor will otherwise supply funds or credit to, or guarantee any obligation of, Seller except for MPI’s contributions of capital to Seller;
(x)    Seller shall maintain a separate office which shall be physically separate from space occupied by Originator, Performance Guarantor or any Affiliate of Originator or Performance Guarantor (but may be in a separate space occupied solely by Seller at the offices of Originator or any Affiliate of Originator) and shall be clearly identified as Seller’s office so it can be identified by outsiders;
(xi)    other than as permitted by the Transaction Documents, Seller shall not guarantee, or otherwise become liable with respect to, any obligation of MPI, Originator, Performance Guarantor or any Affiliate of Originator;
(xii)    Seller shall at all times hold itself out to the public under Seller’s own name as a legal entity separate and distinct from its shareholders, members, managers, Performance Guarantor, MPI, Originator and each of their respective Affiliates (the foregoing to include, but not be limited to, use of separate and distinct letterhead and telephone number(s));
(xiii)    MPI or Performance Guarantor (or following the consummation of the Specified Acquisition Transaction, New Mylan) may issue consolidated financial statements that will include Seller, but such financial statements will contain a footnote to the effect that the Receivables and Related Assets of Seller are not available to creditors of MPI or Performance Guarantor (or, if applicable, New Mylan); in addition Seller shall prepare separate financial statements in compliance with generally accepted accounting principles consistently applied;
(xiv)    if any of Seller, Servicer, Performance Guarantor or Originator shall provide Records relating to Pool Receivables to any creditor of Seller or Servicer, Seller or Servicer, as the case may be, shall also provide (or cause Originator to provide) to such creditor a notice indicating that the Collections relating to such Pool Receivables are held in trust pursuant to Section 3.4;
(xv)    Originator’s financial statements shall disclose the separateness of Seller and that the Pool Receivables are owned by Seller and are not available to creditors of Originator or of their respective Affiliates;
(xvi)    any allocations of direct, indirect or overhead expenses for items shared between Seller and Originator, Performance Guarantor or any of their respective Affiliates that are not included as part of the Servicing Fee shall be made among Seller and Originator, Performance Guarantor or any of their

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respective Affiliates to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;
(xvii)    Seller shall not be named, directly or indirectly, as a contingent beneficiary or loss payee on any insurance policy covering the property of Servicer, Originator, Performance Guarantor or any Affiliate of any of them;
(xviii)    Seller shall maintain adequate capital in light of its contemplated business operations;
(xix)    Seller shall generally maintain an arm’s-length relationship with Originator, Performance Guarantor and its Affiliates; and
(xx)    the Independent Manager shall not at any time serve as a trustee in bankruptcy for Seller, Servicer or any of their respective Affiliates.
(b)    Seller agrees that (and MPI, in its capacity as the sole member of Seller, agrees that it will cause Seller to comply therewith), until the Final Payout Date:
(i)    Seller shall not issue any security of any kind except certificates evidencing membership interests issued to MPI in connection with its formation, or incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or obligation other than as will occur in accordance with the Transaction Documents;
(ii)    Seller shall not sell, pledge or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents;
(iii)    Seller shall not purchase any asset (or make any investment, by share purchase, loan or otherwise) except as permitted by, or as provided in, the Transaction Documents;
(iv)    Seller shall not engage in any activity (whether or not pursued for gain or other pecuniary advantage) other than as permitted by the Transaction Documents;
(v)    Seller shall not create, assume or suffer to exist any Lien on any of its assets other than any Lien created pursuant to the Transaction Documents;
(vi)    Seller shall not make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any Voting Stock, security interest or equity interest in Seller or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);
(vii)    Seller shall not make, declare or otherwise commence or become obligated in respect of, any dividend, stock or other security redemption or purchase, distribution or other payment to, or for the account or benefit of, any

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owner of any Voting Stock or other security interest or equity interest in Seller to any such owner or any Affiliate of any such owner (except, in each case, as otherwise provided herein or in the other Transaction Documents), except out of funds received by it under Article III and only if (I) the result would be to directly or indirectly cause any non-compliance with Section 7.3(i) or (II) there exists (or would exist after giving effect thereto) (x) an Event of Default or (y) an Unmatured Event of Default;
(viii)    Seller shall not acquiesce in, or direct Servicer or any other agent to take, any action that is prohibited to be taken by Seller in clauses (i) through (vii) above or in Section 7.3 hereof;
(ix)    Seller shall not have any employees; and
(x)    Seller will provide for not less than ten (10) Business Days’ prior written notice to Agent and each Purchaser Agent of any removal, replacement or appointment of any manager that is to serve as an Independent Manager, such notice to include the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in this Agreement and the limited liability company agreement of Seller.
(c)    None of MPI, Seller or Servicer shall take any action or permit any of its respective Affiliates to take any action inconsistent with this Section 7.8.
(d)    Agent and each Purchaser Agent hereby confirms that the Independent Manager (Frank B. Bilotta) is acceptable to Agent and each Purchaser Agent as of the Closing Date.

ARTICLE VIII

ADMINISTRATION AND COLLECTION
SECTION 8.1    Designation of Servicer.
(a)    MPI as Initial Servicer. The servicing, administering and collection of the Pool Receivables on behalf of Agent and Purchasers shall be conducted by the Person designated as Servicer hereunder (“Servicer”) from time to time in accordance with this Section 8.1. Until Agent gives to MPI a Successor Notice (as defined in Section 8.1(b)), MPI is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof. Servicer shall receive the Servicing Fee, payable as described in Article III, for the performance of its duties hereunder.
(b)    Successor Notice. In the event that an Event of Default that has not been waived in accordance with the terms of this Agreement has occurred, Agent may, or at the direction of the Required Purchaser Agents shall, upon five (5) Business Days’ notice to MPI and Seller, to designate a new Servicer pursuant to the terms hereof (a “Successor Notice”). Upon receipt of a Successor Notice, MPI agrees that it shall terminate its

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activities as Servicer hereunder in a manner that Agent reasonably believes will facilitate the transition of the performance of such activities to the new Servicer, and the new Servicer (which may be the Agent, any Purchaser Agent or their designee) shall assume each and all of MPI’s obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and MPI shall use best efforts to assist the new Servicer in assuming such obligations. Agent agrees not to give MPI a Successor Notice except after the occurrence of an Event of Default that has not been waived in accordance with the terms of this Agreement. The new Servicer shall sign an agreement, acceptable to the Agent and each Purchaser Agent, agreeing to be bound by the terms hereof as if such entity was a party hereto.
(c)    Subservicers; Subcontracts. Servicer may not subcontract with any Person that is not an Affiliate of Servicer (excluding Seller) or otherwise delegate any of its duties or obligations hereunder except with the prior written consent of Agent and the Required Purchaser Agents, provided, that, notwithstanding any such designation, delegation or subcontract in clause (a) or clause (b) above, Servicer shall remain primarily and directly liable for the performance of all the duties and obligations of Servicer pursuant to the terms hereof.
SECTION 8.2    Duties of Servicer. Each Purchaser, each Purchaser Agent and Agent hereby appoints as its agent Servicer, as from time to time designated pursuant to Section 8.1, to enforce its rights and interests in and under the Pool Receivables, the Related Security and the related Contracts. Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect, administer and service each Pool Receivable from time to time with reasonable care and diligence and, in any event, with no less care and diligence than it uses in the collection, administration and servicing of its own assets, and in accordance with (i) applicable Laws and (ii) with the Credit and Collection Policies. Seller hereby acknowledges and agrees to this appointment of Servicer.
(a)    Allocation of Collections; Segregation. Servicer shall set aside and hold in trust Collections of Pool Receivables in accordance with Section 1.3 but shall not be required (unless otherwise requested by Agent or any Purchaser Agent during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement or while any Unmatured Event of Default is continuing) to segregate the funds constituting such portions of such Collections prior to the remittance thereof in accordance with said Section so long as Servicer is able, continuously and on an equitable and consistent basis, to identify which funds are Collections on Pool Receivables. If instructed by Agent or any Purchaser Agent in writing during the Liquidation Period or after the occurrence of any Event of Default that has not been waived in accordance with the terms of this Agreement or while any Unmatured Event of Default is continuing, Servicer shall segregate and deposit with a bank designated by Agent in an account owned by Agent for the benefit of the Purchasers and the other Secured Parties, Purchasers’ (and the other Secured Parties’) share of Collections of Pool Receivables, not later than the first Business Day following receipt by Servicer of such Collections in immediately available funds.

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(b)    Modification of Receivables. So long as no Event of Default shall have occurred that has not been waived in accordance with the terms of this Agreement, MPI, while it is Servicer, may, in accordance with the Credit and Collection Policies and the servicing standards set forth herein, (i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as MPI may reasonably determine to be appropriate to maximize Collections thereof; provided, that, (A) after giving effect to such extension of maturity or such adjustment, the sum of Purchasers’ Total Investment and the Required Reserves at such time shall not exceed the Net Pool Balance at such time, and (B) no such extension of maturity shall extend the maturity of any Receivable more than once or extend the due date thereof to a date later than 15 days after the original due date of such Receivable or shall otherwise make or be deemed to make any such Receivable current or otherwise modify the aging thereof, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in Section 3.2(a)(i).
(c)    Documents and Records. Seller shall deliver (and cause Originator to deliver) to Servicer, and Servicer shall hold in trust for Seller, Originator, Agent, each Purchaser Agent, each Purchaser and each other Secured Party in accordance with their respective interests, all Records (and after the occurrence of any Event of Default, shall deliver the same to Agent and any successor Servicer promptly upon Agent’s or any Purchaser Agent’s written request), all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.
(d)    Certain Duties to Seller. Servicer shall, promptly following receipt, turn over to Seller the collections of any Receivable that is not a Pool Receivable, a Related Asset or any other property included in the grant set forth in Section 9.1. Servicer, if other than MPI (or any of its Affiliates), shall, as soon as practicable upon demand, deliver to Seller (A) all documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) in its possession that evidence or relate to Receivables of Seller other than Pool Receivables and the Obligors of such Receivables, and (B) copies of all Records in its possession.
(e)    Termination. Servicer’s authorization as such under this Agreement shall terminate upon the Final Payout Date.
(f)    Power of Attorney. Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Seller any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by Seller in connection with any Pool Receivable or under the related Records.
SECTION 8.3    Resignation of MPI as Servicer. MPI shall not resign in its capacity as Servicer hereunder without the prior written consent of the Agent and each Purchaser Agent, which consent shall be given or withheld in the sole and absolute discretion of the Agent and each Purchaser Agent.

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SECTION 8.4    Rights of Agent. In addition to all of its other rights herein including under Articles IX and X, under the other Transaction Documents or at Law or in equity, Agent shall have the other following rights set forth in this Section 8.4:
(a)    Notice to Obligors. At any time after the occurrence of any of the following that has not been waived in accordance with the terms of this Agreement (i) an Event of Default or (ii) the commencement of the Liquidation Period (A) Agent may in its sole discretion, or shall at the direction of any Purchaser Agent, notify the Obligors of Pool Receivables, or any of them, of the ownership of the Asset Interest by Agent for the benefit of Purchasers, and instruct them that payments on the Pool Receivables are to be made to, and will only be effective if made to, or as otherwise instructed by, Agent and (B) Seller shall, at Agent’s or any Purchaser Agent’s request and at Seller’s expense, give notice of Agent’s ownership and security interest in the Pool Receivables for the benefit of the Purchasers to each said Obligor and instruct them that payments on the Pool Receivables are to be made to, and will only be effective if made to, or as otherwise instructed in writing by, Agent.
(b)    Notice to Lock-Box Banks. At any time after the occurrence of any of the following that has not been waived in accordance with the terms of this Agreement (i) an Event of Default or (iii) the commencement of the Liquidation Period, Agent may or shall at the direction of any Purchaser Agent, and is hereby authorized to, give notice to the Lock-Box Banks, as provided in the Lock-Box Agreements, of the assumption by Agent of exclusive dominion and control over the lock-boxes and related accounts for the benefit of the Purchasers, and Seller and Servicer shall take any further action that Agent may reasonably request to effect such assumption.
(c)    Other Rights. At any time after the occurrence of any of the following that has not been waived in accordance with the terms of this Agreement (i) an Event of Default or (ii) the commencement of the Liquidation Period, Seller shall, (A) at Agent’s or any Purchaser Agent’s request and at Seller’s expense, assemble all of the Records necessary or desirable to collect or otherwise enforce the Pool Receivables and the other Collateral and deliver such Records to or at the direction of Agent and (B) at the request of Agent, any Purchaser Agent or their respective designee, exercise or enforce any of their respective rights hereunder, under any other Transaction Document, under any Pool Receivable or under any Related Asset (to the extent permitted hereunder or thereunder). Without limiting the generality of the foregoing, Seller shall upon the request of Agent or its designee and at Seller’s expense when permitted to take the actions described in the preceding sentence, mark conspicuously each Contract evidencing each Pool Receivable with a legend, reasonably acceptable to Agent, evidencing that the Asset Interest has been sold in accordance with this Agreement.
(d)    Additional Financing Statements; Performance by Agent. Seller hereby authorizes Agent or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, or any similar instruments in any relevant jurisdiction relative to all or any of the Pool Receivables and the Related Assets now existing or hereafter arising in the name of Seller. If Seller fails to perform any of its agreements or obligations under this Agreement or any other Transaction Document,

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Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of Agent or its designee incurred in connection therewith shall be payable by Seller as provided in Section 13.6.
SECTION 8.5    Responsibilities of Servicer. Anything herein to the contrary notwithstanding:
(a)    Contracts. Servicer shall perform all of its obligations under the Contracts, so long as it is an Affiliate of Seller, to the same extent as if the Asset Interest had not been sold hereunder or under the Sale Agreement and the exercise by Agent or its designee of its rights hereunder shall not relieve Servicer from such obligations.
(b)    Limitation of Liability. None of Agent, any Purchaser Agent, any LOC Issuer or any Purchaser shall have any obligation or liability with respect to any Pool Receivables or Related Assets related thereto, nor shall any of them be obligated to perform any of the obligations of Originator, Servicer or Seller thereunder.
SECTION 8.6    Further Action Evidencing Purchases and Reinvestments. Seller agrees that from time to time, at its expense, it shall (or cause Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that Agent or its designee may reasonably request or that are necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents, the Purchases hereunder, the resulting Asset Interest and each lock-box account of Seller at a Lock-Box Bank and all amounts on deposit therein.
SECTION 8.7    Application of Collections. Unless Agent may, with consent of the Required Purchaser Agents, or shall, upon the direction of the Required Purchaser Agents, instruct otherwise, any payment by an Obligor in respect of any indebtedness owed by it to Seller shall, except as otherwise specified in writing or otherwise by such Obligor, required by Law or by the underlying Contract, be applied: first, as a Collection of any Pool Receivable or Receivables then outstanding of such Obligor, with such Pool Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.

ARTICLE IX

SECURITY INTEREST
SECTION 9.1    Grant of Security Interest. To secure all obligations of Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees and expenses, in each case pro rata according to the respective amounts thereof, Seller hereby assigns and pledges to Agent, for the benefit of the Secured Parties, and hereby grants to Agent, for the benefit of the Secured Parties, a security interest in all of the following: all of Seller’s right, title and interest now or hereafter existing in, to and under all of its assets, whether now owned or hereafter acquired, and wherever located (whether or not in the possession or control of Seller), including all of its right, title and interest in, to and under each

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asset in the Asset Interest and each of the following, in each case, whether now owned or existing, hereafter arising, acquired or originated, or in which the Seller now or hereafter has any rights, and wherever so located (whether or not in the possession or control of Seller) and all proceeds of any of the foregoing (collectively, the “Collateral”):
(I)    all Receivables;
(II)    the Related Security;
(III)     the Related Assets;
(IV)    the Collections;
(V)    all Accounts;
(VI)    all Chattel Paper;
(VII)    all Contracts;
(VIII)    all Deposit Accounts;
(IX)    all Documents;
(X)    all Payment Intangibles;
(XI)    all General Intangibles;
(XII)    all Instruments;
(XIII)    all Inventory;
(XIV)    all Investment Property;
(XV)    all letter of credit rights and supporting obligations;
(XVI)    all other assets in the Asset Interest, all rights, interests, remedies and privileges of the Seller relating to any of the foregoing (including the right to sue for past, present or future infringement of any or all of the foregoing);
(XVII)    the Sale Agreement and all rights and remedies of the Seller thereunder;
(XVIII)    each lock-box account or other bank account of the Seller including any related lock-box and all amounts, items, instruments or other property on deposit therein; and
(XIX)    to the extent not otherwise included, all products and “proceeds” (as defined in the UCC) of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing including

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insurance proceeds), products, distributions (whether in money, securities or other property) and collections from or with respect to any of the foregoing.
Seller hereby authorizes the filing of financing statements, including those filed under Section 8.4(d), describing the collateral covered thereby as “all of debtor’s personal property and assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section 9.1. This Agreement shall constitute a security agreement under applicable Law.
SECTION 9.2    Further Assurances. The provisions of Section 8.6 shall apply to the security interest granted, and to the assignment effected, under Section 9.1 as well as to the Purchases, Reinvestments and the Asset Interest hereunder.
ARTICLE X

EVENTS OF DEFAULT
SECTION 10.1    Events of Default. The following events shall be “Events of Default” hereunder (unless they are waived in accordance with the terms of this Agreement):
(a)    Any of the following events:
(i)    Seller, Servicer, Originator, any New Owner or Performance Guarantor shall fail to perform or observe any term, covenant or agreement as and when required hereunder or under any other Transaction Document (other than as referred to in clauses (ii), (k) or (s) below) and such failure shall remain unremedied for ten (10) Business Days following written notice thereof or Seller, Servicer, Originator, any New Owner or Performance Guarantor otherwise having knowledge thereof;
(ii)    any of the following shall occur: (A) Seller, Performance Guarantor, Servicer or Originator shall fail to make any payment or deposit or transfer of principal to be made by it hereunder or under any other Transaction Document as and when due (including with respect to a repayment of any draw on a Letter of Credit), (B) Seller, Performance Guarantor, Servicer or Originator shall fail to make any payment or deposit or transfer other than of principal to be made by it hereunder or under any other Transaction Document as and when due or (C) Seller or Servicer, as applicable, shall breach Section 7.1(h), 7.1(l)(ii), 7.3(c)(ii), 7.3(d), 7.3(f), 7.4(g), 7.6(c)(ii) or 7.6(e) or fail to deliver any Information Package when due and, in each case, such breach shall continue for two (2) Business Days; or
(b)    any representation or warranty made or deemed to be made by Seller, Servicer, Performance Guarantor, any New Owner or Originator under or in connection with any Transaction Document (other than those set forth in Section 10.1(e) below for which no grace period shall apply), any Information Package, other information delivered pursuant to Section 3.1(a) or any other information or report delivered by any such Person pursuant hereto or pursuant to such other Transaction Document shall prove to

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have been false or incorrect in any material respect when made or deemed made or delivered, and, if capable of cure, such representation or warranty, or such information or report, shall continue to be incorrect or untrue for five (5) Business Days;
(c)    (i) Seller shall fail to pay any principal of or premium or interest on any Debt, or (ii) Servicer, Originator, Performance Guarantor, MPI or any Material Subsidiary of MPI or Performance Guarantor shall fail to pay any principal of or premium or interest on any Debt that, in the aggregate, constitutes Material Indebtedness (other than Swap Documents), in any such case referred to in clause (i) or this clause (ii), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Debt or (iii) an “early termination date” (or equivalent event) shall occur under any Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which the Servicer, Originator, Performance Guarantor, MPI or any Material Subsidiary of MPI or Performance Guarantor is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by the Servicer, Originator, Performance Guarantor, MPI or any Material Subsidiary of MPI or Performance Guarantor as a result thereof is greater than $200,000,000, and such party fails to pay such termination value when due after applicable grace periods; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or, with the giving of notice to permit the acceleration of, the maturity of such Debt (or the termination of any undrawn commitment under any contractual obligation pursuant to which any such Debt could otherwise have been incurred); or any such Debt shall be declared to be due and payable, or required to be prepaid or otherwise accelerated (other than by a regularly scheduled prepayment), prior to the stated maturity thereof;
(d)    an Event of Bankruptcy shall have occurred with respect to Seller, Originator, Servicer, Performance Guarantor, MPI or any Material Subsidiary of MPI or Performance Guarantor;
(e)    (i) the occurrence of any litigation, or any development has occurred in any litigation to which Seller, Servicer, Performance Guarantor, MPI or Originator is a party (including derivative actions), arbitration proceedings or proceedings of any other Governmental Authority which, (x) with respect to Servicer, Performance Guarantor, MPI or Originator, in any case, individually or in the aggregate, has a Material Adverse Effect (determined without giving effect to clause (d) of such definition of “Material Adverse Effect”) and (y) with respect to the Seller could, individually or in the aggregate, have a Material Adverse Effect or result in any judgment, individually or in the aggregate, that could reasonably be expected to exceed $10,000 or the economic equivalent thereof, or (ii) the representations and warranties in Sections 6.1(f), 6.1(i), 6.1(j), 6.1(t), 6.2(f) or 6.2(i) shall not be true at any time;

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(f)    the average of the Default Ratios for the three preceding Settlement Periods shall at any time exceed 2.90% or such other percentage set forth in a Side Letter;
(g)    the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 7.5% or such other percentage set forth in a Side Letter;
(h)    the average of the Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed 1.00% or such other percentage set forth in a Side Letter;
(i)    on any Reporting Date or on any date the Servicer, MPI, Seller, Originator, Performance Guarantor or any Affiliate has actual knowledge thereof, either (i) the sum of the aggregate Purchasers’ Total Investment and the Required Reserves exceeds the Net Pool Balance, or (ii) Purchasers’ Total Investment exceeds the Purchasers’ Total Commitment and, in either case, such event has not been cured within two (2) Business Days;
(j)    (i) a Change of Control shall occur or (ii) Originator shall at any time cease to own or control all notes or other evidences of debt of Seller to Originator in respect of any unpaid purchase price of Receivables;
(k)    (A) Agent, for the benefit of Purchasers, fails at any time to have a valid and perfected first priority ownership interest or first priority perfected security interest in the Collateral (or any portion thereof) or (B) Seller or Servicer, as applicable, shall fail to comply with the covenants contained in Sections 7.3(a) or 7.6(a);
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of the Performance Guarantor, Seller, Originator, MPI or any Subsidiary under Sections 401(a)(29) or  430(k) of the Code or under Section 4068 of ERISA;
(m)     (i) Seller or (ii) Originator, Performance Guarantor or MPI, shall be required to register as an investment company within the meaning of the Investment Company Act;
(n)    MPI, Originator, Servicer or Seller fails to cooperate in Agent’s assumption of exclusive control of the lock-boxes subject to any Lock-Box Agreement or Agent is unable to obtain exclusive control thereof in accordance with Section 8.4(b) and such Lock-Box Agreements;
(o)    any Transaction Document shall cease to be the valid and binding obligation enforceable against Servicer, Seller, Performance Guarantor or Originator, as applicable;
(p)    any Credit Agreement Default has occurred and for which any applicable grace period set forth in the applicable Credit Agreement with respect thereto has expired, unless waived in accordance with the terms of the applicable Credit Agreement,

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solely as long as such waiver is granted at a time that Agent and each Purchaser Agent are then party to such Credit Agreement;
(q)    any failure by Performance Guarantor to comply with the Financial Covenants and for which any applicable grace period set forth in the applicable Credit Agreement with respect thereto has expired;
(r)    Seller shall fail to comply with Sections 7.8(a)(iii) or 7.8(b)(x);
(s)    Seller shall fail to pay in full all of its obligations to Agent and the Purchasers hereunder and under each other Transaction Documents on or prior to the Legal Final;
(t)    any Letter of Credit is drawn upon and is not fully reimbursed in accordance with the terms hereof and of such Letter of Credit (including, if applicable, with the proceeds of any deemed Funded Purchase) within two (2) Business Days from the date of such draw;
(u)    one or more final, non-appealable judgments for the payment of money, (i) with respect to Seller, in excess of $10,000 or (ii) with respect to MPI, Originator, the Servicer, the Performance Guarantor, any Subsidiary of MPI or any combination thereof, in excess of $200,000,000 in the aggregate (to the extent due and payable and not covered by indemnification by a third party or insurance as to which the relevant insurance company has not denied coverage), in either case, shall be rendered against any of the Seller, Originator, the Servicer, the Performance Guarantor, any Subsidiary of MPI or Performance Guarantor or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed; or
(v)    if the Performance Guaranty is canceled, rescinded, amended or modified without the prior written consent of Agent.
SECTION 10.2    Remedies.
(a)    In General; Waiver. After the occurrence of an Event of Default that has not been waived in accordance with the terms of this Agreement, Agent, on behalf of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to any Secured Party under this Agreement and the other Transaction Documents or other applicable Law, all the rights and remedies of a secured party upon default under the UCC. To the fullest extent it may lawfully so agree, Seller agrees that it will not at any time insist upon, claim, plead, or take any benefit or advantage of any appraisal, valuation, stay, extension, moratorium, redemption or similar Law now or hereafter in force in order to prevent, delay, or hinder the enforcement hereof or the absolute sale of any part of the Collateral; Seller for itself and all who claim through it, so far as it or they now or hereafter lawfully may do so, hereby waives the benefit of all such Laws and all right to have the Collateral marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Agreement may order the sale of the Collateral in its entirety. Without limiting the

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generality of the foregoing, Seller hereby (i) authorizes Agent (on behalf of the Secured Parties) in its sole discretion and without notice to or demand upon Seller and without otherwise affecting the rights and obligations of Seller hereunder, from time to time to take and hold other collateral from other Persons (in addition to the Collateral) for payment of any obligations of Seller hereunder or under any other Transaction Document, or any part thereof, and to exchange, enforce or release such other collateral or any thereof, and to accept and hold any endorsement or Guaranty of payment of its obligations hereunder or under any other Transaction Document or any part thereof, and to release or substitute any endorser or guarantor or any other Person granting security for or in any other way obligated upon any such obligation or any part thereof, and (ii) waives and releases any and all right to require Agent to collect any of such obligations from any specific item or items of the Collateral or from any other party liable as guarantor or in any other manner in respect of any of such obligations or from any collateral (including, without limitation, the Collateral) for any of such obligations.
(b)    Optional Liquidation. Upon, or anytime after, the occurrence of an Event of Default that has not been waived in accordance with the terms of this Agreement (other than an Event of Default described in subsection (d) of Section 10.1), Agent shall, at the request, or may with the consent, of the Required Purchaser Agents, by notice to Seller and Servicer declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced and shall have all of the remedies set forth in Section 10.2 or otherwise herein or in equity or at Law.
(c)    Automatic Liquidation. Upon the occurrence of an Event of Default described in subsection (d) of Section 10.1, the Purchase Termination Date shall occur and the Liquidation Period shall commence automatically.
(d)    Remedies. Upon, or at any time after, the declaration or automatic occurrence of the Purchase Termination Date pursuant to this Section 10.2, no Purchases or Reinvestments thereafter will be made. Upon the declaration or automatic occurrence of the Purchase Termination Date pursuant to this Section 10.2, Agent, on behalf of the Secured Parties, each Enhancement Provider, each Purchaser and each Liquidity Provider shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, (i) all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Collateral subject hereto)) and (ii) all rights and remedies with respect to the Collateral granted pursuant to Section 9.1, all of which rights shall be cumulative.
(e)    Specific Remedies. (i) Without limiting Section 10.2(c) or any other provision herein or in any other Transaction Document, the parties hereto agree that the terms of this Section 10.2(e) are agreed upon in accordance with Section 9-603 of the New York UCC, that they do not believe the terms of this Section 10.2(e) to be “manifestly unreasonable” for purposes of Section 9-603 of the New York UCC, and that compliance therewith shall constitute a “commercially reasonable” disposition under Section 9-610 of the New York UCC, and further agree as follows:

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(ii)    After the occurrence of the Purchase Termination Date, Agent and Secured Parties shall have all rights, remedies and recourse granted in any Transaction Document and any other instrument executed to provide security for or in connection with the payment and performance of the Obligations or existing at common Law or equity (including specifically those granted by the New York UCC and the UCC of any other state which governs the creation or perfection (and the effect thereof) of any security interest in the Collateral), and such rights and remedies: (A) shall be cumulative and concurrent; (B) may be pursued separately, successively or concurrently against Seller, Servicer, Originator and any other party obligated under the Obligations, or any of such Collateral, or any other security for the Obligations, or any of them, at the sole discretion of Agent, on behalf of Secured Parties; (C) may be exercised as often as occasion therefor shall arise, it being agreed by Seller, Servicer, Originator and any other party obligated under the Obligations that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (D) are intended to be and shall be, non‑exclusive. For the avoidance of doubt, with respect to any disposition of the Collateral or any part thereof (including any purchase by Agent, any Secured Party, or any Affiliate of any of them) in accordance with the terms of this Section 10.2 for consideration which is insufficient, after payment of all related costs and expenses of every kind, to satisfy the Obligations, (1) such disposition shall not act as, and shall not be deemed to be, a waiver of any rights by Agent or Secured Parties and Agent on behalf of the Secured Parties shall have a claim for such deficiency and (2) Agent shall not be liable or responsible for any such deficiency.
Upon the declaration or automatic occurrence of the Purchase Termination Date pursuant to Section 10.2(b) or Section 10.2(c), Agent, on behalf of the Secured Parties, shall have the right, in accordance with this Section 10.2(e), to dispose of the Collateral or any part thereof upon giving at least ten (10) days’ prior notice to Seller and Servicer of the time and place of disposition, for cash or upon credit or for future delivery, with Seller, Servicer, Originator and each party obligated under the Obligations hereby waiving all rights, if any, to require Agent or any other Person to marshal the Collateral and any other security for the Obligations, and Agent, acting with the consent of the Required Purchaser Agents may or, at their direction, shall for the benefit of the Secured Parties:
(I)    dispose of the Collateral or any part thereof at a public disposition;
(II)    dispose of the Collateral or any part thereof at a private disposition, in which event such notice shall also contain a summary of the material terms of the proposed disposition, and Seller shall have until the time of such proposed disposition during which to redeem the Collateral or to procure a Person willing, ready and able to acquire the Collateral on terms at least as favorable to Seller and the Secured Parties, and if such an acquirer is so procured, then Agent shall dispose of the Collateral to the acquirer so procured;

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(III)    dispose of the Collateral or any part thereof in bulk or parcels;
(IV)    dispose of the Collateral or any part thereof to any Secured Party or any Affiliate thereof at a public disposition;
(V)    at a public disposition, bid for and acquire, unless prohibited by applicable Law, free from any redemption right, the Collateral or any part thereof, and, if Secured Parties are then the holders of any Obligations or any participation or other interest therein, in lieu of paying cash therefor, Agent on behalf of Secured Parties may make settlement for the selling price by crediting the net selling price, if any, after deducting all costs and expenses of every kind, upon the outstanding principal amount of the Obligations, in such order and manner as Agent on behalf of Secured Parties, in its discretion, may deem advisable and as permissible and required under the Transaction Documents. Agent for the benefit of Secured Parties, upon so acquiring the Collateral or any part thereof shall be entitled to hold or otherwise deal with or dispose of the same in any manner not prohibited by applicable Law; or
(VI)    enforce any other remedy available to Agent on behalf of Secured Parties at Law or in equity.
From time to time Agent may, but shall not be obligated to, postpone the time and change the place of any proposed disposition of any of the Collateral for which notice has been given as provided above and may retain the Collateral until such time as the proposed disposition occurs if, in the sole discretion of Agent, such postponement or change is necessary or appropriate in order that the provisions of this Agreement applicable to such disposition may be fulfilled or in order to obtain more favorable conditions under which such disposition may take place. For the avoidance of doubt, to the extent permitted by Law, Agent shall not be obligated to make any disposition of the Collateral or any part thereof notwithstanding any prior notice of a proposed disposition. No demand, advertisement or notice, all of which are hereby expressly waived by the Seller, Servicer, Originator and each party obligated under the Obligations to the extent permitted by Law, shall be required in connection with any disposition of the Collateral or any part thereof, except for the notice described in this clause (ii).
In case of any disposition by Agent of any of the Collateral on credit, which may be elected at the option and in the complete discretion of Agent, on behalf of Secured Parties, the Collateral so disposed may be retained by Agent for the benefit of Secured Parties until the disposition price is paid by the purchaser, but neither Agent nor Secured Parties shall incur any liability in case of failure of the purchaser to take up and pay for the Collateral so disposed. In case of any such failure, such Collateral so disposed may be again disposed.
After deducting all reasonable out-of-pocket and documented costs or expenses of every kind (including the reasonable attorneys’ fees and legal expenses incurred by Agent

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or Secured Parties, or both), Agent shall apply the net proceeds of any disposition or dispositions, if any, to pay the principal of and interest upon the Obligations in such order and manner as Agent in its discretion may deem advisable and as permissible and required under the Transaction Documents. The excess, if any, shall be paid to Seller in accordance with the Transaction Documents. Neither Agent nor Secured Parties shall incur any liability as a result of the dispositions of the Collateral at any private or public disposition that complies with the provisions of this Section 10.2(e).
Notwithstanding a foreclosure upon any of the Collateral or exercise of any other remedy by Agent on behalf of Secured Parties in connection with any Purchase Termination Date, none of Seller, Servicer, Originator or Performance Guarantor shall be subrogated thereby to any rights of Agent for the benefit of Secured Parties against the Collateral or any other security for the Obligations, nor shall Seller, Servicer, Originator or Performance Guarantor be deemed to be the owner of any interest in any Obligations, or exercise any rights or remedies with respect to itself or any other party until the Obligations have been paid to Agent for the benefit of the Secured Parties and are fully and indefeasibly performed and discharged.
Agent shall have no duty to prepare or process the Collateral for disposition.

ARTICLE XI

AGENT; CERTAIN RELATED MATTERS
SECTION 11.1    Authorization and Action of each Purchaser Agent. By its execution hereof, in the case of each LOC Issuer, each Conduit Purchaser and Committed Purchaser, and by accepting the benefits hereof, in the case of each Enhancement Provider or Liquidity Provider, each such party hereby designates and appoints its related Purchaser Agent to take such action as agent on its behalf and to exercise such powers as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Each Purchaser Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies under this Agreement or any other Transaction Document and any related agreements and documents.
SECTION 11.2    Authorization and Action of Agent. By its execution hereof, in the case of each Conduit Purchaser, Committed Purchaser and Purchaser Agent, and by accepting the benefits hereof, in the case of each Enhancement Provider or Liquidity Provider, each such party hereby designates and appoints BTMUNY as the Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies under this Agreement or any other Transaction Document and any related agreements and documents.
SECTION 11.3    Delegation of Duties. Agent may execute any of its duties through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible to any Purchaser or any other Person

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for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
SECTION 11.4    Agency Termination. The appointment and authority of the Agent hereunder shall terminate upon the later of (a) the payment to (i) each Purchaser, each LOC Issuer and Purchaser Agent of all amounts owing to such parties under the Transaction Documents and (ii) the Agent of all amounts due under the Transaction Documents and (b) the occurrence of the Commitment Termination Date for all Purchasers.
SECTION 11.5    Successor Agent. The Agent may, upon at least five (5) Business Days notice to the Seller, each LOC Issuer and each Purchaser and Purchaser Agent, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by the Required Purchaser Agents and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents.
SECTION 11.6    Indemnification. Each Purchaser and each LOC Issuer shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer or the Originator and without limiting the obligation of the Seller, the Servicer or the Originator to do so), ratably in accordance with the Commitment of its related Committed Purchaser or if such Commitment has expired or been terminated, the then current Investment of such Group from and against any and all damages, losses, claims, liabilities and related costs and expenses (including all filing fees), including attorneys’, consultants’ and accountants’ fees and disbursements but excluding all Excluded Taxes that may at any time be imposed on, incurred by or asserted against the Agent for such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).
SECTION 11.7    Limited Liability of Purchasers, Purchaser Agents and Agent. The obligations of Agent, each Purchaser, each Purchaser Agent, each Enhancement Provider, each Liquidity Provider, each LOC Issuer and each agent for any Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim to the extent arising out of the willful misconduct or gross negligence of Agent, any Purchaser, any Purchaser Agent, any Enhancement Provider, any Liquidity Provider, any LOC Issuer or any agent for any Purchaser or Global Securitization Services LLC (including with respect to the servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 8.1), no claim may be made by MPI, Seller, Servicer, Performance Guarantor, Originator or any other Person against Agent, any Purchaser, any Purchaser Agent, any Enhancement Provider, any Liquidity Provider, any LOC Issuer or any agent for any Purchaser or their respective Affiliates, directors, members, managers, officers, employees, attorneys or agents, including Global Securitization Services LLC and BTMUNY, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out

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of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller, Servicer, and Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages not expressly permitted by this Section 11.7, whether or not accrued and whether or not known or suspected to exist in its favor. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary: (i) in no event shall Agent ever be required to take any action which exposes it to personal liability or which is contrary to the provision of any Transaction Document or applicable Law and (ii) Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any party hereto or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into this Agreement or the other Transaction Documents or otherwise exist against Agent. In performing its functions and duties hereunder, Agent shall act solely as the agent of the Purchasers and the other Secured Parties, as applicable, and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for Seller, Originator, Performance Guarantor or Servicer or any other Person.
SECTION 11.8    Reliance, Etc. Without limiting the generality of Section 11.2, each of Agent, any Enhancement Provider and any Liquidity Provider: (a) may consult with legal counsel (including counsel for Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to any Purchaser or any such other holder for any statements, warranties or representations made by other Persons in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of Seller or to inspect the property (including the books and records) of Seller; (d) shall not be responsible to any Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.9    Purchasers and Affiliates. Any Purchaser, any Purchaser Agent, Agent and any of their respective Affiliates may generally engage in any kind of business with Seller, Originator, Servicer, Performance Guarantor, MPI or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Seller, Originator, Servicer, Performance Guarantor, MPI or any Obligor or any of their respective Affiliates, all as if such Purchaser was not a Purchaser, such Purchaser Agent was not a Purchaser Agent and BTMUNY were not Agent, respectively, and without any duty to account therefor to any Purchaser or any other holder of an interest in Pool Receivables.
ARTICLE XII

INDEMNIFICATION

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SECTION 12.1    Indemnities by Seller.
(a)    General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, but subject to Sections 12.1(b) and 13.5, Seller hereby agrees to indemnify and hold harmless each of Agent, each Purchaser, each Purchaser Agent, each Enhancement Provider, each Liquidity Provider, each LOC Issuer, each other Affected Party, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, members, managers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses (including all filing fees), including attorneys’, consultants’ and accountants’ fees and disbursements but excluding all Excluded Taxes (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with the Transaction Documents, any Cash Collateral Account, the transactions contemplated thereby (including the issuance of, or the fronting for, any Letter of Credit), or the ownership, maintenance or funding, directly or indirectly, of the Asset Interest (or any part thereof), the issuance of or drawing on any Letter of Credit, or in respect of or related to any Collateral including any Receivable or any Related Assets or otherwise arising out of or relating to or in connection with the actions of Seller, Originator, Performance Guarantor, MPI, Servicer or any Affiliate of any of them, provided, however, notwithstanding anything to the contrary in this Article XII, Indemnified Amounts shall be excluded solely to the extent (x) as a result of the gross negligence or willful misconduct on the part of such Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction and (y) they constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting the foregoing, Seller shall indemnify, subject to the express limitations set forth in this Section 12.1, and hold harmless each Indemnified Party for any and all Indemnified Amounts arising out of, relating to or in connection with:
(i)    the transfer by Seller or Originator of any interest in any Pool Receivable other than the transfer of any Pool Receivable and Related Assets to Agent and any Purchaser pursuant to this Agreement, to Agent and to Seller pursuant to the Sale Agreement and the grant of a security interest to Agent pursuant to this Agreement and to Seller pursuant to the Sale Agreement;
(ii)    any representation or warranty made by Seller, Performance Guarantor, any New Owner, Originator or Servicer (or any of their respective officers or Affiliates) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of Seller pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;
(iii)    the failure of Seller, Originator, any New Owner, MPI, Performance Guarantor or Servicer to comply with the terms of any Transaction

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Document or any applicable Law (including with respect to any Pool Receivable or Related Assets), or the nonconformity of any Pool Receivable or Related Assets with any such Law;
(iv)    the lack of an enforceable ownership interest, or a first priority perfected Lien, in the Pool Receivables (and all Related Security) against all Persons (including any bankruptcy trustee or similar Person);
(v)    any Dilution or Contractual Dilution;
(vi)    the failure to file, or any delay in filing of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or under any other applicable Laws with respect to any Pool Receivable as may be necessary from time to time to perfect the Seller’s or the Agent’s interest therein;
(vii)    any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in the Receivables Pool (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(viii)    any suit or claim related to the Pool Receivables or any Transaction Document (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable to the extent not covered pursuant to Section 13.5);
(ix)    the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Security (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied);
(x)    the failure by Seller, Servicer, Performance Guarantor or Originator or any Affiliate thereof to notify any Obligor of the assignment pursuant to the terms hereof of any Pool Receivable to Agent for the benefit of Purchasers or the failure to require that payments (including any under the related insurance policies) be made directly to Agent for the benefit of Purchasers;
(xi)    failure by Seller, Originator, Performance Guarantor or Servicer to comply with the “bulk sales” or analogous Laws of any jurisdiction;

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(xii)    any Taxes (other than Excluded Taxes) imposed upon any Indemnified Party or upon or with respect to the Pool Receivables, all interest and penalties thereon or with respect thereto, and all costs and expenses related thereto or arising therefrom, including the fees and expenses of counsel in defending against the same, which Taxes or such amounts relating thereto arise by reason of the purchase or ownership, contribution or sale of any Pool Receivables (or of any interest therein) or Related Assets or any goods which secure any such Pool Receivables or Related Asset;
(xiii)    any loss arising, directly or indirectly, as a result of the imposition of sales or analogous taxes or the failure by Seller, Originator, Performance Guarantor or Servicer to timely collect and remit to the appropriate authority any such taxes;
(xiv)    any commingling of any Collections by Seller, Originator, Performance Guarantor or Servicer relating to the Pool Receivables with any of their funds or the funds of any other Person;
(xv)    any failure by Seller, Originator, any New Owner, Performance Guarantor or Servicer to perform its duties or obligations in accordance with the provisions of the Transaction Documents;
(xvi)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness; or
(xvii)    any inability of Originator or Seller to assign any Receivable or other Related Asset as contemplated under the Transaction Documents; or the violation or breach by Originator, Seller, Servicer, Performance Guarantor or any of their respective Affiliates of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach.
(b)    Seller shall indemnify and hold harmless each LOC Issuer (including any related confirming bank), each Purchaser, Agent and each Purchaser Agent and their respective Affiliates that have issued or participated in a Letter of Credit, upon demand, from and against any and all liabilities, obligations, claims, damages, taxes, penalties, actions, judgments, suits, losses, costs, charges, expenses (including reasonable attorneys fees) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Person, directly or indirectly, or otherwise arising out of or relating to or in connection with this Agreement, any other Transaction Document, any Cash Collateral Account or any Letter of Credit issued in connection therewith, provided only that any such Person shall not be entitled under this paragraph to receive indemnification for that portion if any, of any liabilities and costs to the extent such liabilities and costs are caused by its own individual gross negligence or wilful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction.

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(c)    Contest of Tax Claim; After-Tax Basis. If any Indemnified Party shall have notice of any attempt to impose or collect any Tax or governmental fee or charge for which indemnification will be sought from Seller under Sections 12.1(a)(xi) or (xii), such Indemnified Party shall give prompt and timely notice of such attempt to Seller and Seller shall, provided that Seller shall first deposit with Agent amounts which are sufficient to pay both the aforesaid tax, fee or charge and the costs and expenses of the Indemnified Parties, have the right, at its sole expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such Tax, governmental fee or charge. Indemnification in respect of such tax, governmental fee or charge shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid Taxes and the receipt of the indemnity provided hereunder or of any refund of any such Tax previously indemnified hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits which is or was payable by the Indemnified Party.
(d)    Contribution. If for any reason the indemnification provided above in this Section 12.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
(e)    Settlements. Notwithstanding the foregoing, the indemnities provided for in this Section 12.1 shall not be payable by Seller solely with respect to any settlements entered into by any Indemnified Party with any third-party that is not an Affiliate of Seller, Servicer, Originator or Performance Guarantor that was effected without the Seller’s written consent, such consent not to be unreasonably withheld, conditioned or delayed.
SECTION 12.2    Indemnity by Servicer. Without limiting any other rights which any such Person may have hereunder or under applicable Law, Servicer agrees to indemnify and hold harmless each Indemnified Party from any and all Indemnified Amounts incurred by any of them and arising out of, relating to or in connection with: (i) any breach by it (in any capacity) of any of its obligations or duties under this Agreement or any other Transaction Document; (ii) the untruth or inaccuracy of any representation or warranty made by it (in any capacity) hereunder, under any other Transaction Document or in any certificate or statement delivered pursuant hereto or to any other Transaction Document, including any Information Package, when such representation or warranty was made or deemed made; (iii) the failure of any information contained in an Information Package to be true and correct, or the failure of any other written information provided to any such Indemnified Party by, or on behalf of, Servicer (in any capacity) to be true and correct when such information was provided; (iv) any negligence or willful misconduct on its (in any capacity) part arising out of, relating to, in connection with, or affecting any transaction contemplated by the Transaction Documents, any Receivable or any Related Asset; (v) the failure by Servicer (in any capacity) to comply with any applicable Law, rule or regulation with respect to any Receivable or the related Contract or its servicing thereof;

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(vi) any commingling of any funds by it (in any capacity) relating to the Collateral with any of its funds or the funds of any other Person.

ARTICLE XIII

MISCELLANEOUS
SECTION 13.1    Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by Seller or Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by Seller, Agent, Servicer, and the Required Purchaser Agents, each LOC Issuer and, if such amendment, modification or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or modification shall (i) decrease the outstanding amount of, or extend the repayment of or any scheduled payment date for the payment of, any Yield in respect of Purchasers’ Total Investment or any fees owed to any Purchaser or Agent without the prior written consent of such Purchaser or Agent; (ii) forgive or waive or otherwise excuse any repayment of Purchasers’ Total Investment without the prior written consent of each Purchaser and the related Purchaser Agent affected thereby; (iii) increase the Commitment of any Purchaser without its prior written consent; (iv) amend or modify the ratable share of any Committed Purchaser’s Commitment or its percentage of the Purchasers’ Total Commitment without such Committed Purchaser’s prior written consent; (v) amend or modify the provisions of this Section 13.1, Section 10.1 or the definition of “Defaulted Receivable”, “Eligible Receivable”, “Required Purchasers”, “Required Purchaser Agents”, “Net Pool Balance”, “Receivable” “Related Asset”, “Required Reserve” or any of the definitions used in such definition, “Specified Concentration Percentage” (other than any permitted changes contemplated by the definition thereof), “Termination Event” or “Yield Period” or any of the definitions used in any such definition, in each case without the prior written consent of all Purchasers adversely affected or potentially adversely affected that have a Commitment and their related Purchaser Agent; (vi) waive any Termination Event without the prior written consent of each Purchaser and the related Purchaser Agent; (vii) release all or substantially all of the Collateral or release or waive any obligation of the Performance Guarantor without the prior written consent of each Purchaser and the related Purchaser Agent; or (viii) amend, waive or modify any definition or provision expressly requiring the consent of the Required Purchasers without the prior written consent of each Purchaser and the related Purchaser Agent, and, in the case of any amendment, by the other parties thereto; and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that the consent of Seller and Servicer shall not be required for the effectiveness of any amendment which modifies on a prospective basis, the representations, warranties, covenants or responsibilities of Servicer at any time when Servicer is not MPI or an Affiliate of MPI or a successor Servicer is designated by Agent through a Successor Notice. Notwithstanding anything in any Transaction Document to the contrary, until the Final Payout Date none of Seller or Servicer shall (and shall not permit the Performance Guarantor to) amend, waive or otherwise modify any other Transaction Document, or consent to any such amendment or modification, without the prior written consent of Agent, the Required Purchaser Agents.

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SECTION 13.2    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be personally delivered or sent by express mail or nationally recognized overnight courier or by certified mail, first class postage prepaid, or by facsimile or email, to the intended party at the address, facsimile number or email address of such party set forth in Schedule 13.2 or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile or email, when receipt is confirmed by telephonic or electronic means. The Agent hereby acknowledges and agrees to deliver any material written notice it receives from the Seller, Servicer, MPI or Performance Guarantor required to be delivered to Agent hereunder or under any other Transaction Document to each Purchaser Agent promptly upon its receipt thereof.
SECTION 13.3    Successors and Assigns; Participations; Assignments.
(a)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, neither Seller nor MPI, individually or as Servicer, may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of Agent, LOC Issuer and the Purchaser Agents.
(b)    Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) a participating interest in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and Seller, Servicer, LOC Issuer and Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.
(c)    Assignments. All or any portion of each Purchaser’s rights or obligations hereunder (including each Purchase made by it hereunder) or in any other Transaction Document and all or any portion of each such Purchaser’s interest in the Asset Interest shall be freely assignable by such Purchaser and its successors and assigns to (i) (A) any Liquidity Provider or any Enhancement Provider, (B) any other LOC Issuer, Purchaser or any of their Affiliates or (C) any Person managed by any other Purchaser or any of its Affiliates, in each case with (x) the prior written consent of Agent unless to a Purchaser or other related party and (y) prior written notice to Seller or (ii) any other Person with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); it being understood that such consent of Seller shall not be required following the occurrence of any Event of Default.

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(d)    For the avoidance of doubt, each LOC Issuer may assign its interest hereunder with the consent of the Seller (such consent not to be unreasonably withheld, conditional or delayed, provided, such consent shall not be required for any assignment to any Committed Purchaser, any other LOC Issuer, or any of their respective Affiliates or at any time during the existence of any Event of Default).
(e)    Opinions of Counsel. If requested by Agent or an assigning Purchaser or related Purchaser Agent or necessary to maintain the ratings of any Conduit Purchaser’s Commercial Paper Notes, each assignment agreement or transfer supplement, as the case may be, must be accompanied by an opinion of counsel of the assignee as to such matters as Agent or such Purchaser or the related Purchaser Agent may reasonably request.
(f)    Register.
(i)    Seller or the Agent, acting solely for this purpose on Seller’s behalf, shall maintain a register for the recordation of the names and addresses of the Purchasers, and the Funded Purchases (and Yield, fees and other similar amounts under this Agreement) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each of the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender solely for U.S. federal income tax purposes. The Register shall be available for inspection by the Purchasers, at any reasonable time and from time to time upon reasonable prior notice.
(ii)    Each Purchaser that makes an assignment or sells a participating interest under this Section 13.3, acting solely for this purpose on Seller’s behalf, shall maintain a Register of each assignee and/or Participant and its interest or obligations under the Transaction Documents; provided that no Purchaser shall have any obligation to disclose all or any portion of this Register (including the identity of any Participant or any information relating to a Participant’s interest in any Funded Purchases or Asset Interests) to any Person except to the extent that such disclosure is necessary to establish that such interest or obligation that is treated as indebtedness for U.S. federal income tax purposes is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Register shall be conclusive absent manifest error.
SECTION 13.4    No Waiver; Remedies. No failure on the part of Agent, any Liquidity Provider, any Enhancement Provider, any LOC Issuer, any Affected Party, any Purchaser, any Purchaser Agent, any other Indemnified Party, any other Secured Party or any other holder of the Asset Interest (or any portion thereof) to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the foregoing, each Purchaser, each Purchaser Agent,

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BTMUNY, individually and as Agent, each Enhancement Provider, each Liquidity Provider, each LOC Issuer and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by Servicer and Seller at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, any such Set-off Party to or for the credit to the account of Servicer or Seller, as applicable, against any and all obligations of Servicer or Seller, as applicable, now or hereafter existing under this Agreement or any other Transaction Document, to any Affected Party, any Indemnified Party or any other Secured Party; provided, that Servicer or Seller, as applicable, shall be notified by the applicable set-off party concurrently with or prior to any such setoff.
SECTION 13.5    Binding Effect; Survival.
(a)    This Agreement shall be binding upon and inure to the benefit of Seller, Servicer, Agent, each Purchaser, each LOC Issuer and their respective successors and permitted assigns, and the provisions of Section 4.2 and Article XII shall inure to the benefit of the Affected Parties, the Secured Parties and the Indemnified Parties, respectively, and in each case, their respective successors and permitted assigns.
(b)    Each Liquidity Provider, each Enhancement Provider and each other Secured Party are express third party beneficiaries hereof. This Agreement shall not confer any rights or remedies upon any other Person, other than the third party beneficiaries specified in this Section 13.5(b).
(c)    This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by Seller pursuant to Article VI and the indemnification and payment provisions of Article XII and Sections 1.2(e), 3.2, 3.3, 4.1, 4.2, 4.3, 11.6, 13.4, 13.5, 13.6, 13.7, 13.12 and 13.14 shall be continuing and shall survive any termination of this Agreement.
SECTION 13.6    Costs, Expenses and Taxes. In addition to its obligations under Article XII, Seller agrees to pay on demand:
(a)    all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Agent, each Liquidity Provider, each Enhancement Provider, each LOC Issuer, each Purchaser, each Purchaser Agent each other Secured Party and their respective Affiliates in connection with:
(i)    the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and any amendment of or consent or waiver under any of the Transaction Documents (whether or not consummated) including accountants’, auditors’, consultants’ and attorneys’ fees of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel) and expenses to any of such Persons and the fees and charges of any nationally recognized statistical rating agency or any

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independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing; and
(ii)    subject to the limitations set forth in Sections 7.1(c) and 7.4(c), the administration of this Agreement and the other Transaction Documents and the transactions contemplated thereby, including all expenses and accountants, consultants, and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the other Transaction Documents and the transactions contemplated thereby; and
(b)    all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Agent, each Liquidity Provider, each Enhancement Provider, each LOC Issuer, each Purchaser, each Purchaser Agent each other Secured Party and their respective Affiliates in connection with the enforcement of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including accountants’, auditors’, consultants’ and attorneys’ fees and expenses (which for the avoidance of doubt shall not be limited to a single counsel but shall be limited to a single counsel for each Purchaser Group (and if necessary, one local counsel in each applicable jurisdiction and regulatory counsel)) to any of such Persons and the fees and charges of any nationally recognized statistical rating agency or any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing;
(c)    all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents; and
(d)    all reasonable and documented out-of-pocket expenses incurred by each LOC Issuer (including any related confirming bank) and its Purchaser Agent in connection with each Letter of Credit issued by it or the maintenance thereof, including but not limited to its customary drawing, amendment, transfer and other applicable fees and its reasonable attorneys’ fees and court costs and any costs associated with any Cash Collateral Account. If an LOC Issuer or its Purchaser Agent is enjoined or restrained from payment of any Letter of Credit or from other action related to such Letter of Credit, Seller also promises to pay reasonable attorney’s fees and court costs related to such injunction or restraint.
SECTION 13.7    No Proceedings. Seller, MPI, Servicer, each Committed Purchaser, each Purchaser Agent, each LOC Issuer and BTMUNY (individually and as Agent) (and Conduit Purchaser, with respect to proceedings against Seller), each hereby agrees that it will not institute against any Conduit Purchaser or Seller, or join any other Person in instituting against any Conduit Purchaser or Seller, any proceeding of the type referred to in the definition of Event of Bankruptcy from the Closing Date until one year plus one day following the last day on which all Commercial Paper Notes and other publicly or privately placed indebtedness for borrowed money (including with respect to the Seller, all obligations hereunder and under the other Transaction Documents) of such Conduit Purchaser or Seller shall have been indefeasibly

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paid in full; provided, however, that Agent, with the prior consent of each Purchaser Agent, may institute or join any other Person in instituting any such proceeding against Seller. The foregoing shall not limit any such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such parties.
SECTION 13.8    Confidentiality.
(a)    Each party hereto acknowledges that BTMUNY, each LOC Issuer and each Purchaser regards the structure of the transactions contemplated by this Agreement to be proprietary and confidential, and each such party severally agrees that:
(i)    it will not disclose without the prior consent of Agent (other than to the directors, officers, employees, auditors, counsel or affiliates (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 13.8), (1) any information regarding the pricing in, or copies of, this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, (2) any information regarding the organization, business or operations of any Purchaser (including LOC Issuer) generally or the services performed by Agent for any Purchaser, or (3) any information which is furnished by Agent to such party and which is designated by Agent to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (1), (2) and (3) is collectively referred to as the “Program Information”), provided that such party may disclose any such Program Information: (A) to any other party to this Agreement (and any independent attorneys, consultants and auditors of any such party so long as they are informed that such information is confidential and are under an obligation or duty to keep such information confidential) for the purposes contemplated hereby, (B) as may be requested or required by any Governmental Authority having or claiming to have jurisdiction over such party, (x) in order to comply with any Law applicable to such party or (y) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information or (C) to any permitted assignee of such party’s rights and obligations hereunder to the extent they agree to be bound by this Section 13.8;
(ii)    it, and any Person to which it discloses such information, will use the Program Information solely for the purposes of evaluating, administering, performing and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and
(iii)    it, and any Person to which it discloses such information, will, upon demand, return (and cause each of its representatives to return) to Agent or destroy, all documents or other written material received from Agent, as the case may be, pursuant to clauses (2) or (3) of subsection (i) above and all copies thereof made by such party which contain all Program Information.

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(b)    Availability of Confidential Information. This Section 13.8 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than Agent or were known to such party on a nonconfidential basis prior to its disclosure by Agent.
(c)    Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party shall, to the extent legally permissible, provide Agent with prompt written notice so that Agent may (for itself and on behalf of the Purchasers), so long as no Event of Default has occurred, seek a protective order or other appropriate remedy and/or if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion. In the event that such protective order or other remedy is not obtained, or Agent (for itself and on behalf of the Purchasers) waives compliance with the provisions of this Section 13.8(c), such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.
(d)    Tax Treatment. It is the intention of the parties hereto that solely for U.S. federal, state and local income and franchise tax purposes, each Funded Purchase will be treated as a loan from the Purchasers to Seller secured by the Collateral (it being understood that all payments representing Yield, fees and other amounts accrued under this Agreement or the other Transaction Documents shall be deemed to constitute interest payments), and that the purchase of the Asset Interest will be treated as creating indebtedness for U.S. federal, state and local income and franchise tax purposes.
(e)    Confidentiality of Agent and Purchasers. Each of Agent, each LOC Issuer, each Purchaser, each Purchaser Agent and each other Secured Party hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to MPI, Seller, Servicer, Performance Guarantor, Originator or any Obligor received by it in connection with the transactions contemplated hereby to any other Person except (a) its directors, employees, Affiliates, auditors, consultants or counsel and any nationally recognized statistical rating organization, (b) in the case of a Conduit Purchaser, (i) its Liquidity Providers and its Enhancement Providers, (ii) any nationally recognized statistical rating organization rating the Commercial Paper Notes and (iii) any nationally recognized statistical rating organization as contemplated in Section 17g-5 of the 1934 Act, (c) any permitted participant or assignee of Agent or any Purchaser or (d) as otherwise requested or required by applicable Law or order issued by any administrative, governmental, regulatory, judicial or stock exchange authority; provided that Agent, any LOC Issuer, any Purchaser, any Purchaser Agent and any other Secured Party shall not disclose any such proprietary or confidential information to any Liquidity Provider or any Enhancement Provider unless each such Person is informed of the confidential nature of

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such information and agrees for the benefit of the parties hereto that such information shall be held confidential; provided, further, that Agent, any LOC Issuer, any Purchaser, any Purchaser Agent and any other Secured Party may disclose this Agreement, any other Transaction Document and the performance of the Receivables to any nationally recognized statistical rating organization but shall not disclose any such other proprietary or confidential information (any such information, “Other Proprietary Information”) to any such Person unless such Person has agreed to hold such information confidential or such Person is otherwise required by Law to hold such information confidential; provided, further, however, that if at any time after the Closing Date there is a change in Law, the effect of which is that nationally recognized statistical rating organizations are not required by Law to establish, maintain and enforce written policies and procedures designed to prevent the inappropriate dissemination within and outside such Person of material nonpublic information obtained in connection with the performance of credit rating services and are not otherwise required by Law or otherwise to maintain the confidentiality of any proprietary or confidential information of or with respect to MPI, Seller, Servicer, Performance Guarantor, Originator or any Obligor received by such Person in connection with the transactions contemplated hereby (any such change in Law, a “Confidential Change in Law”), then upon actual knowledge of the officer of Agent that is primarily responsible for administering Agent’s responsibilities under the Transaction Documents of such Confidential Change in Law, Agent shall take commercially reasonable efforts to notify Seller of such Confidential Change in Law prior to disclosing any Other Proprietary Information to any nationally recognized statistical rating organizations.
SECTION 13.9    Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
SECTION 13.10    Integration. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
SECTION 13.11    Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF AGENT OR ANY PURCHASER IN THE POOL

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RECEIVABLES OR RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
SECTION 13.12    Waiver of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
SECTION 13.13    Consent to Jurisdiction; Waiver of Immunities. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:
(a)    IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
SECTION 13.14    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

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SECTION 13.15    No Recourse Against Other Parties. Other than as provided for in the Transaction Documents with respect to Performance Guarantor, Seller, Servicer, MPI and Originator, no recourse under any obligation, covenant or agreement of any party contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager, incorporator or organizer of such party.
SECTION 13.16    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein (including in Section 13.3), (i) each Committed Purchaser or any assignee or participant thereof or (ii) in the event that a Conduit Purchaser assigns any interest in, to and under the Asset Interest to a related Liquidity Provider or Enhancement Provider, any such Person, may at any time pledge, grant a security interest in or otherwise transfer all or any portion of its interest in the Asset Interest or under this Agreement to secure the obligations of such Person to a Federal Reserve Bank or otherwise to any other federal Governmental Authority or special purpose entity formed or sponsored by any such federal Governmental Authority, in each case without notice to or the consent of Seller or Servicer, but such pledge, grant or transfer shall not relieve any Purchaser from its obligations hereunder.
SECTION 13.17    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.18    [Reserved].
SECTION 13.19    Amendment and Restatement. This Agreement amends and restates the Prior Agreement effective when described in Section 5.1. This Agreement shall not effect a novation of any of the obligations of the parties to the Prior Agreement, but instead shall be merely a restatement and, when applicable, an amendment of the terms governing such obligations. The parties hereto acknowledge and consent to the amendment or amendment and restatement of any of the other Transaction Documents, as applicable, on the date hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MYLAN PHARMACEUTICALS INC.,
individually and as initial Servicer

By: /s/ Colleen Ostrowski
Name: Colleen Ostrowski
Title: Treasurer

MYLAN SECURITIZATION LLC,
as Seller

By: /s/ John Miraglia
Name: John Miraglia
Title: President

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VICTORY RECEIVABLES CORPORATION,
as a Conduit Purchaser

By: /s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as a Committed Purchaser

By: /s/ Jaime Sussman
Name: Jaime Sussman
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Purchaser Agent for the BTMU Group

By: /s/ Luna Mills
Name: Luna Mills
Title: Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Agent

By: /s/ Luna Mills
Name: Luna Mills
Title: Director

Commitment of Committed Purchaser: $275,000,000

S-2	Mylan
A&R Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Purchaser Agent for the PNC Group

By: /s/ Mark Falcione
Name: Mark Falcione
Title: Executive Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Committed Purchaser and as an LOC Issuer

By: /s/ Mark Falcione
Name: Mark Falcione
Title: Executive Vice President

Commitment of Committed Purchaser: $125,000,000

LOC Issuance Limit: $80,000,000

S-3	Mylan
A&R Receivables Purchase Agreement

ACKNOWLEDGED AND AGREED TO:

MYLAN INC.,
as Performance Guarantor

By: /s/ Colleen Ostrowski
Name: Colleen Ostrowski
Title: Senior Vice President

S-4	Mylan
A&R Receivables Purchase Agreement

APPENDIX A

DEFINITIONS
Defined Terms. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated herein below:
“1934 Act” means the Securities Exchange Act of 1934.
“Adjusted Contractual Dilution Estimate” means, for any Settlement Period, (i) if a Ratings Event has occurred and is continuing, the Contractual Dilution Estimate for such Settlement Period and (ii) otherwise, an amount equal to the Contractual Dilution Estimate for such Settlement Period, minus the sum of (A) the Direct Check Rebate Estimate, plus (B) the Failure to Supply Check Payment Estimate, in each case, for such Settlement Period.
“Adverse Claim” means any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement, this Agreement, any other Transaction Document, any Enhancement Agreement or any Liquidity Agreement.
“Affected Party” means each Purchaser, each Purchaser Agent, each Liquidity Provider, each Enhancement Provider, any administrative agent or program agent for any Conduit Purchaser or participant of any Purchaser, any Purchaser Agent, Agent, any Enhancement Provider, any Liquidity Provider, any sub-agent of Agent and any Affiliate of any of the foregoing.
“Affiliate” when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Receivable” means any Pool Receivable the Obligor of which (a) is an Affiliate of Seller, Performance Guarantor, MPI or Originator; (b) Originator or any Affiliate of Originator, controls, directly or indirectly, 10% or more of the Voting Stock of such Person; or (c) is a Person which, together with any Affiliates of such Person, controls, directly or indirectly, 10% of the Voting Stock of Originator or MPI.
“Agent” is defined in the preamble.
“Agent’s Office” means the office of Agent at 1251 Avenue of the Americas, New York, New York 10020, Attention: Securitization Group, or such other address as shall be designated by Agent in writing to Seller, Servicer and Purchasers.
“Agreement” is defined in the preamble.

“Amortizing Purchaser” means any Exiting Purchaser or any Defaulting Purchaser for which Section 2.6(b)(ii)(A) is in effect, as applicable and as the context requires.
“Applicable Margin” has the meaning set forth in the Fee Letter.
“Asset Interest” is defined in Section 1.2(c).
“Bank Rate” for any day falling in a particular Yield Period with respect to any Rate Tranche means an interest rate per annum equal to LIBO Rate for such Yield Period.
“Bankruptcy Code” means Title 11 of the United States Code.
“Bankruptcy Laws” bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law, including the Bankruptcy Code.
“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the highest of:
(a)    the rate of interest most recently announced by the applicable Purchaser Agent as its Prime Rate;
(b)    the Federal Funds Rate for such date, plus 0.50%; and
(c)    the LIBO Rate, plus 0.50%.
The Base Rate is not necessarily intended to be the lowest rate of interest determined by each Purchaser Agent in connection with extensions of credit.
“BASEL Accord” means, the second accord adopted by the BASEL Committee on Banking Supervision (as defined below), to the extent and in the manner implemented as an applicable law, guideline or request (or any combination thereof) from any Governmental Authority (whether or not having the force of law), as such accord and any related law, guideline or request may be amended, supplemented, restated or otherwise modified, including, but not limited to, each similar and subsequent accord that may be adopted by the BASEL Committee on Banking Supervision (including, but not limited to, the proposed accord known as BASEL III) and all related laws, guidelines or requests implementing each such accord as may be adopted and amended or supplemented from time to time. As used herein, “BASEL Committee on Banking Supervision” means, the committee created in 1974 by the central bank governors of the Group of Ten nations. For purposes hereof “Group of Ten” shall mean the eleven countries of Belgium, Canada, France, Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom, which are commonly referred to as the “Group of Ten” or “G-10”, and any successor thereto.
“BTMUNY” is defined in the preamble.

“Business Day” means a day on which commercial banks in New York City are not authorized or required to be closed for business; provided, that, when used with respect to a Yield Rate or associated Rate Tranche based on LIBO Rate, “Business Day” also means any day on which banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.
“Cash Collateral Account” means any account established and maintained in the United States by each applicable Purchaser Agent for the benefit of the related LOC Issuer and, if applicable, the Committed Purchasers in the related LOC Group into which deposits from Collections are made in accordance with the terms of this Agreement to cash collateralize outstanding Letters of Credit issued by such LOC Issuer in accordance with the terms of this Agreement.
“Change of Control” means the occurrence of any of the following:
(a)    a Mylan Inc. Change of Control shall have occurred;
(b)    (i) until such time as the Ownership Change Conditions have been satisfied, Originator shall at any time cease to directly own or control 100% of the Voting Stock of Seller, (ii) Mylan Inc. (or following the consummation of the Specified Acquisition Transaction, New Mylan) shall at any time cease to directly or indirectly own or control 100% of the Voting Stock of Seller or any New Owner or (iii) any New Owner has failed to satisfy any of the Ownership Change Conditions as of the applicable Effective Date;
(c)    Mylan Inc. (or following the consummation of the Specified Acquisition Transaction, New Mylan) shall at any time cease to directly or indirectly own or control 100% of the Voting Stock of the Originator or the Servicer; or
(d)    following the consummation of the Specified Acquisition Transaction, New Mylan shall at any time cease to directly or indirectly own or control 100% of the Voting Stock of the Performance Guarantor.
“Closing Date” is defined in Section 5.1.
“Code” means the Internal Revenue Code of 1986.
“Collateral” is defined in Section 9.1.
“Collections” means, with respect to any Pool Receivable, all funds which either (a) are received by Seller, Originator, MPI or Performance Guarantor, Servicer or any Affiliate or agent of any of the foregoing from or on behalf of the related Obligors in payment of any amounts owed (including purchase prices, finance charges, interest and all other charges) in respect of such Pool Receivable, or applied to such other charges in respect of such Pool Receivable, or applied to such amounts owed by such Obligors (including insurance payments that Seller or Servicer applies in the ordinary course of its business to amounts owed in respect of such Pool Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such

Pool Receivable and available to be applied thereon), or (b) are deemed to have been received by Seller or any other Person as a Collection pursuant to Section 3.2 (it being understood that Collections shall not refer to any Funded Purchase Price paid by any Purchaser or the amount of any Letters of Credit issued to Seller for such Purchaser’s Purchases of the Pool Receivables and Related Assets pursuant to Section 1.1).
“Commercial Paper Notes” means short-term promissory notes issued or to be issued by a Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
“Commitment” means, with respect to a Committed Purchaser, the amount set forth below its signature to this Agreement, which amount may be increased from time to time upon prior written request of the Seller and with the written consent of the applicable Committed Purchaser and its related Purchaser Agent in their sole and absolute discretion, and which amount shall automatically be reduced to zero for any Committed Purchaser if such Committed Purchaser becomes an Exiting Purchaser on the then-current Commitment Termination Date.
“Commitment Fee” is defined in the Fee Letter.
“Commitment Termination Date” means, for any Committed Purchaser, January 26, 2018.
“Committed Purchaser” has the meaning set forth in the preamble.
“Committed Purchaser’s Group” means the related Group for each Committed Purchaser.
“Committed Purchaser’s Total Investment” means at any time with respect to the Asset Interest and a Committed Purchaser, an amount equal to the sum of (a) the aggregate of the amounts theretofore paid to Seller by all Purchasers in such Committed Purchaser’s Group for Funded Purchases (or deemed Funded Purchases) (in cash or as a participation in a LOC Purchase) pursuant to Section 1.1 less the aggregate amount of Collections theretofore received and actually distributed to any Purchasers in such Group, and not reinvested as a Reinvestment, on account of the Investments pursuant to Section 1.3 (and not rescinded or otherwise returned or reinvested pursuant to Section 1.3) and (b) the LOC Exposure of such Committed Purchaser less the amounts on deposit in the Cash Collateral Account, if any, and allocated to the Committed Purchaser’s LOC Exposure; provided that the Investment of such Committed Purchaser’s Total Investment, and any fees or Yield payable with respect thereto, will be increased or decreased, as applicable, to give effect to any reallocations of participations in Letters of Credit in accordance with Section 1.6(a)(ii).
“Concentration Limit” means at any time for any Obligor, the product of (i) such Obligor’s Specified Concentration Percentage and (ii) the aggregate Unpaid Balance of the Eligible Receivables at the time of determination.
“Conduit Purchaser” has the meaning set forth in the preamble.
“Conduit Purchaser’s Group” means the related Group for each Conduit Purchaser.

“Conduit Purchaser’s Purchase Limit” means the Commitment of the related Committed Purchaser in such Conduit Purchaser’s Group.
“Conduit Purchaser’s Total Investment” means at any time with respect to the Asset Interest, an amount equal to the aggregate of the amounts theretofore paid to Seller by a Conduit Purchaser for Funded Purchases (or deemed Funded Purchase) less the aggregate amount of Collections theretofore received and actually distributed to such Conduit Purchaser, and not reinvested as a Reinvestment, on account of such Purchaser’s Investment pursuant to Section 1.3 (and not rescinded or otherwise returned or reinvested pursuant to Section 1.3).
“Consent Extension Period” is defined in the definition of “Default Ratio”.
“Consenting Parties” is defined in the definition of “Default Ratio”.
“Contract” means a contract (including any purchase order or invoice) originally between Originator and any Obligor pursuant to or under which such Obligor becomes or is obligated to make payments to Originator with respect to the sale of goods or the furnishing of related services from time to time and, for purposes of this Agreement only, which has been sold or contributed to Seller pursuant to the Sale Agreement. A “related” Contract with respect to a Pool Receivable means a Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Receivable.
“Contractual Dilution” means, with respect to any Settlement Period, the aggregate dilution or similar adjustments which were actually made or otherwise incurred by the Servicer or Originator with respect to the Pool Receivables during such Settlement Period arising out of chargebacks, terms discounts, indirect rebates, direct rebates (net of any direct rebate recovery), penalty payments or other amounts owing as a result of any failure to deliver any goods or furnish any services and key promotional programs under the related Contract, marketing program related to the applicable Receivable or Obligor thereof or otherwise, as determined by the Servicer in accordance with its customary practices.
“Contractual Dilution Estimate” means, for any Settlement Period, the aggregate amount of dilution or similar adjustments arising out of chargebacks, terms discounts, indirect rebates, direct rebates (net of any direct rebate recovery), penalty payments or other amounts owing as a result of any failure to deliver any goods or furnish any services and key promotional programs which are customary for Originator and specified in the related Contract or applicable marketing program related to the applicable Receivable and Obligor thereof that are expected by the Servicer to be made or otherwise incurred with respect to the then outstanding Pool Receivables as such expected dilution and similar adjustments are reflected on the books and records of the Servicer and reserved for by the Servicer, as determined in consultation with the external accountants of the Servicer and in accordance with the customary procedures established by the Servicer and such accountants; provided, however, that any such estimate with respect to penalty payments for any Settlement Period that does not end on a fiscal quarter end of the Servicer shall equal an amount equal to the sum of (i) the aggregate amount reserved for by the Servicer for such penalty payments as of its prior fiscal quarter end, plus (ii) an amount equal to the average amount of penalty payments included in the “Contractual Dilution Estimate” for the twelve Settlement Periods preceding such prior fiscal quarter end, minus (iii) the aggregate amount of such penalty payments actually made by or on behalf of the Servicer since its prior fiscal quarter end.
“Controlled Group” means a controlled group of corporations or a group of trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(a)(14) of ERISA.
“CP Rate” means, for any period and with respect to any Rate Tranche funded by Commercial Paper Notes, the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by a Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such Conduit Purchaser or Agent to fund or maintain such Rate Tranche (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser (determined in the case of Commercial Paper Notes issued on a discount by converting the discount to an interest equivalent rate per annum)); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, Seller agrees that any amounts payable to such Conduit Purchaser in respect of Yield for any Yield Period with respect to any Rate Tranche funded by such Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper Notes issued to fund or maintain such Rate Tranche that corresponds to the portion of the proceeds of such Commercial Paper Notes that was used to pay the interest component of maturing Commercial Paper Notes issued to fund or maintain such Rate Tranche, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper Notes (for purposes of the foregoing, the “interest component” of Commercial Paper Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Commercial Paper Notes, except that if such Commercial Paper Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity).
“Credit Agreement” means, each of, (i) that certain Revolving Credit Agreement, dated as of December 19, 2014, among Mylan Inc., as the borrower, Bank of America, N.A., as administrative agent and the other parties from time to time party thereto, and (ii) that certain Term Credit Agreement, dated as of December 19, 2014, among Mylan Inc., as the borrower, Bank of America, N.A., as administrative agent and the other parties from time to time party thereto, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Credit Agreement Default” means, at any time, a “Default” (or any replacement term) as such term is defined in any Credit Agreement at such time.
“Credit and Collection Policy” or “Credit and Collection Policies” means with respect to any Pool Receivable, Servicer’s credit and collection policies and practices, as applicable, relating to Contracts and Receivables, each as described in Schedule 6.2(m), as such may be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Cut-Off Date” means the last day of each Settlement Period.
“Debt” of any Person means at any date (without duplication) all of the following: (a) all obligations and Securities of, or issued by, such Person for borrowed money; (b) all obligations and Securities of, or issued by, such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations and Securities of, or issued by, such Person to pay the deferred purchase price of property or services, except trade accounts payable under normal, commercially reasonable trade terms and which arise in the ordinary course of business; (d) all obligations and Securities of, or issued by, such Person as lessee under capitalized leases; (e) all Derivatives Obligations of such Person; (f) all Off-Balance Sheet Debt of such Person and (g) all Debt as defined in the preceding clauses of this definition of, or issued by, other Persons Guarantied by, or secured by any of the revenues or assets of, such Person.
“Deemed Collections” is defined in Section 3.2(a).
“Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Defaulted Receivables that first became Defaulted Receivables in such Settlement Period, plus (without duplication) any Losses (net of recoveries) incurred in such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Receivables originated during the Settlement Period six months prior to such Settlement Period; provided that the computation of one-month Default Ratio for each Settlement Period, beginning with the December 2014 Settlement Period through the February 2015 Settlement Period (or such later Settlement Period as consented to in writing by each of the Purchasers, the Purchaser Agents, the Agent and the LOC Issuer (collectively, the “Consenting Parties”) in substantially the form of Exhibit 10.1-A hereto, such consent to be granted or withheld in their sole and absolute discretion) (such period, the “Consent Extension Period”), as reported in each of the Information Packages delivered on or after the date hereof, shall exclude from such computation any Subject Receivables that are Defaulted Receivables solely with respect to determining compliance with Section 10.1(f) of this Agreement.
“Defaulted Amount” means, with respect to any Committed Purchaser at any time, any amount required to be paid by such Committed Purchaser to Agent, any Purchaser Agent any LOC Issuer or any other Committed Purchaser hereunder or under any other Transaction Document at or prior to such time that has not been so paid as of such time, including any amount required to be paid by such Committed Purchaser to an LOC Issuer to fund such Committed Purchaser’s LOC Participation Obligations to such LOC Issuer or to any Agent or any LOC Issuer pursuant to Section 11.6 to reimburse Agent, any Purchaser Agent or such LOC Issuer for such Committed Purchaser’s ratable share of any amount required to be paid by such Committed Purchaser to Agent, any Purchaser Agent or such LOC Issuer as provided therein.
“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such payment with respect to such Pool Receivable, (b) as to which the Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing or (c) which, consistent with the Credit and

Collection Policy, has been, or should have been, written-off as uncollectible; provided, that once a Pool Receivable has been written-off as uncollectible it shall no longer be a Defaulted Receivable.
“Defaulting Purchaser” means any Committed Purchaser that has (a) failed to fund any portion of its Purchases or LOC Participation Obligations within two Business Days of the date required to be funded by it hereunder, (b) otherwise failed to pay over to the Agent, any Purchaser Agent or any other Purchaser any other amount required to be paid by it hereunder within two Business Days of the date when due, or (c) it or its parent company shall be deemed insolvent or take any action or be the subject of any Event of Bankruptcy or similar proceeding.
“Delinquency Extension Period” is defined in the definition of “Delinquency Ratio”.
“Delinquency Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Delinquent Receivables that first became Delinquent Receivables in such Settlement Period, and (b) the denominator of which is the aggregate Unpaid Balance of all Receivables as of the end of the most recent Settlement Period; provided that the computation of one-month Delinquency Ratio for each Settlement Period, beginning with the December 2014 Settlement Period through the February 2015 Settlement Period (or such later Settlement Period as consented to in writing by each of the Consenting Parties in substantially the form of Exhibit 10.1-A hereto, such consent to be granted or withheld in their sole and absolute discretion) (such period, the “Delinquency Extension Period”; together with the Consent Extension Period, each, an “Extension Period”), as reported in each of the Information Packages delivered on or after the date hereof, shall exclude from such computation any Subject Receivables that are Delinquent Receivables solely with respect to determining compliance with Section 10.1(h) of this Agreement.
“Delinquent Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for between 61 or more days from the original due date for such payment with respect to such Pool Receivable and (b) is not a Defaulted Receivable.
“Derivatives Obligations” of any Person means all net payment obligations of such Person, as of any date of determination, in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Diluted Receivable” means a Pool Receivable the entire or partial Unpaid Balance of which is reduced or cancelled due to Dilution.
“Dilution” means the amount (other than any amount of Contractual Dilution) by which the Unpaid Balance of a Diluted Receivable is reduced or cancelled (i) due to returns, defect, refunds, allowances, cash discounts, rebates, rejections, set off, netting, deficit, failure to perform on the part of the Originator, adjustment or any other similar reason other than with respect to the credit worthiness of the related Obligor, or (ii) due to a breach of title or failure of such Pool Receivable to be an Eligible Receivable at the time of a Purchase or Reinvestment.
“Dilution Adjustment Amount” means, for any Settlement Period an amount equal to the positive excess, if any, of (a) the aggregate Contractual Dilution in such Settlement Period and the prior Settlement Period minus (b) the aggregate Adjusted Contractual Dilution Estimate as of the end of the Settlement Period occurring two months prior.
“Dilution Horizon Ratio” means, for each day during a Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate portion of the Unpaid Balance of all Receivables that was subject to Dilution during each of the two (2) preceding Settlement Periods, plus (ii) the product of (A) 0.50%, times (B) the aggregate portion of the Unpaid Balance of all Receivables that was subject to Dilution during the third (3rd) preceding Settlement Period and (b) the denominator of which is the Net Pool Balance as of the Cut-Off Date of such current Settlement Period; provided, however, the definition of Dilution Horizon Ratio may be increased on an annual basis upon written notice to the Servicer and Agent by any Purchaser Agent to reasonably reflect the results of any agreed upon procedures report or other annual audit.
“Dilution Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate portion of the Unpaid Balance of a Pool Receivable that was subject to Dilution during such Settlement Period and, solely when used with respect to the calculation of the Dilution Reserve Floor Percentage and the Dynamic Dilution Reserve Percentage, plus the Dilution Adjustment Amount for such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Receivables which were originated during the Settlement Period three (3) months prior to such Settlement Period.
“Dilution Reserve Floor Percentage” means, on any day, a percentage determined as follows:
DR x DHR
where:

DR	= the average of the Dilution Ratios for the preceding twelve Settlement Periods; and

DHR	= the Dilution Horizon Ratio on such day.

“Dilution Volatility Ratio” means, on any day, a percentage determined as follows:
(DS-DR) x (DS/DR)
where:

DS	= the highest averaged Dilution Ratio for any three (3) consecutive Settlement Periods observed over the preceding 12 Settlement Periods; and

DR	= the average of the Dilution Ratios for the preceding twelve Settlement Periods.
“Direct Check Rebate Estimate” means, for any Settlement Period, the aggregate amount of dilution or similar adjustments arising out of rebates owing as a result of satisfying certain conditions, including an Obligor purchasing certain quantities of goods or services, as specified in the related Contract and that are expected by the Servicer to be made or otherwise incurred with respect to the then outstanding Pool Receivables solely by the issuance of a check or payment by wire transfer, automated clearing house or other electronic or immediately available payment method by Originator to the related Obligor and not by the issuance of a credit memo and for which (unless otherwise consented to in writing by the Agent and each Purchaser) the related Contract does not permit any such adjustment other than by the issuance of a check or payment by wire transfer, automated clearing house or other electronic or immediately available payment method, as such expected dilution and similar adjustments are reflected on the books and records of the Servicer and reserved for by the Servicer, as determined in consultation with the external accountants of the Servicer and in accordance with the customary procedures established by the Servicer and such accountants.
“Disclosed Matters” means the actions, suits and proceedings disclosed (i) in any reports, schedules, forms, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by Performance Guarantor (or following the consummation of the Specified Acquisition Transaction, New Mylan) with the SEC or furnished by Performance Guarantor to the SEC pursuant to the Securities Exchange Act, in each case, that are publicly available on the SEC’s website pursuant to the EDGAR system or (ii) in Schedule 6.1(f).
“Drawing Date” is defined in Section 1.6(b).
“DSO” means, an amount equal to the aggregate amount of all unpaid Receivables as of the last day of the most recent Settlement Period divided by the aggregate amount of all Receivables generated by Originator in the most recent Settlement Period multiplied by 30.
“Dynamic Dilution Reserve Percentage” means, on any day, a percentage determined as follows:
{(SF x DR) + DVR} x DHR
where:

SF	= 2.0;

DR	= the average of the Dilution Ratios for the preceding twelve
Settlement Periods;

DVR	= the Dilution Volatility Ratio on such day; and

DHR	= the Dilution Horizon Ratio on such day.

“Dynamic Loss Reserve Percentage” means, on any day, a percentage determined as follows:
SF x LR x LHR
where:

SF	= 2.0

LR	= the highest averaged Default Ratio for any three (3) consecutive Settlement Periods observed over the preceding 12 Settlement Periods; and

LHR	= Loss Horizon Ratio on such day.
“Effective Date” has the meaning set forth in the definition of “Ownership Change Conditions”.
“Eligible Contract” means a Contract governed by the law of the United States of America or of any State thereof that contains an obligation to pay a specified sum of money and that has been duly authorized by each party thereto and which (i) does not require the Obligor thereunder to consent to any transfer, sale or assignment thereof or of the related Receivable or any proceeds thereof (other than to the extent that such requirements would be rendered unenforceable by Article 9 of the applicable UCC), (ii) is not subject to a confidentiality provision or similar covenant of non-disclosure that would restrict the ability of Agent or any Purchaser to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder), (iii) is not “chattel paper” as defined in the UCC of any jurisdiction governing the perfection or assignment of the related Receivable, and (iv) has not been modified, extended or rewritten in any manner that would adversely affect any Purchaser’s or Agent’s interest in, or the enforceability of, the Pool Receivable originated thereunder (except for extensions and modifications expressly permitted hereunder).
“Eligible Receivable” means, at any time, a Receivable:
(a)    (i) which represents all or part of the sales price of goods or services (all of which have been delivered or performed), sold by Originator and billed to the related Obligor in the ordinary course of Originator’s business and sold or contributed to Seller pursuant to the Sale Agreement, (ii) with respect to which all obligations of Originator in connection with which have been fully performed, (iii) no portion of which is in respect of any amount as to which the related Obligor is permitted to withhold payment until the occurrence of a specified event or condition (including “guaranteed” or “conditional” sales or any performance by Originator), (iv) which is not owed to Originator or Seller as a bailee or consignee for another Person, (v) which is not issued under cash-in-advance or cash-on-account terms and (vi) with payment terms of not more than one hundred twenty (120) days from the original billing date;
(b)    which constitutes an “account” or a “payment intangible,” each as defined in Section 9-102 of the UCC;

(c)    at the time of Purchase or Reinvestment not more than 25% of the total Receivables owed by an Obligor with respect to such Receivables are Defaulted Receivables at the time of Purchase or Reinvestment;
(d)    which is not at the time of Purchase or Reinvestment (i) a Defaulted Receivable or (ii) without duplication, the portion of a Diluted Receivable that is subject to Dilution; provided, however, that any such portion that is included in the Unmatched Deductions at such time that constitutes Unmatched Deductions Unaccrued shall not be deducted pursuant to this clause (ii) so long as no Ratings Event has occurred and is continuing;
(e)    with regard to which the warranties of Seller in Section 6.1(k) are true and correct;
(f)    the sale or contribution of which, pursuant to the Sale Agreement, and the transfer of which, under this Agreement, does not violate, contravene or conflict with any Law or any contractual or other restriction, limitation or encumbrance;
(g)    which is denominated and payable only in U.S. Dollars in the United States to an account at Lock-Box Bank (or a lock–box swept into such account, if applicable) that is subject to a Lock-Box Agreement;
(h)    which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor to pay such Receivable enforceable against such Obligor in accordance with its terms, (ii) is not subject to any dispute, offset, netting, litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury Laws) (other than potential discharge in a bankruptcy of the related Obligor and anticipated amounts of reductions to such Receivables reflected in the then current Adjusted Contractual Dilution Estimate) and (iii) is not subject to any Adverse Claim;
(i)    which together with the Contract related thereto, does not contravene any Law applicable thereto (including Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any respect which could, individually or in the aggregate, have a material adverse effect on the value, validity, collectability or enforceability of the related Receivable;
(j)    which (i) was originated by Originator in the ordinary course of its business and (ii) satisfies all applicable requirements of the Originator’s Credit and Collection Policy;
(k)    the purchase of which is a “current transaction” within Section 3(a)(3) of the Securities Act;
(l)    which represents part or all of the price of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment

Company Act and which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;
(m)    the purchase of which by Seller under the Sale Agreement, or by the related Purchaser under this Agreement, does not constitute a Security;
(n)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest or an assignment of a claim under a policy of insurance;
(o)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;
(p)    which is not (i) a Supplier Receivable or (ii) an Affiliate Receivable; and
(q)    the Obligor of which (i) is not a Sanctioned Person and (ii) has a principal place of business or a billing address in the United States or has a principal place of business or a billing address in an OECD Country (other than the United States) maintaining a foreign currency rating of at least A by S&P and A2 by Moody’s.
“Enhancement Agreement” means any agreement between a Conduit Purchaser and any other Person(s), entered into to provide (directly or indirectly) credit enhancement to a Conduit Purchaser’s commercial paper facility.
“Enhancement Provider” means any Person providing credit support to a Conduit Purchaser under an Enhancement Agreement, including pursuant to an unfunded commitment, or any similar entity with respect to any permitted assignee of a Conduit Purchaser.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business that is a member of a Controlled Group that includes such Person.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Performance Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Performance Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Performance Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Performance Guarantor or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by Performance Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Performance Guarantor or any ERISA Affiliate of any notice, concerning the imposition upon Performance Guarantor or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
(a)    (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of sixty (60) days (or, for purposes of Section 10.1(d), if such case or proceeding is in respect of Seller, zero (0) days); or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy Laws or other similar Laws now or hereafter in effect; or
(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, or (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.
“Event of Default” is defined in Section 10.1.
“Excluded Taxes” means Taxes which are (x) both (a) imposed by the jurisdiction in which such Indemnified Party or Affected Party, as the context requires, is organized, a taxing authority thereof or therein or by a taxing authority of any other jurisdiction as a result of such Indemnified Party doing business or maintaining an office in such jurisdiction (other than such Taxes that would not have been imposed but for (i) such Indemnified Party having executed, or enforced, a Transaction Document or (ii) any of the transactions contemplated herein or in the other Transaction Documents) and also (b) imposed on, based on or measured by net income, capital or net worth of such Indemnified Party (other than Taxes that are, or are in the nature of, sales, use, rental, property or value added or similar taxes); (y) attributable to any Secured

Party’s failure to comply with Section 1.14; or (z) U.S. federal withholding taxes imposed under FATCA.
“Exiting Purchaser” means any Purchaser where the Commitment Termination Date for the Committed Purchaser in such Purchaser’s Group has occurred.
“Extended Term Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that are Extended Term Receivables, exceeds (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables.
“Extended Term Receivable” means, at any time, any Receivable with payment terms of more than one hundred (100) days, but not more than one hundred twenty (120) days, from the original billing date.
“Extension Period” is defined in the definition of “Delinquency Ratio”.
“Failure to Supply Check Payment Estimate” means, for any Settlement Period, the aggregate amount of dilution or similar adjustments arising out of penalty payments owing as a result of any failure to deliver any goods or furnish any services, as specified in the related Contract and that are expected by the Servicer to be made or otherwise incurred with respect to the then outstanding Pool Receivables solely by the issuance of a check or payment by wire transfer, automated clearing house or other electronic or immediately available payment method by Originator to the related Obligor and not by the issuance of a credit memo and for which (unless otherwise consented to in writing by the Agent and each Purchaser) the related Contract does not permit any such adjustment other than by the payment of a check or payment by wire transfer, automated clearing house or other electronic or immediately available payment method, as such expected dilution and similar adjustments are reflected on the books and records of the Servicer and reserved for by the Servicer, as determined in consultation with the external accountants of the Servicer and in accordance with the customary procedures established by the Servicer and such accountants; provided, however, that any such estimate with respect to penalty payments for any Settlement Period that does not end on a fiscal quarter end of the Servicer shall equal an amount equal to the sum of (i) the aggregate amount reserved for by the Servicer for such penalty payments as of its prior fiscal quarter end, plus (ii) an amount equal to the average amount of penalty payments included in the “Failure to Supply Check Payment Estimate” for the twelve Settlement Periods preceding such prior fiscal quarter end, minus (iii) the aggregate amount of such penalty payments actually made by or on behalf of the Servicer since its prior fiscal quarter end.
“FATCA” means Section 1471 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this agreement (or any amended or successor versions that are each substantively comparable and not materially more onerous to comply with) and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum, determined by Agent, equal (for each day during such period) to:
(a)    the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
(b)    if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the applicable Liquidity Provider from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.
“Fee Letter” is defined in Section 4.1.
“Final Payout Date” means the date following the Purchase Termination Date on which Purchasers’ Total Investment shall have been reduced to zero, the Stated Amount of all Letters of Credit has been reduced to zero or have been cash collateralized in full by amounts on deposit in the Cash Collateral Account and all other amounts then accrued or payable to any of the Secured Parties under the Transaction Documents shall have been paid in full in cash.
“Financial Covenants” means, at any time, the “financial covenants” set forth in Section 6.07 of any Credit Agreement (or any replacement or successor to such Section) at such time.
“Fronting Fee” is defined in the Fee Letter.
“Fronting LOC Issuer” means PNC, as LOC Issuer.
“Funded Purchase” is defined in Section 1.1(b).
“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, regulatory body, central bank, commission, department or instrumentality of any such government or political subdivision, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
“Governmental Authority Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are Governmental Authorities exceeds, (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables.
“Group” means each Purchaser Agent and its Conduit Purchasers and Committed Purchasers, as applicable.

“Group Limit” means, for any Group, the sum of all Commitments of all the Committed Purchasers in such Purchaser Group.
“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.
“Indemnified Amounts” is defined in Section 12.1(a).
“Indemnified Party” is defined in Section 12.1(a); “Indemnified Parties” has a correlative meaning.
“Independent Manager” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Manager of the Seller has not been, and during the continuation of his or her service as Independent Manager of the Seller is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Seller, Originator or MPI or any of their respective Affiliates (other than his or her service as an Independent Manager of the Seller); (ii) a customer or supplier of the Seller, Originator or MPI or any of their respective Affiliates (other than his or her service as an Independent Manager of the Seller); or (iii) any member of the immediate family of a person described in (i) or (ii); (B) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; and (C) is reasonably acceptable to the Agent (with the direction or consent of the Purchaser Agents) (provided that the Agent and the Purchaser Agents shall be deemed to have accepted the appointment of Frank B. Bilotta as the initial Independent Manager by their execution of this Agreement).
“Information Package” is defined in Section 3.1(a).
“Investment” means at any time with respect to the Asset Interest and any Purchaser, an amount equal to the sum of (a) the aggregate of the amounts theretofore paid to Seller by such Purchaser for Funded Purchases (or deemed Funded Purchase) (in cash or as a participation in a LOC Purchase) pursuant to Section 1.1 less the aggregate amount of Collections theretofore received and actually distributed to such Purchaser, and not reinvested as a Reinvestment, on account of such Purchaser’s Investment pursuant to Section 1.3 (and not rescinded or otherwise returned or reinvested pursuant to Section 1.3) and (b) the LOC Exposure of such Purchaser less the amounts on deposit in the Cash Collateral Account, if any, and allocated to such Purchaser’s LOC Exposure; provided that the Investment of and any fees or Yield payable with respect thereto, will be increased or decreased, as applicable, to give effect to any reallocations of participations in Letters of Credit in accordance with Section 1.6(a)(ii).
“Investment Company” has the meaning set forth in the Investment Company Act.
“Investment Company Act” means the Investment Company Act of 1940.
“ISP98 Rules” is defined in Section 1.5(a).
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment, award or similar item of or by a Governmental Authority or any interpretation, implementation or application thereof.
“Legal Final” means the one-year anniversary of the occurrence of the Purchase Termination Date.
“Letters of Credit” is defined in Section 1.1(c).
“Letter of Credit Application” is defined in Section 1.2(b).
“LIBO Rate” means:
(i)    for any Yield Period for each Group other than the PNC Group, either (a) the interest rate per annum designated as LIBO Rate for the applicable Purchaser Agent for a period of time comparable to such Yield Period as of 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such Yield Period or (b) if a rate cannot be determined under clause (a), an annual rate equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. Dollars with a duration comparable to such Yield Period in a principal amount substantially equal to the applicable Rate Tranche are offered to the principal London office of the applicable Purchaser Agent by three London banks, selected by such Purchaser Agent in good faith, at about 11:00 a.m. London time on the second Business Day preceding the first day of such Yield Period; and
(ii)    for any day during any Yield Period for the PNC Group, either (a) the one-month eurodollar rate for U.S. Dollar deposits that appears on the Reuters Screen LIBOR01 Page (rounded upwards if necessary to the nearest 1/100th of 1%) or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in U.S. Dollars as of 11:00 a.m. (London, England time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes or (b) if a rate cannot be determined under clause (a), an annual rate equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. Dollars with a one-month duration in a principal amount substantially equal to the applicable Rate Tranche are offered to the principal London office of PNC by three London banks, selected by PNC in good faith, at about 11:00 a.m. London time on such day.
Notwithstanding the foregoing, if the LIBO Rate as determined herein at any time would be less than zero (0.00), such rate shall be deemed at such time to be zero percent (0.00%) for purposes of this Agreement.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.
“Liquidation Fee” means, for each Rate Tranche (or portion thereof) for each day in any Yield Period or Settlement Period (computed without regard to clause (iii) of the proviso of the definition of “Yield Period”) during the Liquidation Period, the amount, if any, by which:
(a)    the additional Yield (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of such Purchaser’s Tranche Investment effected pursuant to Section 1.3(c)(ii) or (iii) with respect to such Rate Tranche for such day during such Yield Period or Settlement Period (as so computed) if such reductions had not been made until the last day of such Yield Period or Settlement Period exceeds,
(b)    the income, if any, received for such day during such Yield Period or Settlement Period by the affected Purchaser from investing the proceeds of such reductions of Purchaser’s Tranche Investment.
“Liquidation Period” means the period commencing on the date on which the conditions precedent to Purchases and Reinvestments set forth in Section 5.2 are not satisfied (or expressly waived by each Purchaser) and Agent shall have notified Seller and Servicer that the Liquidation Period has commenced, and ending on the Final Payout Date.
“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.
“Liquidity Agent” means BTMUNY or any other Person that is any time a liquidity agent under a Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which any Person agrees to make loans or advances to, or purchase from, a Conduit Purchaser (directly or indirectly) in order to provide liquidity for such Conduit Purchaser’s Commercial Paper Notes or other senior indebtedness.

“Liquidity Provider” means any lender or liquidity provider that is at any time party to a Liquidity Agreement or any successor or assign of such lender or liquidity provider or any similar entity with respect to any permitted assignee of Purchaser.
“LOC Exposure” means, at any time with respect to the Seller, the sum total of the amount of the Letter of Credit exposure on account with respect to the Seller whether constituting a LOC Purchase or otherwise arising hereunder. The LOC Exposure of any Committed Purchaser at any time shall be the amount of its applicable percentage of the aggregate LOC Exposure with respect to the Stated Amount of all outstanding Letters of Credit at such time in accordance with the terms of this Agreement, and the LOC Exposure of any LOC Issuer shall mean the sum total of the Stated Amounts of all Letters of Credit issued by it pursuant to this Agreement.
“LOC Group” means with respect to the Fronting LOC Issuer, all of the members of all of the Groups, or in the event there is more than one LOC Issuer or Fronting LOC Issuer, all of the members of the Groups designated to each such LOC Issuer or Fronting LOC Issuer, as applicable, in any amendment hereto.
“LOC Group Participant” shall mean, with respect to the Fronting LOC Issuer, the Committed Purchasers as the context requires.
“LOC Issuance Limit” means, with respect to an LOC Issuer, the maximum Stated Amount of Letters of Credit that such LOC Issuer is obligated to issue hereunder on account of any Purchase, as set forth below its signature to this Agreement, which amount may be increased from time to time upon prior written request of the Seller and with the written consent of the applicable LOC Issuer and its related Purchaser Agent in their sole and absolute discretion.
“LOC Issuer” shall mean PNC and each other Person from time to time party hereto as an LOC Issuer.
“LOC Participation Obligations” is defined in Section 2.7(a).
“LOC Purchase” is defined in Section 1.1(c).
“Lock-Box Agreement” means a valid and enforceable agreement in form and substance reasonably satisfactory to Agent, among Seller, Servicer, Agent and any Lock-Box Bank, whereupon Seller, as sole owner of the related lock-box account(s) and the customer of the related Lock-Box Bank in respect of such lock-box account(s), shall transfer to the Agent exclusive dominion and control over, and a first priority perfected security interest in, such lock-box account(s) and the cash, instruments or other property on deposit or held therein.
“Lock-Box Bank” means any of the banks at which Seller maintains one or more lock-box accounts.
“Loss Horizon Ratio” means, for each day during a Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate initial Unpaid Balance of all Receivables originated by Originator during the immediately preceding seven (7)

Settlement Periods and (b) the denominator of which is the Net Pool Balance as of the Cut-Off Date of such current Settlement Period.
“Loss Reserve Floor Percentage” means 32.0%.
“Losses” means the Unpaid Balance of any Pool Receivables that have been, or should have been, written-off as uncollectible by Servicer in accordance with the Credit and Collection Policies.
“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:
(a)    (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of Originator, Servicer, Performance Guarantor or Seller to perform its obligations under this Agreement or any other Transaction Document;
(b)    (i) the validity or enforceability of any Transaction Document or (ii) the value, validity, enforceability or collectability of any material portion of the Pool Receivables or the Related Assets;
(c)    the status, existence, perfection, priority, enforceability or other rights and remedies of any Purchaser, Agent or any other Secured Party associated with Purchaser’s or its respective interest in the Pool Receivables or the Related Assets; or
(d)    (i) if a particular Person is specified, the business, assets, properties or financial condition of such Person (and its Affiliates, if applicable) or (ii) if a particular Person is not specified, the business, assets, properties or financial condition of Originator, MPI, Performance Guarantor, Seller or Servicer (and, in each case, its Affiliates, as applicable).
“Material Indebtedness” means, at any time, any “Material Indebtedness” (or any replacement term) as defined in any Credit Agreement at such time.
“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.
“Moody’s” means Moody’s Investors Service, Inc.
“MPI” is defined in the preamble.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Mylan Inc. Change of Control” means, at any time, a “Change in Control” (or any replacement term thereof) as such term is defined in any Credit Agreement at such time;

provided, however, that in the event any Credit Agreement is terminated or such defined term is no longer used in any Credit Agreement, the meaning assigned to such term immediately preceding such termination or non-usage shall be used for purposes of this definition.
“Net Pool Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables determined at such time, minus (without duplication) the sum of (a) the aggregate Dilution incurred with respect to all Eligible Receivables, (b) the aggregate Unpaid Balance of Defaulted Receivables, (c) with respect to any Obligor, the aggregate Unpaid Balance of such Eligible Receivables owed by such Obligor or an Affiliate of such Obligor that exceeds the Concentration Limit at such time, (d) the Governmental Authority Excess Concentration Amount at such time, (e) the OECD Excess Concentration Amount at such time, (f) the Adjusted Contractual Dilution Estimate at such time, (g) the Extended Term Concentration Amount at such time and (h) the amount of any Collections received by the Seller or the Servicer (including by deposit to any of the Seller’s lock-box accounts) that have not yet been applied by the Seller or the Servicer to reduce the Unpaid Balance of the related Pool Receivables.
“New Mylan” means New Moon B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, and any successor entity (including a naamloze vennootschap met beperkte aansprakelijkheid) which, prior to the consummation of the Specified Acquisition Transaction, will be an indirect subsidiary of Performance Guarantor and, following the Specified Acquisition Transaction, will directly or indirectly hold Performance Guarantor as a subsidiary.
“New Owner” has the meaning set forth in the definition of “Ownership Change Conditions”.
“Obligations” means all obligations of Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees, in each case pro rata according to the respective amounts thereof.
“Obligor” means a Person obligated to make payments with respect to a Receivable, including any guarantor thereof.
“OECD Country” means any country that has signed the Convention on the Organisation for Economic Co-operation and Development.
“OECD Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which have a principal place of business or a billing address in an OECD Country (other than the United States) maintaining a foreign currency rating of at least A by S&P and A2 by Moody’s, exceeds, (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Countries” is defined in Section 6.1(z).
“OFAC Listed Person” is defined in Section 6.1(z).
“Off-Balance Sheet Debt” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with generally accepted accounting principles consistently applied: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws; (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Bankruptcy Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; (d) future minimum lease payments under non-cancelable operating leases; or (e) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Bankruptcy Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (e), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Originator” means, each Person from time to time party to the Sale Agreement, as originator. As of the Closing Date, MPI is the sole Originator.
“Ownership Change Agreement” has the meaning set forth in the definition of “Ownership Change Conditions”.
“Ownership Change Conditions” means the satisfaction of each of the following conditions:
(a)    as of the effective date (such date, the “Effective Date”) on which any Person other than Originator owns or controls any portion of the Voting Stock of Seller (any such Person, a “New Owner” and any such change in ownership, an “Ownership Change Event”), no event has occurred that has not been waived in accordance with the terms of this Agreement, that constitutes an Event of Default or an Unmatured Event of Default;
(b)    Mylan Inc. (or following the consummation of the Specified Acquisition Transaction, New Mylan) directly or indirectly owns and controls 100% of the Voting Stock of New Owner;

(c)    the Agent has received opinions of counsel, in form and substance reasonably satisfactory to Agent and each Purchaser Agent, with respect to customary corporate, tax, non-consolidation and bankruptcy matters reasonably requested by Agent;
(d)    the Agent has received the certificates of incorporation or formation (or the equivalent thereof) of each New Owner, together with a copy of the by-laws (or the equivalent thereof) of each New Originator;
(e)    each New Owner has executed an agreement, in form and substance reasonably satisfactory to Agent and each Purchaser Agent, under which such New Owner has covenanted and agreed (i) to comply with each of the corporate separateness covenants set forth in Section 7.8 of this Agreement and Section 5.1(c) of the Sale Agreement, (ii) that it will not institute against Seller, or join any other Person in instituting against Seller, any proceeding of the type referred to in the definition of Event of Bankruptcy from the applicable Effective Date until one year plus one day after all of Obligations under the Transaction Documents have been satisfied in full and each of the Transaction Documents and all Commitment under this Agreement have terminated, (iii) not to transfer or assign any Voting Stock of Seller to any Person unless each of the conditions set forth in this definition of “Ownership Change Conditions” have been satisfied, (iv) not to alter or cause the alteration of any provision of Seller’s certificate of formation or limited liability company agreement without the prior written consent of Agent, such consent not to be unreasonably withheld or delayed and (v) that it will not cause Seller to violate or breach any provision of any of the Transaction Documents to which Seller is a party (each such agreement, a “Separateness Agreement”);
(f)    any amendment, restatement or supplement of Seller’s limited liability company agreement or certificate of formation in connection with any Ownership Change Event has been consented to in writing by Agent and each Purchaser Agent, such consent not to be unreasonably withheld or delayed;
(g)    the sale agreement or other agreement through with any Voting Stock of Seller is transferred or assigned has been consented to in writing by Agent, such consent not to be unreasonably withheld or delayed (each such agreement, an “Ownership Change Agreement”);
(h)    the Performance Guarantor has delivered a reaffirmation of the Performance Guaranty to the Agent as of the Effective Date;
(i)    Seller, Servicer, Originator, Performance Guarantor and MPI have consented to such amendments to the Transaction Documents, solely as to such amendments where the purpose of such is to provide for any New Owner, with respect to the Ownership Change Event as reasonably requested by Agent; and
(j)    the Agent has received such other agreements, instruments, certificates, opinions and documents as Agent may reasonably request.
“Payoff Letter” means that certain payoff letter agreement, dated as of the date hereof, among each of the parties to the Prior Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performance Guarantor” means Mylan Inc. or any successor thereto.
“Performance Guaranty” means the amended and restated performance guaranty entered into by Performance Guarantor on the Closing Date in favor of the Agent, the Purchasers, the LOC Issuers and the other Secured Parties, as may be further amended, restated, modified or otherwise supplemented from time to time.
“Permitted Debt” means:
(a)    Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts blocked by a Lock-Box Agreement that is incurred in the ordinary course of business and is due and payable; and
(b)    Debt which is due and payable pursuant to any agreement by any Person to perform professional, advisory, accounting, consulting or other services for another Person and is incurred in the ordinary course of business, which, in any case, on any date of determination, in the aggregate, does not exceed $10,000 and which is able to be paid as and when due by Seller after satisfying all of its Obligations under the Transaction Documents that are then due or will become due on or before the next Settlement Date.
“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or the minimum funding standards under ERISA or the Code and in respect of which MPI, Originator, Seller, the Performance Guarantor or any of their respective ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(13) of ERISA.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Primary Officer” means, (i) with respect to Originator or Servicer, the officer who signed the most recent Information Package (or any replacement of such officer) and (ii) with respect to Seller, the officer who signed the most recent request for a Funded Purchase or an LOC Purchase delivered in accordance with the notice requirements in Section 1.2(a) or (b) hereof, as applicable (or any replacement of such officer).
“Prime Rate” means the rate designated by BTMUNY from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by BTMUNY in connection with extensions of credit to debtors.

“Prior Agreement” is defined in the Background.
“Prior Closing Date” is defined in Section 5.1.
“Program Information” is defined in Section 13.8(a)(i).
“Purchase” is defined in Section 1.1.
“Purchase Date” means any date on which a Purchase or a Reinvestment is made pursuant to this Agreement.
“Purchase Termination Date” means the earliest of (a) the latest Commitment Termination Date of any Committed Purchasers, (b) sixty (60) days following the date of receipt by each of the other parties to this Agreement of a written notice of termination provided by Seller and (c) that day on which an Event of Default has occurred and has not been waived in accordance with the terms hereof.
“Purchaser” means each Conduit Purchaser and Committed Purchaser, as applicable.
“Purchaser Agents” has the meaning set forth in the preamble.
“Purchasers’ Total Commitment” means $400,000,000, as such amount may be increased from time to time, upon request by the Seller, with the prior written consent of each increasing Purchaser Agent and the Agent in their sole and absolute discretion, and as such amount shall be decreased following the decrease in the Commitment of any Committed Purchaser; provided that, the “Purchasers’ Total Commitment” shall not exceed $500,000,000; provided further that, the Purchasers’ Total Commitment amount shall be adjusted so that it at all times equals the sum of the Commitments of each Committed Purchaser party hereto.
“Purchasers’ Total Investment” means the aggregate of each Committed Purchaser’s Total Investment.
“Purchaser’s Tranche Investment” means in relation to any Rate Tranche the amount of Purchasers’ Total Investment allocated by any Purchaser Agent to such Rate Tranche pursuant to Section 2.1; provided, that at all times the aggregate amounts allocated to all Rate Tranches shall equal Purchasers’ Total Investment.
“Ratable Share” means, at any time, (a) for each Group, such Group’s Group Limit divided by the aggregate Purchasers’ Total Commitment at such time or, in the event that the aggregate Purchasers’ Total Commitment is zero, the aggregate Investment outstanding with respect to the Purchasers in such Group divided by the Purchasers’ Total Investment and (b) as used in Sections 1.6 and Section 2.6(b), as to any LOC Group Participant with respect to its obligations to the related LOC Issuer, the Commitment of such LOC Group Participant at such time divided by the aggregate of the Commitments for all LOC Group Participants in such LOC Group at such time.

“Rate Tranche” means at any time a portion of the Asset Interest selected by any Purchaser Agent pursuant to Section 2.1 and designated as a Rate Tranche solely for purposes of computing Yield.
“Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Performance Guarantor’s senior unsecured long-term debt rating by S&P is below BBB-, (ii) Performance Guarantor’s senior unsecured long-term debt rating by Moody’s is below Baa3 or (iii) Performance Guarantor does not have a senior unsecured long-term debt ratings by either S&P or Moody’s; provided that if Performance Guarantor shall cease to have a senior unsecured long-term debt rating by S&P or Moody’s and New Mylan shall have a senior unsecured long-term debt rating by S&P or Moody’s, such senior unsecured long-term debt rating of New Mylan shall be substituted for that of Performance Guarantor for purposes of this definition of “Ratings Event”.
“Receivable” means any right to payment from a Person (other than an Affiliate of MPI, Performance Guarantor, Originator or Seller), whether constituting an account, chattel paper, instrument or a general intangible, arising from the sale of goods and/or provision of services by Originator pursuant to a Contract, including the right to payment of any interest, finance charges and other payment obligations of such Person with respect thereto. No lease or payment thereunder shall constitute a Receivable.
“Receivables Pool” means at any time all then outstanding Receivables sold, purported to be sold or contributed to Seller pursuant to the Sale Agreement.
“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by Originator, MPI, Performance Guarantor, Servicer, or Seller, respectively, with respect to, or that evidence or relate to, the Pool Receivables, the Related Assets, any other assets in the Asset Interest or the Obligors of such Pool Receivables.
“Regulatory Change” means, relative to any Affected Party:
(a)    any change after the date of this Agreement in (or the adoption, implementation, change in phase-in or interpretations or commencement of effectiveness of) any:
(i)    Law applicable to such Affected Party;
(ii)    regulation, interpretation, directive, requirement or request (whether or not having the force of Law) applicable to such Affected Party of (A) any Governmental Authority charged with the interpretation or administration of any Law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or
(iii)    any request, interpretation, guideline, directive or principle from Financial Accounting Standards Board or any other applicable accounting authority, or any central bank or other Governmental Authority (whether or not having the force of law); or
(b)    any change in the application to, or implementation by, such Affected Party of any existing Law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.
“Reimbursement Obligation” is defined in Section 1.6(b).
“Reinvestment” is defined in Section 1.3(a)(iii).
“Related Assets” means (a) all rights to, but not any obligations under, all Related Security with respect to the Pool Receivables, (b) all Records, (c) all Collections in respect of, and other proceeds of, the Pool Receivables or any other Related Security, (d) all lock-box accounts (and related lock-boxes, if any) related to the Pool Receivables and all amounts, instruments or other items from time to time on deposit therein, (e) all rights and remedies of Seller or Originator, as applicable, under the Sale Agreement, each lock-box agreement related to the lock-box accounts described in clause (d) (including the Lock-Box Agreements) and the other Transaction Documents and any other rights or assets pledged, sold or otherwise transferred to Seller thereunder, and (f) all the products and proceeds of any of the foregoing.
“Related Security” means, with respect to any Pool Receivable: (a) all of Seller’s or Originator’s, as applicable, right, title and interest in, to and under all Contracts that relate to such Pool Receivable; (b) all of Seller’s or Originator’s, as applicable, interest in the merchandise and goods (including returned merchandise and goods), if any, relating to the sale which gave rise to such Pool Receivable and in any and all insurance related thereto; (c) all other security interests or liens, mortgages and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (d) all UCC financing statements covering any collateral securing payment of such Pool Receivable (but only to the extent of the interest of Agent on behalf of Purchasers and the other Secured Parties in the respective Pool Receivable); (e) all guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable (including insurance policies or other similar arrangements) whether pursuant to the Contract related to such Pool Receivable or otherwise; and (f) all the proceeds of any of the foregoing.
“Reporting Date” is defined in Section 3.1(a).
“Required Purchaser Agents” means, at any time, Purchaser Agents whose related Committed Purchaser have Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers or, with respect to any Exiting Purchaser, based on such Purchaser’s Investment; provided, however, that if there are three or fewer Committed Purchasers party hereto, “Required Purchaser Agents” shall mean all of the Purchaser Agents.
“Required Purchasers” means, at any time, Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers or, with respect to any Exiting Purchaser, based on such Purchaser’s Investment; provided, however, that if there are three or fewer Committed Purchasers party hereto, “Required Purchasers” shall mean all of the Purchasers.
“Required Reserve Percentage” means, on any day, the higher of:
(a)    the sum of (i) the Loss Reserve Floor Percentage on such day, plus (ii) the Dilution Reserve Floor Percentage on such day; and
(b)    the sum of (i) the Dynamic Loss Reserve Percentage on such day, plus (ii) the Dynamic Dilution Reserve Percentage on such day.
“Required Reserves” means, on any day, an amount determined as follows:
(RRP x NPB) + YSFR
where:

RRP	= the Required Reserve Percentage on such day;

NPB	= the Net Pool Balance on such day; and

YSFR	= the Yield and Servicing Fee Reserve on such day.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Sale Agreement” means the Amended and Restated Purchase and Contribution Agreement, dated as of the date hereof, between Originator, as originator and servicer, and Seller, as buyer, as may be further amended, restated, modified or otherwise supplemented from time to time.
“Sanctioned Country” means a country or territory that is, or whose government is, the subject of territorial-based Sanctions.
“Sanctioned Person” means a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a Sanctioned Country.
“Sanctions” means any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission or any successor governmental authority.
“Secured Parties” means Purchasers, Purchaser Agents, Agent, the Indemnified Parties and the Affected Parties.
“Securities Act” means the Securities Act of 1933.
“Security” is defined in Section 2(a)(1) of the Securities Act.

“Seller” is defined in the preamble.
“Separateness Agreement” has the meaning set forth in the definition of “Ownership Change Conditions”.
“Servicer” is defined in Section 8.1(a) and shall include and be deemed to be, as the context requires, a reference to any Person acting as a subservicer pursuant to Section 8.1(c).
“Servicing Fee” means the fee payable to cover the cost of servicing the Receivables for each Settlement Period, which is equal, for each day of such Settlement Period to, (a) if Servicer is MPI or an Affiliate of MPI, an annual rate of 1.00% of the aggregate Net Pool Balance as of the Cut-Off Date of such Settlement Period, multiplied by 1/360 and (b) if Servicer is not MPI or an Affiliate of MPI, 110% of the actual per annum costs incurred by the successor Servicer designated pursuant to Section 8.1(b) for its servicing during such Settlement Period, multiplied by 1/360, in either case, payable in arrears.
“Settlement Date” means, with respect to any Settlement Period, the 20th day of each month (or if such day is not a Business Day, the next occurring Business Day); provided, that the last Settlement Date shall be the last day of the last Settlement Period (or if such day is not a Business Day, the next occurring Business Day).
“Settlement Period” means:
(a)    the period from the Closing Date to the end of the calendar month in which the Closing Date occurs; and
(b)    thereafter, each subsequent calendar month;
provided, that the last Settlement Period shall end on the Final Payout Date.
“Side Letter” means a letter agreement among Seller, the Servicer, the Agent, each Purchaser, each Purchaser Agent and each LOC Issuer, in substantially the form of Exhibit 10.1.
“Specified Acquisition Transaction” means the proposed acquisition by Performance Guarantor of certain of the assets of Abbott Laboratories pursuant to the Amended and Restated Business Transfer Agreement and Plan of Merger, dated as of November 4, 2014, among Abbott Laboratories, Performance Guarantor, New Mylan and Moon of PA Inc. and the consummation of each merger and inversion transaction contemplated therein, in accordance with such agreement and applicable Law.
“Specified Concentration Percentage” means, with respect to any Obligor, the greater of (a) the percentage, if any, determined by the Agent and each Purchaser Agent in their sole discretion with respect to such Obligor by written notice to the Seller and the Servicer; it being understood and agreed that the Agent or any Purchaser Agent, in its sole discretion, may reduce any such percentage described in this clause (a) with respect to any Obligor at any time in its sole discretion by written notice to the Seller and the Servicer, except that, a Specified Concentration Percentage of (i) 32.0% shall apply to all Receivables the Obligor of which is Cardinal Health, Inc., so long as Cardinal Health, Inc.’s S&P short-term debt rating is A-2 or higher and Cardinal

Health, Inc.’s Moody’s short-term debt rating is P-2 or higher, otherwise, the percentage appearing opposite such Obligor’s short-term unsecured debt ratings on the table below shall apply to all Receivables of such Obligor, (ii) 32.0% shall apply to all Receivables the Obligor of which is McKesson Corporation, so long as McKesson Corporation’s S&P short-term debt rating is A-2 or higher and McKesson Corporation’s Moody’s short-term debt rating is P-2 or higher, otherwise, the percentage appearing opposite such Obligor’s short-term unsecured debt ratings on the table below shall apply to all Receivables of such Obligor and (iii) 32.0% shall apply to all Receivables the Obligor of which is AmerisourceBergen Corporation, so long as AmerisourceBergen Corporation’s S&P short-term debt rating is A-2 or higher and AmerisourceBergen Corporation’s Moody’s short-term debt rating is P-2 or higher, otherwise, the percentage appearing opposite such Obligor’s short-term unsecured debt ratings on the table below shall apply to all Receivables of such Obligor, and (b) other than with respect to any Specified Concentration Percentage for any Obligor set forth in clause (a) above, the percentage appearing opposite such Obligor’s short-term unsecured debt ratings on the table below:

S&P/Moody’s Short-Term Rating		S&P/Moody’s Long-Term Rating		Specified Concentration Percentage
A-1 higher/P-1	or	A+/A1 higher	or	32.0%
A-2/P-2		BBB+/Baa1		20.0%
A-3/P-3		BBB-/Baa3		8.0%
Below A-3/P- 3 or Not Rated		Below BBB- /Baa3 or Not Rated		3.0%

Subject to the next sentence, if the short-term unsecured debt rating established by Moody’s or S&P for an Obligor shall fall one or more rating category gradation below the other rating agency’s comparable gradation (or has been withdrawn), the lower of the two ratings shall apply. If either Moody’s or S&P does not maintain (and has not withdrawn) a short-term unsecured senior debt rating of an Obligor, the Concentration Limit for such Obligor shall be determined in accordance with the table above based upon the long-term unsecured debt rating established by Moody’s or S&P but if the long-term unsecured debt rating established by Moody’s or S&P for an Obligor shall fall one or more rating category gradation below the other rating agency’s comparable gradation (or has been withdrawn), the lower of the two ratings shall apply. If an Obligor is not rated by either Moody’s or S&P it shall be considered unrated.
“Specified Regulation” means (A) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”), (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (C) the BASEL Accord, or (D) any existing or future rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to Accounting Standards Codification 860-10-40-5(a), the FAS 166/167 Capital Guidelines, the Dodd-Frank Act or the BASEL Accord (whether or not having the force of law).
“Stated Amount” means, with respect to any Letter of Credit at any point in time, the maximum amount that may be drawn thereunder in accordance with its terms at such point.
“Subject Receivables” shall mean the outstanding Receivables, the Obligor of which is that certain Obligor previously identified as the “Subject Obligor” in a writing delivered by Servicer and Seller to Agent on or about October 30, 2014.
“Subsidiary” means a corporation or other entity of which Mylan Inc. and/or its other direct or indirect Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership or control interest as have more than 50% of the ordinary voting power for the election of directors or managers, as the case may be.
“Successor Notice” is defined in Section 8.1(b).
“Supplier Receivable” means any Pool Receivable the Obligor of which is a material supplier to Originator or any of their respective Affiliates.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Performance Guarantor or its Subsidiaries shall be a Swap Agreement.
“Taxes” means all income, gross receipts, rental, franchise, excise, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and excise taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed (whether imposed upon any Indemnified Party, all or any part of the Related Security or otherwise), by any Governmental Authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority.
“Tranche Investment” means in relation to any Rate Tranche the amount of each Purchaser’s Investment allocated by Agent to such Rate Tranche pursuant to Section 2.1; provided, that at all times the aggregate amounts allocated to all Rate Tranches shall equal Purchasers’ Total Investment.
“Transaction Documents” means this Agreement, the Payoff Letter, each Side Letter, the Sale Agreement, the Performance Guaranty, the Fee Letter, the Lock-Box Agreements, each Letter of Credit, each Separateness Agreement, each Ownership Change Agreement, each Letter of Credit Application and all other documents, agreements and certificates to be executed and delivered by the Performance Guarantor, Originator, Servicer or Seller in connection herewith or in connection with any of the foregoing (excluding any Liquidity Agreement).
“UCC” means, in respect of each state in the United States of America, the Uniform Commercial Code as from time to time in effect in such state.
“Undrawn Letter of Credit” means any Letter of Credit that has been issued, but remains undrawn.
“Undrawn Letter of Credit Fee” is defined in the Fee Letter.
“Unmatched Deductions” means, at any time of determination, the aggregate amount of all open deductions at such time across all Obligors, including (a) valid deductions pending a credit to be issued, (b) invalid deductions pending repayment from the applicable Obligor, (c) residual deductions pending credit/repayment and (d) valid deductions for which a credit has been issued to the applicable Obligor to the extent (i) such credit is not applied to such deduction and (ii) such Obligor has not made repayment in respect of such deduction.
“Unmatched Deductions Unaccrued” means, at any time of determination, an amount equal to: the aggregate amount of reduction or cancellation of the Unpaid Balance of Pool Receivables requested or otherwise proposed by the related Obligor or any other Person and for which none of the following conditions have been satisfied: (i) such amount has been authorized or otherwise approved by Originator, the Servicer or any of their Affiliates, (ii) Originator, the Servicer or any of their Affiliates has knowledge that such reduction or cancellation is authorized or permitted under the related Contract, applicable Laws or otherwise or (iii) such amount has been rejected or otherwise declined by Originator, the Servicer or any of their Affiliates; provided, however, unless otherwise agreed to in writing by the Seller, Agent and each of the Purchasers, “Unmatched Deductions Unaccrued” at any time shall be deemed to equal an amount equal to 15% of the Unmatched Deductions at such time.
“Unmatured Event of Default” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Default.
“Unpaid Balance” of any Receivable means, at any time, the sum of (a) the unpaid amount thereof, plus (b) the unpaid amount of all finance charges, interest payments and other amounts actually accrued thereon at such time, but excluding, in the case of clause (b) above, all late payment charges, delinquency charges, and extension or collection fees.
“U.S. Dollars” means dollars in lawful money of the United States of America.
“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Used Margin” has the meaning set forth in the Fee Letter.
“Victory” is defined in the preamble.

“Voting Stock” of any Person means the common stock of such Person and any other security of, or ownership interest in, such Person having ordinary voting power to elect a majority of the board of directors (or other Persons serving similar function) of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Yield” means, for any day with respect to any Rate Tranche or any drawn Letter of Credit that has not been reimbursed:
{(PTI x YR)/360} + LF
where:

YR	= the Yield Rate for such Rate Tranche or drawn Letter of Credit, as applicable;

PTI
=    Purchaser’s Tranche Investment in such Rate Tranche on such day or the amount of its Investment related to its participation with respect to such drawn Letter of Credit on such day, as applicable; and

LF	= the Liquidation Fee, if any, for such day.
“Yield Period” means (x) with respect to any Rate Tranche funded by a Liquidity Advance, a Committed Purchaser or under an Enhancement Agreement:
(a)    the period commencing on the date of the initial Purchase of the Asset Interest, the making of such Liquidity Advance or funding under such Enhancement Agreement or the creation of such Rate Tranche pursuant to Section 2.1 (whichever is latest) and ending such number of days thereafter as the applicable Purchaser Agent shall select in its sole discretion; and
(b)    each period commencing on the last day of the immediately preceding Yield Period for the related Rate Tranche and ending such number of days thereafter as the applicable Purchaser Agent shall select in its sole discretion;
provided, that:
(i)    any such Yield Period (other than a Yield Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;
(ii)    in the case of Yield Periods of one day for any Rate Tranche, (A) the initial Yield Period shall be the date such Yield Period commences as described in clause (a) above; and (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, shall be the next day following such immediately preceding Yield Period; and

(iii)    in the case of any Yield Period for any Rate Tranche which commences before the Purchase Termination Date and would otherwise end on a date occurring after such Purchase Termination Date, such Yield Period shall end on such Purchase Termination Date and the duration of each such Yield Period which commences on or after the Purchase Termination Date for such Rate Tranche shall be of such duration as shall be selected by the applicable Purchaser Agent; and
(y)    with respect to any Rate Tranche that is funded or maintained through the issuance of Commercial Paper Notes, each Settlement Period.
“Yield Rate” means for any Rate Tranche or drawn Letter of Credit that has not been reimbursed on any day:
(a)    in the case of a Rate Tranche funded by Commercial Paper Notes, the applicable CP Rate;
(b)    in the case of a Rate Tranche not funded by Commercial Paper Notes, the applicable Bank Rate for such Rate Tranche, plus the Applicable Margin; and
(c)    in the case of any drawn Letter of Credit that has not been reimbursed, in accordance with the terms of this Agreement, the sum of (i) the Bank Rate or the applicable CP Rate, as selected by the related Purchaser Agent, plus (ii) the Applicable Margin;
provided, that:
(i)    on any day as to any Rate Tranche which is not funded by Commercial Paper Notes, the Yield Rate shall equal the applicable Base Rate, plus the Applicable Margin if (A) the applicable Purchaser Agent does not receive notice or determine, by 11:00 a.m. (New York City time) on the third Business Day prior to the first day of the related Yield Period, that such Rate Tranche shall not be funded by Commercial Paper Notes or (B) the applicable Purchaser Agent determines that (I) funding that Rate Tranche on a basis consistent with pricing based on the applicable Bank Rate would violate any applicable Law or (II) that deposits of a type and maturity appropriate to match fund such Rate Tranche based on the applicable Bank Rate are not available; and
(ii)    on any day when any Event of Default shall have occurred or the Purchase Termination Date has occurred by virtue of clause (b) of the definition thereof, the applicable Yield Rate for each Rate Tranche means a rate per annum equal to the applicable Base Rate, plus 1.50% per annum.
“Yield and Servicing Fee Reserve” means on any day an amount determined as follows:
NPB x [SF x ((SFR + YR)/360) x DSO] + AUY + AUSF

where:

SF	= 1.5

NPB	= the Net Pool Balance on such day;

YR	= the Prime Rate on such day;

SFR	= 1.00%;

DSO	= the DSO on such day; and

AUY	= the amount of any accrued and unpaid Yield on such day.

AUSF	= the amount of any accrued but unpaid Servicing Fees.
B.     Other Interpretive Matters. All accounting terms defined directly or by incorporation in this Agreement or the Sale Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement, Sale Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such agreement, and accounting terms partly defined in such agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles consistently applied; (b) terms defined in Article 9 of the UCC and not otherwise defined in such agreement are used as defined in such Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (k) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to the applicable calendar month; (m) for the purposes of calculating the Required Reserves (or any component thereof) or the calculation of the Default Ratio, Delinquency Ratio or Dilution Ratio, when a component of any such calculation is determined by reference to the first Settlement Period, such first Settlement Period for such purposes shall be deemed to refer to the first full calendar month after the Closing Date; (n) terms in one gender include the parallel terms in the neuter and opposite gender; and (o) the term “or” is not exclusive.